Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
EMULEX CORPORATION,
TORTUGA ELECTRONICS LLC,
SERVERENGINES CORPORATION,
AND
THE STOCKHOLDER AGENT
Dated June 7, 2010

i

v

EXHIBITS

Exhibit A	Certificate of Merger
Exhibit B	Letter of Transmittal and Instructions for use in obtaining Merger Consideration from the Exchange Agent
Exhibit C-1	Parent and Merger Sub Officer’s Certificate
Exhibit C-2	Parent and Merger Sub Secretary’s Certificate
Exhibit D-1	The Company Officer’s Certificate
Exhibit D-2	The Company Secretary’s Certificate
Exhibit E	Share Transfer Documents
Exhibit F	Escrow Agreement
SCHEDULES
Schedule 1.6(c)
Schedule 1.6(d)
Schedule 1.7(d)(iii)
Schedule 1.11(a)
Schedule 1.15
Schedule 1.18(b)
Schedule 1.18(c)
Schedule 1.18(d)
Schedule 5.22(c)
Schedule 5.22(d)
Schedule 5.28
Schedule 6.3(g)
Schedule 6.3(i)
Schedule 6.3(n)
Schedule 10.1 NCO
DISCLOSURE SCHEDULE

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated June 7, 2010, by and among Emulex Corporation, a Delaware corporation (“Parent”), Tortuga Electronics LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), ServerEngines Corporation, a Delaware corporation (the “Company”), and, with respect to Article VII, Article IX and Article X only, Raju Vegesna, as Stockholder Agent (the “Stockholder Agent”).
RECITALS
     A. Parent has proposed to the Company that Parent acquire all of the outstanding shares of Company Capital Stock pursuant to a merger of the Company with and into Merger Sub upon the terms and conditions set forth herein (the “Merger”).
     B. The board of directors of the Company has considered the Merger and has determined and declared the Merger to be advisable, fair to and in the best interests of the Company and its stockholders, and unanimously (1) determined that the Merger qualifies as an “Offer” as defined in ARTICLE V, Section 1(c) of the Company’s certificate of incorporation; (2) resolved that it is advisable and in the best interests of the Company to suspend and waive the application of clauses (i), (ii) and (iii) of ARTICLE V, Section 1(c) of the Company’s certificate of incorporation, to the extent required, in relation to the Merger and the transfer of the shares of Company Capital Stock thereby; and (3) approved this Agreement, the Merger and the other transactions contemplated hereby.
     C. The Founders collectively hold at least 51% of the outstanding Company Common Stock, and have determined, subject to the satisfaction of the terms and conditions hereof, including receipt of the Company Stockholder Approval, to exercise their rights under ARTICLE V, Section 4(a) of the Company’s certificate of incorporation and “drag along” the Company’s other stockholders, pursuant to and on the terms set forth in ARTICLE V, Section 4(a) of the Company’s certificate of incorporation.
     D. The board of directors of Parent has determined that the Merger is advisable, fair to and in the best interests of Parent and its stockholders and, in furtherance thereof, has approved this Agreement, the Merger and the other transactions contemplated hereby.
     E. Parent, as the sole and managing member of Merger Sub, has determined that the Merger is advisable, fair to and in the best interests of Merger Sub and, in furtherance thereof, has approved this Agreement, the Merger and the other transactions contemplated hereby.
     F. Parent, Merger Sub and the Company intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and in furtherance thereof intend that this Agreement shall be a “plan of reorganization” within the meaning of Sections 354(a) and 361(a) of the Internal Revenue Code.
     G. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement, (i) the Founders have each entered into a Support Agreement with Parent and Merger Sub (each, a “Support Agreement”),

(ii) certain Stockholders of the Company have each entered into a Non-Competition, Non-Solicitation and General Release Agreement with Parent and Merger Sub, each dated as of the date hereof and to be effective upon the Effective Time (each, a “Non-Competition Agreement”), and (iii) the Founders have each entered into a Contingent Payment Agreement with Parent, dated as of the date hereof and to be effective upon the Effective Time (each, a “Contingent Payment Agreement”).
     H. A portion of the shares of Parent Common Stock otherwise issuable or reserved for issuance by Parent in connection with the Merger shall be placed in escrow by Parent, the payment to the Company Stockholders of which shall be contingent upon certain events and conditions, all as set forth in Article VII.
     I. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.
     NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL and the LLC Act, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving entity of the Merger (the “Surviving Company”).
     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place no later than five Business Days following satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, Suite 1200, Irvine, CA 92612, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of applicable Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later effective time as may be agreed to by the parties and set forth in the Certificate of Merger being referred to herein as the “Effective Time”).
     1.3 Effect of the Merger on Constituent Corporations. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Company.
     1.4 Certificate of Formation and Operating Agreement of Surviving Company.
          (a) At the Effective Time, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until thereafter amended in accordance with the terms thereof and applicable Law, provided that the name of the Surviving Company shall be changed to “ServerEngines LLC.”
          (b) At the Effective Time, the operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Company until thereafter amended in accordance with the terms thereof and applicable Law.
     1.5 Officers of the Surviving Company. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the operating agreement of the Surviving Company.
     1.6 Closing Merger Consideration. Subject to the terms and conditions hereof, as consideration for the Merger, Parent shall pay at the Closing:
          (a) to the Exchange Agent, for the benefit of the holders of Company Capital Stock entitled thereto, (i) an aggregate amount in cash, equal to (A) $102,409,393, plus (B) the amount of the Interest Accrual, less (C) the amount of Closing Company Net Indebtedness excluding 2010 Interest (the amount derived from subtracting the amount in clause (C) from the sum of the amounts in clauses (A) and (B), if any, the “Closing Cash”), and (ii) a number of shares of Parent Common Stock equal to the Closing Shares; and in each case less the Pro Rata Portion of such consideration payable to the holders of Company Options with respect to such Company Options, which shall be payable by Parent pursuant to Section 1.7(d)(v);
          (b) to the Escrow Agent, a number of shares of Parent Common Stock equal to the Closing Escrow Shares and the Stockholder Fund Escrow Shares;
          (c) the Founder Loans and all Interim Company Indebtedness by payment by wire transfer of cash in the total amount of the Closing Founder Loan Cash and the total amounts due under the Interim Company Indebtedness to the holders of such indebtedness, such amount to be determined, allocated and distributed as specified in Schedule 1.6(c), as such schedule may be amended pursuant to the terms hereof up to one Business Day prior to the Closing. The Company represents and warrants that Schedule 1.6(c) (i) correctly and accurately sets forth the amount of the Closing Founder Loan Cash due as of the dates set forth therein, and the holders thereof, and (ii) as amended prior to the Closing, will correctly and accurately set forth the amount due under all Closing Founder Loan Cash and Interim Company Indebtedness as of the Closing Date, and the holders thereof; and
          (d) the Unpaid Third-Party Expenses by payment by wire transfer of cash in the total amount of the Unpaid Third-Party Expenses to the persons to which such amounts are owed, such amount to be determined, allocated and distributed as specified in Schedule 1.6(d), as such schedule may be amended pursuant to the terms hereof up to one Business Day prior to the Closing. At least one Business Day prior to the Closing Date, the Company shall deliver to Parent an amended Schedule 1.6(d), which the Company represents and warrants as of the Closing Date will correctly and accurately set forth (i) the amount of the Company’s Third-Party Expenses as of the Closing Date (which, for the avoidance of doubt, shall be all of the Company’s Third-Party Expenses), and (ii) the amount of the Company’s Third-Party Expenses which have been incurred but not paid as of the Closing Date, along with wire transfer instructions for the third parties to whom payment is to be made hereunder (“Unpaid Third-Party Expenses”).
     1.7 Effect of Merger on Outstanding Securities of the Company. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of the Company Capital Stock or Company Options, the following shall occur:
          (a) Conversion of Company Capital Stock.
               (i) Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Preferred Stock to be cancelled pursuant to Section 1.7(b) and any Dissenting Shares) shall be cancelled and automatically converted into the right to receive, promptly after the Effective Time, an amount equal to the Preferred Stock Liquidation Preference. The payment of the Preferred Stock Liquidation Preference shall be made (1) in accordance with the Company’s certificate of incorporation, and (2) first from the Closing Cash, until the Closing Cash is exhausted, and if the amount of the Closing Cash is insufficient to pay the Preferred Stock Liquidation Preference in full, from the Closing Shares, and then any other shares of Parent Common Stock otherwise payable to the holders of Company Capital Stock pursuant to this Agreement, for such Company Capital Stock, at the time and only to the extent that such shares would otherwise be payable pursuant to the terms hereof. In the event that any portion of the Preferred Stock Liquidation Preference is required to be paid in shares of Parent Common Stock, such shares shall be paid based on a per share valuation equal to the Calculated Stock Price.
               (ii) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 1.7(b) and any Dissenting Shares) shall be cancelled and automatically converted into the right to receive, (A) promptly after the Effective Time, (1) an amount in cash equal to the Closing Cash Ratio, plus (2) a number of shares of Parent Common Stock equal to the Closing Stock Ratio, plus (B) upon each Escrow Payment, a number of shares of Parent Common Stock (if any) equal to the Escrow Stock Ratio for such Escrow Payment, if and when payable pursuant to Article VII and the Escrow Agreement, plus (C) upon any distribution of Earn Out Shares, a number of shares of Parent Common Stock equal to the applicable Earn Out Exchange Ratio for such distribution, if and when payable under Section 1.11(a)(ii) and Section 1.15.

          (b) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Capital Stock owned by Parent or the Company or any Subsidiary of Parent or the Company immediately prior to the Effective Time shall be automatically canceled and extinguished without any (i) conversion thereof or (ii) further action on the part of Parent or the Company or any Subsidiary of Parent or the Company.
          (c) Membership Interests of Merger Sub. All of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for validly issued and fully paid membership interests of the Surviving Company.
          (d) Company Options, Company Restricted Stock and Company Stock Plans. All unexpired and unexercised Company Options outstanding immediately prior to the Effective Time, whether vested or unvested, and all unvested Company Restricted Stock as of the Effective Time, together with the Company Stock Plans, shall be assumed by Parent as follows:
               (i) (A) Subject to cancellation of Non-Continuing Options pursuant to clause (ii) below, each unexpired and unexercised Company Option (other than Non-Continuing Options), whether vested or unvested, shall be, in connection with the Merger, assumed by Parent, together with the Company Stock Plans.
                    (B) Each Company Option so assumed by Parent under this Agreement (a “Substituted Parent Option”) shall continue to have, and be subject to, the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time (including any repurchase rights or vesting provisions), provided that upon exercise, the holder of any portion or all of a Company Option (a “Company Option Portion”) shall be entitled to receive, for each share of Company Common Stock that would have been issuable upon exercise of such Company Option Portion immediately prior to the Effective Time had such Company Option Portion been fully vested at such time, promptly after exercise, the number of shares of Parent Common Stock equal to the Closing Stock Ratio (provided that no such exercise shall be for less than ten shares of Parent Common Stock (or all of the Substituted Parent Option, if less than ten shares of Parent Common Stock are issuable upon exercise of the Substituted Parent Option). For the avoidance of doubt, after the Effective Time, the aggregate exercise price of each such Substituted Parent Option, assuming full vesting thereof, shall remain the same as it would have been for the corresponding Company Option, again assuming full vesting thereof, immediately before the Effective Time, such that the exercise price of any portion or all of a Substituted Parent Option shall continue to be determined based on the number of shares of Company Common Stock that would have been issuable upon exercise of the corresponding Company Option Portion, assuming full vesting of such corresponding Company Option Portion, immediately prior to the Effective Time and the exercise price per share of Company Common Stock under the corresponding Company Option Portion immediately prior to the Effective Time.

                    (C) In addition, each holder of a Substituted Parent Option shall be entitled to receive the following payments in respect of each share of Company Common Stock that was issuable upon exercise of the related Company Option (whether or not vested at such time), immediately prior to the Effective Time: (1) the amount of cash equal to the Closing Cash Ratio (the “Option Cash”), to be paid upon the later of (U) the vesting of such Substituted Parent Option (or relevant portion thereof) and (V) the time at which any holder of Company Common Stock receives Closing Cash (if any) pursuant to Section 1.7(a)(ii); (2) a number of shares of Parent Common Stock (if any) equal to the Escrow Stock Ratio for each Escrow Payment, if payable pursuant to Article VII and the Escrow Agreement, such shares to be paid upon the later of (W) the vesting of such Substituted Parent Option (or relevant portion thereof), and (X) the date of such Escrow Payment to the former holders of Company Common Stock; and (3) a number of shares of Parent Common Stock equal to the applicable Earn Out Exchange Ratio for each distribution of Earn Out Shares if payable under Section 1.11(a)(ii) and Section 1.15, such shares to be paid upon the later of (Y) the vesting of such Substituted Parent Option (or relevant portion thereof), and (Z) the applicable Earn Out Delivery Date. For the avoidance of doubt, the exercise or termination of any vested Substituted Parent Option (including one that vests on a termination of employment) shall not affect the Substituted Parent Optionholder’s rights to the payments described in this paragraph. The applicable payment date in clauses (U), (V), (W), (X), (Y) and (Z), hereof shall be determined independently with respect to the vested and unvested portions of each Unvested Substituted Parent Option as of such date of determination. For the avoidance of doubt, if any Unvested Substituted Parent Option does not vest, then the holder thereof shall not be entitled to any payment under this Section 1.7(d)(i)(C) with respect to such Unvested Substituted Parent Option, and to the extent that any Company Option is vested as of the Effective Time, an equal portion of the Substituted Parent Option shall for purposes of this Agreement be deemed vested as of the Effective Time.
               (ii) No Non-Continuing Options will be assumed by Parent or Merger Sub in connection with the Merger or otherwise. The Company may in its discretion accelerate the vesting of unvested or unexercisable Company Options that are Non-Continuing Options prior to the Effective Time and shall terminate, or cause or allow to be terminated or to be forfeited, all Non-Continuing Options, effective immediately prior to the Effective Time, such that no Non-Continuing Options are outstanding at the Effective Time.
               (iii) All of the Company repurchase rights and purchase options, under any stock option agreements, buy-back agreements, and supplemental agreements entered into pursuant to the Company Stock Plans and the other agreements listed on Schedule 1.7(d)(iii) that are outstanding as of the date hereof shall terminate, and the repurchase rights and other restrictions applicable to such Restricted Stock shall lapse, as of the Effective Time.
               (iv) Except as provided in this Section 1.7(d), any and all restrictions on the Company Options granted under the Company Stock Plans and related agreements, and the Company Common Stock issued pursuant to such

Company Options or pursuant to any such other agreements that do not lapse in accordance with their terms (as in effect at the Effective Time) shall continue in full force and effect until such restrictions lapse pursuant to the terms of such Company Stock Plans and agreements, and any repurchase rights or repurchase options that the Company has with respect to such Company Options shall also continue in full force and effect with respect to the Substituted Parent Options until such rights or options lapse in accordance with their terms.
               (v) Each of the Company and Parent shall take commercially reasonable actions necessary or advisable to cause all Company Options to remain unchanged, except for (A) the conversion of Company Options as set forth in Section 1.7(d)(i) as a result of the Merger, and (B) in the case of Non-Continuing Options, (X) the cancellation, expiration, forfeiture or termination thereof; each as provided for in this Section 1.7(d) prior to the Effective Time, (Y) the acceleration of vesting of Non-Continuing Options at the election of the Company prior to the Effective Time, or (Z) such other changes as are approved by the Company and Parent in writing after the date hereof.
               (vi) Notwithstanding anything contained herein to the contrary, any or all payments to be made to holders of Company Options under the terms hereof, may, at the election of Parent, be paid by the Surviving Company or Parent, or any designated agent thereof, and shall not be required to be paid by any exchange agent or paying agent or other agent designated hereunder to make payments to the Company Stockholders. Any such election shall automatically impose upon Parent the obligation to make, or cause the Surviving Company to make, such payments.
               (vii) In the event that at any time after the Effective Time Parent or the Surviving Company terminates without Cause the employment of, or causes the termination of employment with Good Reason of, any holder of an Unvested Substituted Parent Option as of such date (a “Terminated Company Employee”), effective upon the date of termination of employment of such Terminated Company Employee, the Unvested Substituted Parent Options held by such Terminated Company Employee shall vest and such Unvested Substituted Parent Option shall become fully exercisable upon such termination, subject to the terms thereof, and such Terminated Company Employee shall have until the earlier of (X) 30 days from and after the date that Parent notifies such Terminated Company Employee of the ability to exercise such Unvested Substituted Parent Option in full and (Y) the expiration date of such Substituted Parent Option, to exercise such Substituted Parent Option.
          (e) Reservation of Shares. Parent has reserved or will reserve sufficient shares of Parent Common Stock for issuance pursuant to Section 1.7(d).
          (f) Restrictions on Closing Shares. Until December 31, 2010, none of the Closing Shares issued by Parent to the Founders prior to December 31, 2010 shall be, directly or indirectly, transferred, sold, exchanged, assigned, pledged, hypothecated, gifted or otherwise disposed of, and the Founders will not enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Closing Shares, whether any such transaction is to be settled by delivery of such Parent Common Stock or other securities, in cash or otherwise. In furtherance of such restrictions, Parent shall be entitled (i) to issue stop transfer instructions to its transfer agent with respect to such shares if any Founder attempts to transfer such shares in violation of the provisions hereof, and (ii) to place restrictive legends reflecting such restrictions on any certificates or other evidences of ownership of such shares. Notwithstanding the provisions of ARTICLE V, Section 4 of the Company’s certificate of incorporation providing that the Drag Along Stockholders shall be subject to the same representations, warranties, covenants, indemnities, and agreements made by the Founders, the restrictions set forth herein relating to the Closing Shares of the Founders shall apply to only fifty percent of the Closing Shares and the Option Shares issued to each Eligible Securityholder other than the Founders.
     1.8 Adjustments to Earn Out Shares and Rights to Receive Parent Common Stock. The Earn Out Shares, the First Earn Out Shares, the Second Earn Out Shares and the Total Closing Shares, and any other share numbers or ratios hereunder shall be equitably adjusted to the extent necessary, if any, to reflect fully the effect of any stock split, reverse stock split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock the effective date of which occurs after the date hereof and on or before the Effective Time (or on or before the date of payment of the applicable Milestone with respect to the Earn Out Shares).
     1.9 Fractional Shares; Book Entry Form.
          (a) No fractional shares of Parent Common Stock will be issued in the Merger, and in lieu thereof, each holder of shares of Company Capital Stock or Company Option that would otherwise be entitled, whether as of the Closing Date, Escrow Payment Date or any Earn Out Delivery Date, to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder on such date) shall be entitled to receive from Parent an amount of cash (rounded up to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Calculated Stock Price.
          (b) The shares of Parent Common Stock constituting part of the Merger consideration, at Parent’s option, may be issued in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Capital Stock or Company Option or is otherwise required under applicable Law.
     1.10 Dissenting Shares.
          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held (other than shares to be cancelled pursuant to Section 1.7(b)) by a holder that has (i) demanded and perfected appraisal rights for such shares in accordance with the DGCL, and that, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights or (ii) to the extent applicable, such shares are dissenting shares under the CGCL for which the holder has properly demanded payment for such shares at their fair market value in accordance with Chapter 13 of the CGCL (such shares in clauses (i) and (ii), each, “Dissenting Shares”) shall not be converted into or represent a right to receive cash or Parent Common Stock pursuant to Section 1.7, but the holder thereof shall only be entitled to such rights as are granted by the DGCL or the CGCL, as applicable. If, after the Effective Time, any holder of shares of Company Capital Stock that demands appraisal of such shares under the DGCL or payment for such shares at their fair market value under the CGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to such appraisal or payment, then, upon the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration otherwise payable with respect to such Company Capital Stock as provided in Section 1.7, without interest thereon, upon surrender to the Exchange Agent of the certificate representing such shares in accordance with Section 1.11.
          (b) The Company shall provide to Parent (i) prompt notice of its receipt of any written demands for appraisal of any shares of Company Capital Stock under the DGCL or demands for payment for such shares at their fair market value under the CGCL, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the DGCL or the CGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL or demands for payment for such shares at their fair market value under the CGCL.
     1.11 Exchange Procedures.
          (a) Closing Cash and Parent Common Stock.
               (i) At the Closing, Parent shall (A) deposit with the Exchange Agent the portion of the Closing Cash and the Closing Shares required pursuant to Section 1.6(a) for exchange for Company Capital Stock in accordance with this Article I, and (B) deliver to the Escrow Agent the Closing Escrow Shares and the Stockholder Fund Escrow Shares for deposit into the Escrow Fund pursuant to Article VII.
               (ii) On each Earn Out Delivery Date, and subject to any payments required by Section 1.7(a)(i), Parent shall:
     (A) deposit with the Exchange Agent, (1) the aggregate number of shares of Parent Common Stock then distributable pursuant to Section 1.15 less (2) the applicable number of Earn Out Escrow Shares less (3) if Parent has made the election described in
Section 1.7(d)(v) with respect to such payments, the number of shares of Parent Common Stock then distributable pursuant to Section 1.15 equal to the aggregate Pro Rata Portion attributable to all Substituted Parent Options (provided that the aggregate shares of Parent Common Stock that would be fractional shares shall not be deposited with the Exchange Agent but shall be cancelled by Parent or its stock transfer agent, and in lieu thereof Parent shall provide the Exchange Agent with cash in an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to Section 1.9); and the Exchange Agent shall timely pay and distribute such shares in accordance with Section 1.7(a)(ii)(C), Section 1.11(b), and the other applicable provisions of this Article I; and
     (B) deliver to the Escrow Agent the shares of Parent Common Stock being distributed under Section 1.15 that constitute Earn Out Escrow Shares for deposit into the Escrow Fund pursuant to Article VII.
     The shares of Parent Common Stock then distributable pursuant to Section 1.15 equal to the aggregate Pro Rata Portion attributable to all Substituted Parent Options shall be distributed to the holders of such Substituted Parent Options, if and when issuable pursuant to Section 1.7(d)(i)(C).
               (iii) All shares of Parent Common Stock released at any time from the Escrow Fund for payment to the Eligible Securityholders pursuant to this Agreement and the Escrow Agreement (each, an “Escrow Payment”) shall be deposited with the Exchange Agent, less, if Parent has made the election described in Section 1.7(d)(v) with respect to such amounts, the number of shares of Parent Common Stock then distributable from the Escrow Fund equal to the aggregate Pro Rata Portion attributable to all Substituted Parent Options, which shares shall in the case of such an election be delivered to Parent for distribution to the holders of such Substituted Parent Options, if and when issuable pursuant to Section 1.7(d)(i)(C). The Exchange Agent shall timely pay and distribute such shares deposited with it in accordance with Section 1.7(a)(ii)(B), Section 1.11(b), and the other applicable provisions of this Article I (provided that the aggregate shares of Parent Common Stock that would be fractional shares shall not be deposited with the Exchange Agent but shall be cancelled by Parent or its stock transfer agent, and in lieu thereof Parent shall provide the Exchange Agent with cash in an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to Section 1.9). If Parent has not made the election described in Section 1.7(d)(v) with respect to such amounts, a number of the shares of Parent Common Stock then distributable from the Escrow Fund equal to the aggregate Pro Rata Share attributable to all Substituted Parent Options shall be distributed by the Exchange Agent to the holders of such Substituted Parent Options, if and when issuable pursuant to Section 1.7(d)(i)(C).
               (iv) Parent shall pay, or if Parent so elects, the Exchange Agent shall pay, the Option Cash (if any) to the holders of Substituted Parent Options at the time at which such holders become entitled to receive such Option Cash (if any) under Section 1.7(d)(i)(C).
               (v) Notwithstanding the foregoing, any payments to be made to the Exchange Agent hereunder attributable to Substituted Parent Options will be subject to reduction by the amount payable by Parent or the Surviving Company to the holders of such Substituted Parent Options upon election by Parent to pay such holders pursuant to Section 1.7(d)(v).

               (vi) All payments made pursuant to this Section 1.11(a) shall be consistent with the hypothetical calculations set forth in Schedule 1.11(a).
          (b) Exchange Procedures.
               (i) As soon as reasonably practicable after the Effective Time, the Surviving Company shall cause to be mailed to each holder of record of outstanding Company Capital Stock immediately prior to the Effective Time and which shares were converted into the right to receive the Merger consideration pursuant to Section 1.7(a), (A) a letter of transmittal and (B) instructions for use in obtaining their Merger consideration from the Exchange Agent, each in the form attached hereto as Exhibit B. Upon delivery of such letter of transmittal to the Exchange Agent or to such other agent or agents as may be appointed by Parent, duly completed and validly executed in accordance with the instructions thereto, and any other required documentation specified in such letter of transmittal, the holder of such Company Capital Stock shall be entitled to receive from the Exchange Agent promptly in exchange therefor the Merger consideration payable promptly after the Effective Time for each of the shares held by the holder pursuant to Section 1.7(a) and the other provisions of this Article I.
               (ii) From and after each of the Earn Out Delivery Dates and upon each Escrow Payment:
               (iii) (A) each Eligible Securityholder who was immediately prior to the Effective Time a holder of Company Capital Stock and has previously delivered a duly executed and completed letter of transmittal and other required documentation to the Exchange Agent or Parent, as applicable, shall be entitled to receive, and the Exchange Agent shall promptly pay and deliver, the Earn Out Shares or Escrow Shares then allocable to such Eligible Securityholder under Section 1.7(a) and the other provisions of this Article I (in each case, with cash in lieu of fractional shares) with respect to such Company Capital Stock;
               (iv) (B) each Eligible Securityholder who was immediately prior to the Effective Time a holder of Company Capital Stock and has not delivered a duly executed and completed letter of transmittal and other required documentation to the Exchange Agent or Parent, as applicable, upon such delivery, shall receive, and the Exchange Agent shall promptly pay and deliver, the Earn Out Shares or Escrow Shares then allocable to such Eligible Securityholder under Section 1.7(a) and the other provisions of this Article I (in each case, with cash in lieu of fractional shares) with respect to such Company Capital Stock;
               (v) (C) each Eligible Securityholder who was immediately prior to the Effective Time a holder of a Company Option, if any portion of such Company Option has vested as of the distribution date (without regard to whether such Company Option has been exercised), shall be entitled to receive, and the Exchange Agent shall promptly pay and deliver, the Earn Out Shares or Escrow Shares then allocable to such Eligible Securityholder under Section 1.7(d)(i) and the other provisions of this Article I (with cash in lieu of fractional shares) with respect to the vested portion of such Company Option; and
               (vi) (D) each Eligible Stockholder who was immediately prior to the Effective Time a holder of a Company Option, if such Company Option is an Unvested Substituted Parent Option as of the distribution date, shall be entitled to receive, and the Exchange Agent shall promptly pay and deliver, the Earn Out Shares or Escrow Shares then allocable to such Eligible Securityholder under Section 1.7(d)(i) and the other provisions of this Article I (with cash in lieu of fractional shares), upon vesting of such Unvested Substituted Parent Option (or portions thereof).
               (vii) Notwithstanding the foregoing, any payments to be made to the Exchange Agent hereunder attributable to Substituted Parent Options will be subject to reduction by the amount payable by Parent or the Surviving Company to the holders of such Substituted Parent Options upon election by Parent to pay such holders pursuant to Section 1.7(d)(v).
          (c) [Intentionally omitted.]
          (d) Distributions With Respect to Unexchanged Shares of Company Capital Stock. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to any former holder of Company Capital Stock entitled to Merger consideration with respect to the shares of Parent Common Stock represented thereby until the holder of record of such shares of Company Capital Stock shall deliver a duly executed and completed letter of transmittal and other required documentation to the Exchange Agent or Parent, as applicable. Subject to applicable Law, following valid delivery of any such letter of transmittal and other documentation, there shall be paid to such record holder the number of whole shares of Parent Common Stock issued in exchange therefor, without interest, and at the time of delivery of such shares of Parent Common Stock, the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.11(d)) with respect to such whole shares of Parent Common Stock. For the avoidance of doubt, no holder of a Substituted Parent Option shall receive any such dividends or other distributions unless and until such option vests and the applicable shares of Parent Common Stock are payable to such holder pursuant to Section 1.7(d)(i)(B) or (C).
          (e) Withholding Rights. Each of Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any Person (whether in cash or securities of Parent) pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law (with any shares of Parent Common Stock withheld valued at the closing price per share as reported on the NYSE on the trading day preceding the payment). To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental or Regulatory Authority by Parent, the Surviving Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.
     1.12 No Further Ownership Rights in Company Capital Stock. The consideration paid pursuant hereto in exchange for the outstanding shares of Company Capital Stock and Company Options shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock and Company Options, and from and after the Effective Time there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any shares of Company Capital Stock are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article I (including submission of all required documentation).
     1.13 [Intentionally omitted]
     1.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, or to perfect the Surviving Company’s ownership of any and all Company Owned Intellectual Property, or to complete and prosecute all domestic and foreign patent and trademark filings related to Company Owned Intellectual Property, the officers of the Surviving Company are fully authorized to take, and will take, all such lawful and necessary action.
     1.15 Earn Out Shares.
          (a) Earn Out Shares; Earn Out Milestones. Schedule 1.15 sets forth two distributions that may be issued as additional consideration in the form of the Earn Out Shares (and cash in lieu of fractional shares related thereto) pursuant to this Article I, including without limitation Sections 1.7(a)(ii) and 1.7(d)(i), and the applicable Milestones that must be achieved in order for Parent to become obligated to issue any Earn Out Shares. Earn Out Shares (and cash in lieu of fractional shares related thereto) that are distributable under Section 1.7(a)(ii), Section 1.7(d)(i) and this Section 1.15 shall be promptly deposited with the Exchange Agent and shall be promptly distributed by the Exchange Agent to the Eligible Securityholders in accordance with this Article I, including without limitation Section 1.11(b)(ii) (or to the extent appropriate in the case of shares of Company Capital Stock for which no letter of transmittal has then been delivered or Substituted Parent Options, reserved for issuance in accordance with Section 1.11(b)(ii)).
          (b) Procedure.
               (i) No later than each Earn Out Delivery Date, Parent shall provide to the Stockholder Agent either (A) a statement that the relevant Milestone for distribution of Earn Out Shares set forth in Schedule 1.15 has been achieved and, if relevant to such determination, appropriate supporting documentation regarding such

Milestone, or (B) a statement that the relevant Milestone set forth in Schedule 1.15 has not been achieved and, if relevant to such determination, appropriate supporting documentation regarding such Milestone (each, in case of either clause (A) or (B), an “Earn Out Determination”). If the Earn Out Determination states that the applicable Milestone has been achieved, then no action on the part of the Stockholder Agent shall be necessary and such Earn Out Determination shall be deemed final (a “Final Earn Out Amount”). In any other case, the Stockholder Agent will notify Parent in writing within 30 days of receipt of such Earn Out Determination if the Stockholder Agent disputes such determination, setting forth in reasonable detail the basis for the dispute (each an “Earn Out Dispute Notice”). During such 30-day period, Parent shall provide all information reasonably requested by the Stockholder Agent relating to the Earn-Out Determination. If the Stockholder Agent does not deliver an Earn Out Dispute Notice within 30 days of receipt of an Earn Out Determination or if the Stockholder Agent accepts such determination in writing, such Earn Out Determination shall be deemed a Final Earn Out Amount. In the event that an Earn Out Dispute Notice is delivered to Parent, Parent and the Stockholder Agent shall meet within ten Business Days of the delivery of such Earn Out Dispute Notice to attempt to resolve such dispute in good faith. If a final resolution of such dispute is reached, the agreed upon amount shall be deemed to be the Final Earn Out Amount. If no final resolution is determined within fifteen Business Days of the delivery of such Earn Out Dispute Notice after good faith negotiation, the final determination of a Final Earn Out Amount shall be submitted by Parent or the Stockholder Agent first, to non-binding mediation utilizing JAMS or such other mediator acceptable to both parties. Notwithstanding the foregoing, non-binding mediation shall be used only if, and for the duration that, Parent and the Stockholder Agent determine, each in its sole and absolute discretion, that such non-binding mediation is likely to result in the savings of time and expense, and would not postpone the resolution of any dispute relating to the Final Earn Out Amount. In the event that Parent or the Stockholder Agent determines not to enter into mediation, the final determination of the Final Earn Out Amount shall instead be submitted to arbitration in accordance with the procedures set forth in Section 9.14. In the event Parent and the Stockholder Agent agree to enter into non-binding mediation, if no final resolution of such dispute is reached within 30 days of appointment of the mediator, or if the parties cannot agree on a mediator within 30 days, the final determination of the Final Earn Out Amount shall be submitted to arbitration in accordance with the procedures set forth in Section 9.14. The determination of the arbitrator shall, to the fullest extent permitted by Law, be final, binding and conclusive upon each Eligible Securityholder, the Stockholder Agent and Parent in accordance with the provisions of Section 9.14(c).
               (ii) The Stockholder Agent may notify Parent in writing at any time that he believes a relevant Milestone has been achieved. Parent will cooperate in good faith with the Stockholder Agent to determine whether such Milestone has been achieved at such time.
               (iii) Notwithstanding the foregoing, any payments to be made to the Exchange Agent hereunder attributable to Substituted Parent Options will be subject to reduction by the amount payable by Parent or the Surviving Company to the holders of such Substituted Parent Options upon election by Parent to pay such holders pursuant to Section 1.7(d)(v).
          (c) Stockholder Agent. The provisions of Section 7.7 shall apply to any acts taken by the Stockholder Agent pursuant to this Section 1.15. To the fullest extent permitted by Law, any decision, act, consent or instruction of the Stockholder Agent in connection with this Section 1.15 shall constitute a decision of all Company Securityholders and shall be final, binding and conclusive upon each of the Company Securityholders. Parent shall be entitled to rely upon any such decision, act, consent or instruction of the Stockholder Agent as being the decision, act, consent or instruction of every Company Securityholder. Parent is hereby relieved from any liability to any Person for acts done in accordance with such decision, act, consent or instruction of the Stockholder Agent.
          (d) No Assignment of Contingent Rights. No interest in any Contingent Rights or any portion thereof may be assigned or transferred, directly or indirectly, to any Person (whether by operation of Law, or otherwise), and any attempt to do so will be null and void; except in the event of death of an Eligible Securityholder who is an individual, in which case, such Contingent Right may be transferred to such Eligible Securityholder’s estate, personal representative or heirs by will or the laws of descent and distribution; provided, however, that as a condition to any such transfer the transferee(s) shall hold such interests subject to the terms and conditions of this Agreement and the Escrow Agreement. Without limiting the foregoing, the right (if any) to receive distributions of any Earn Out Shares or Escrow Shares shall be personal to the Eligible Securityholders and such right shall not (i) attach to or run with any Parent securities issued in exchange for any Company Capital Stock or upon exercise of Substituted Parent Options, or (ii) inure to the benefit of any purchaser, assignee or other transferee of such Parent securities.
          (e) No Interest. No interest shall accrue or be paid on any Closing Cash, Closing Shares, Earn Out Shares or Escrow Shares or any payment or distribution relating to the Closing Shares, Earn Out Shares or Escrow Shares, including any payments of cash in lieu of such shares or to holders of Unvested Substituted Parent Options.
     1.16 Return of Exchange Fund. Any portion of the cash and Parent Common Stock delivered to the Exchange Agent by Parent that remains undistributed to the Company Stockholders six months after the Effective Time shall be returned to Parent, upon demand, and, from and after such delivery to Parent, any Company Stockholders who have not theretofore complied with this Article I and received the Merger consideration to which they are then entitled to receive for such Company Stockholder’s shares of Company Capital Stock shall thereafter look only to Parent for the Merger consideration payable in respect of such shares of Company Capital Stock, in each case, without any interest thereon, and subject to Section 1.19, Parent shall pay and distribute such cash and Parent Common Stock to the same extent, at the same times, and in the same manner, as would be required hereunder of the Exchange Agent had such cash and Parent Common Stock not been returned to Parent under this Section.
     1.17 Exemption From Registration; California Permit. Parent and the Company intend that the Parent securities to be issued pursuant to Section 1.7 in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 3(a)(10) thereof. Parent and the Company intend that the Parent securities to be issued pursuant to Section 1.7 in connection with the Merger will be qualified under the California Code, pursuant to Section 25121 thereof, after a fairness hearing has been held pursuant to the authority granted by Section 25142 of such law (the “Fairness Hearing”). Each of Parent and the Company shall use commercially reasonable efforts (i) to file promptly following the execution and delivery of this Agreement, an application for issuance of a permit pursuant to Section 25121 of the California Code to issue such securities (the “California Permit”), and (ii) to obtain the California Permit as promptly as practicable thereafter.
     1.18 Calculation of Closing Cash. At least three Business Days prior to the Effective Time (and updated no more than one Business Day prior to the Effective Time), for purposes of determining the Closing Cash under Section 1.6(a)(i), the Company shall deliver to Parent its good faith determination of (a) the amount of the Closing Founder Loan Cash as of the Closing Date, which shall be as set forth in Schedule 1.6(c); (b) the amount required to repay, in full, the Parent Loan as of the Closing Date, including all accrued and unpaid interest through the Closing Date, which shall be as set forth on Schedule 1.18(b); (c) the amount of the Closing Company Net Indebtedness (including Cash and the other components thereof), which shall be as set forth on Schedule 1.18(c); and (d) the amount of the 2010 Interest, which shall be as set forth on Schedule 1.18(d). The Company hereby represents and warrants that each such schedule referenced in this Section 1.18, to the extent updated on or before the Business Day prior to the Effective Time, will accurately set forth and describe the information required hereby to be set forth on such schedule as of the Closing Date and to accurately calculate the Closing Cash.
     1.19 Escheat Laws. Neither Parent, Merger Sub, the Surviving Company, the Exchange Agent nor their respective Representatives shall be liable to any Company Securityholder for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash to which they are entitled for their shares of Company Capital Stock or Company Options in the Merger that is delivered to a public official pursuant to any abandoned property, escheat or similar Law.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in the disclosure schedule and schedule of exceptions delivered herewith and dated as of the date hereof (the “Company Disclosure Schedule”), and numbered with corresponding numbered and lettered sections and subsections, as follows:
     2.1 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that, individually or in the aggregate, have not and could not reasonably be expected to have a Material Adverse Effect on the Company. Section 2.1 of the Company Disclosure Schedule sets forth each jurisdiction in which the Company or any of its Subsidiaries (as applicable) is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Company or any of its Subsidiaries (as applicable) owns or leases substantial tangible Assets and Properties, or has employees.
     2.2 Authority Relative to this Agreement. Subject only to the requisite adoption of this Agreement by the stockholders of the Company, the Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company’s board of directors has determined the Merger to be advisable, fair to and in the best interests of the Company and its stockholders, and unanimously (1) determined that the Merger qualifies as an “Offer” as defined in ARTICLE V, Section 1(c) of the Company’s certificate of incorporation; (2) resolved that it is advisable and in the best interests of the Company to suspend and waive the application of clauses (i), (ii) and (iii) of ARTICLE V, Section 1(c) of the Company’s certificate of incorporation in relation to the Merger and the transfer of the shares of Company Capital Stock thereby; and (3) approved this Agreement, the Merger and the other transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will become a party and the consummation by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the board of directors of the Company, and, subject only to the requisite adoption of this Agreement by the stockholders of the Company, no other action on the part of the Company is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is or will become a party and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company or the Founders is or will become a party, including the Support Agreements and the Share Transfer Documents, have been or, for Ancillary Agreements to be entered into by the Company or the Founders after the date hereof, will be on or before the Effective Time, as applicable, duly and validly executed and delivered by the Company and the Founders and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which Parent is a party, thereof) by Parent, assuming enforceability against Parent and Merger Sub, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company or the Founders, as applicable, enforceable against the Company or the Founders, as applicable, in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.
     2.3 Capital Stock.
          (a) The authorized capital stock of the Company consists only of 40,000,000 shares of common stock, $0.001 par value per share (the “Company Common Stock”) and 5,000,000 shares of preferred stock $0.001 par value per share (the “Company Preferred Stock”), all of which Company Preferred Stock is designated “Series A Convertible Preferred

Stock.” The number of shares of Company Common Stock and Company Preferred Stock set forth in Section 2.3(a) of the Company Disclosure Schedule are issued and outstanding. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable federal, state and foreign securities Laws. Except as disclosed in Section 2.3(a) of the Company Disclosure Schedule, no shares of Company Capital Stock are held in treasury or are authorized or reserved for issuance.
          (b) Section 2.3(b) of the Company Disclosure Schedule lists the name and the state and country of residence of each holder of Company Common Stock and Company Preferred Stock as provided to the Company by such holder and the number of such shares held by each holder.
          (c) With respect to any Company Capital Stock that is issued and outstanding that is subject to a repurchase option or buy-back agreement on the part of the Company, Section 2.3(c) of the Company Disclosure Schedule sets forth the holder thereof, the number and type of securities covered thereby, and the vesting schedule thereof.
          (d) Except as disclosed in Section 2.3(d)(i) of the Company Disclosure Schedule, there are no outstanding Company Options, Company Warrants, Company Stock Purchase Rights, Restricted Stock Purchase Agreements or shares of Company Restricted Stock, Equity Equivalents or other Contracts to issue any Equity Equivalents to which the Company or any of its Subsidiaries is a party, or any other obligations of the Company or its Subsidiaries, contingent or otherwise, to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, any Equity Equivalents of the Company or any of its Subsidiaries. With respect to each Company Option, Company Warrant or other Contract to issue any Equity Equivalents of the Company or its Subsidiaries,
Section 2.3(d)(i) of the Company Disclosure Schedule sets forth the holder thereof, the number and type of securities issuable thereunder, the country of residence of such holder as provided to the Company by such holder, and, if applicable, the exercise price therefor, the exercise period and vesting schedule thereof. The exercise price of all Company Options was determined as set forth on Section 2.3(d)(ii) of the Company Disclosure Schedule. Except as disclosed in Section 2.3(d)(iii) of the Company Disclosure Schedule, all of the Company Options were issued, and all grants of Company Restricted Stock that are unissued were made, in all material respects in compliance with all applicable federal, state and foreign securities and other Laws.
          (e) Except as disclosed in Section 2.3(e) of the Company Disclosure Schedule, there are no preemptive rights or Contracts to issue preemptive rights with respect to the issuance or sale by the Company of Company Capital Stock or the capital stock of any Company Subsidiary created by statute, the certificate of incorporation or bylaws of the Company or any Company Subsidiary, or any Contract, and there are no Contracts pursuant to which the Company or its Subsidiaries has the right to elect to satisfy any Liability by issuing Company Capital Stock or other Equity Equivalents of the Company or its Subsidiaries.
          (f) True and, except as disclosed in Section 2.3(f) of the Company Disclosure Schedule, complete copies of all Company Stock Plans and a copy of the form grant agreement (and, where different in any material respect, copies of individual grant agreements) relating to or issued under the Company Stock Plans have been made available to Parent prior to the date hereof, and such Company Stock Plans and individual grant agreements, have not been amended, modified or supplemented, and there are no Contracts to amend, modify or supplement such Company Stock Plans, individual grant agreements or the form grant agreement in any case from the form provided to Parent.
          (g) Except for the Support Agreement and as set forth in Section 2.3(g) of the Company Disclosure Schedule, neither the Company nor any of the Founders are party or subject to, and, to the Company’s Knowledge, as of the date hereof, no other holders of Company Capital Stock are party or subject to, any Contract which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to the Company Capital Stock, including any voting trust agreement or proxy.
          (h) Except as disclosed in Section 2.3(h) of the Company Disclosure Schedule, no debt securities of the Company or its Subsidiaries or other Indebtedness of the Company or its Subsidiaries is issued and outstanding.
     2.4 No Subsidiaries. Except as disclosed in Section 2.4 of the Company Disclosure Schedule, the Company has no (and prior to the Closing will have no) Subsidiaries and does not (and prior to the Closing will not) otherwise hold any equity, membership, partnership, joint venture or other ownership interest in or Equity Equivalents of any Person.
     2.5 Directors and Officers. The name of each director and officer of the Company and its Subsidiaries (as applicable), and his or her position with the Company and its Subsidiaries is listed in Section 2.5 of the Company Disclosure Schedule.
     2.6 No Conflicts. The execution and delivery by the Company of this Agreement and execution and delivery by the Company or the Founders of the Ancillary Agreements to which the Company or the Founders are a party do not, and the performance by the Company and the Founders of their respective obligations under this Agreement and the Ancillary Agreements to which the Company or the Founders is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:
          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any of its Subsidiaries;
          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.6(b) of the Company Disclosure Schedule, if any, conflict with or result in a violation or breach of any Law or Order applicable to the Company, its Subsidiaries, the Founders or any of their respective Assets and Properties; or
          (c) except as disclosed in Section 2.6(b) of the Company Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company or any of its Subsidiaries or the Founders to obtain any Approval, including making any filing with or give any notice to, any Person as a result or under the terms of (except for (A) the filing of the Certificate of Merger; and (B) such filings as may be required under the HSR Act), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional material rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any Company Subsidiary or of any of their respective Assets and Properties under, or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract or License to which the Company or any of its Subsidiaries or any Founder is a party or by which any of the Assets and Properties of the Company or its Subsidiaries or the Founders is bound.
     2.7 Company Financial Statements.
          (a) Section 2.7(a) of the Company Disclosure Schedule sets forth the Financial Statements. The Financial Statements have been (i) prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, and (ii) prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto as delivered to Parent prior to the date hereof). The Financial Statements present fairly, in all material respects, the consolidated financial condition, operating results and cash flows of the Company and its Subsidiaries as of the dates and during the periods indicated therein.
          (b) Except as disclosed in Section 2.7(b) of the Company Disclosure Schedule, since January 1, 2007, there has been no change in any accounting policies, principles, methods or practices, including any change, except as disclosed in the Financials Statements, with respect to reserves (whether for bad debts, contingent liabilities or otherwise) of the Company.
     2.8 Organizational Documents. The minute books and stock record books and other similar records of the Company and each of its Subsidiaries (a) have been provided or made available to Parent or its counsel prior to the execution of this Agreement, (b) are complete and correct in all material respects as of the date hereof (or will be as of the date of delivery of records delivered after the date hereof relating to actions taken after the date hereof), and (c) have been maintained in accordance with sound business practices. Such minute books contain a true and complete record of all material actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the board of directors of the Company and its Subsidiaries from the applicable date of its incorporation. The Company has prior to the execution of this Agreement delivered to Parent true and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Company and each of its Subsidiaries, each as amended through the date hereof. Neither the Company nor any of its Subsidiaries is in violation of any provisions of their respective certificate of incorporation or bylaws (or similar organizational documents).
     2.9 Absence of Changes.
          (a) Since December 31, 2009, (i) except as disclosed in Section 2.9(a)(i) of the Company Disclosure Schedule, the Company has operated its business in all material respects in the ordinary course and consistent with past practices and (ii) there has not been any Material Adverse Effect on the Company or any occurrence or event or state of facts that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on the Company.
          (b) In addition, without limiting the generality of the foregoing, except as disclosed in Section 2.9(b) of the Company Disclosure Schedule, since December 31, 2009:
               (i) neither the Company nor any of its Subsidiaries has entered into any Contract, other than with Parent or its Subsidiaries, in connection with any transaction involving a Business Combination;
               (ii) neither the Company nor any of its Subsidiaries has entered into any material transaction with any officer, director, stockholder, Affiliate or Associate of the Company or, as applicable, its Subsidiaries, other than pursuant to any Contract disclosed to Parent pursuant to (and so identified in) Section 2.9(b)(ii), Section 2.18(a) or Section 2.20(a) of the Company Disclosure Schedule and made available to Parent prior to the date hereof;
               (iii) neither the Company nor any of its Subsidiaries has declared or set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, capital stock (however denominated) of any Company Subsidiary or other Equity Equivalents of the Company or any of its Subsidiaries, or effected or approved any split, combination or reclassification of any Company Capital Stock, capital stock (however denominated) of any Company Subsidiary or other Equity Equivalents of the Company or any of its Subsidiaries or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, capital stock (however denominated) of any Company Subsidiary or other Equity Equivalents of the Company or any of its Subsidiaries, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Company Capital Stock, capital stock (however denominated) of any Company Subsidiary or other Equity Equivalents of the Company or any of its Subsidiaries, except repurchases of Company Common Stock pursuant to agreements of the Company or any Company Subsidiary with employees, officers, directors and consultants relating to repurchases at cost upon termination of service with the Company or the applicable Company Subsidiary;
               (iv) except for the issuance of shares of Company Common Stock or Company Options under the Company’s existing Company Stock Plans to employees and eligible consultants, neither the Company nor any of its Subsidiaries has (A) issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell any shares of, or modified or amended the rights of any holder of any outstanding shares of, Company Capital Stock, capital stock (however denominated) of any Company Subsidiaries or other Equity Equivalents of the Company or any of its Subsidiaries, except as disclosed in Section 2.9(b)(iv)(A) of the Company Disclosure Schedule, (B) reduced or altered the consideration to be paid to the Company upon the exercise of any outstanding Company Options, Company Stock Purchase Rights or

other Equity Equivalents of the Company or any of its Subsidiaries, or (C) accelerated the vesting of or modified any material term of any Company Option, Company Warrant or Company Restricted Stock, other than Non-Continuing Options and Non-Continuing Restricted Stock, except as disclosed in Section 2.9(b)(iv)(C) of the Company Disclosure Schedule;
               (v) there has not been any amendment to the Company’s or any Company Subsidiary’s certificate of incorporation or bylaws (or similar organizational documents);
               (vi) neither the Company nor any of its Subsidiaries has made or agreed to make any disposition or sale or transfer of, waiver of rights to, license or lease of, or incurrence of any Lien (other than Permitted Liens) on, any material Assets and Properties of the Company or any Company Subsidiary, other than (A) dispositions of inventory, (B) non-exclusive licenses in connection with the sale of Company products, or (C) exclusive licenses for software or firmware solely designed or modified to operate with a particular customer’s technology, in each case in the ordinary course of business of the Company or its Subsidiaries consistent with past practice;
               (vii) neither the Company nor any of its Subsidiaries has made or agreed to make any purchase of any Assets and Properties of any Person or Persons other than (i) acquisitions of raw materials, inventory, or licenses of products, in the ordinary course of business of the Company or its Subsidiaries consistent with past practice and (ii) other acquisitions in an amount not exceeding $500,000 in the case of any individual item or in the aggregate;
               (viii) except as disclosed in Section 2.9(b)(viii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment of the Company or, as applicable, its Subsidiaries, constituting capital assets, individually or in the aggregate in an amount exceeding $250,000;
               (ix) neither the Company nor any of its Subsidiaries has made or agreed to make any write-off or write-down, any determination to write-off or write-down, or revalue, any of the Assets and Properties of the Company or, as applicable, its Subsidiaries, or change any reserves or liabilities associated therewith, individually or in the aggregate, in an amount exceeding $100,000;
               (x) except as disclosed in Section 2.9(b)(x) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made or, agreed to make payment, discharge or satisfaction, in an amount in excess of $50,000, in any one case, or $100,000 in the aggregate, of any claim or Liability (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the balance sheet contained in the Unaudited 2009 Financial Statements set forth in Section 2.7(a) of the Company Disclosure Schedule,

(B) Liabilities incurred in the ordinary course of business since December 31, 2009, or (C) the transactions expressly contemplated by this Agreement;
               (xi) neither the Company nor any of its Subsidiaries has failed to pay or otherwise satisfy any Liabilities presently due and payable of the Company or any Subsidiary of the Company (other than immaterial delays in the ordinary course of the Company’s business consistent with past practices), except (A) as set forth on Section 2.9(b)(xi) of the Company Disclosure Schedule, and (B) for such Liabilities that are being contested in good faith by appropriate means or procedures and that, individually or in the aggregate, are immaterial in amount;
               (xii) except as disclosed in Section 2.9(b)(xii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has established or modified any (A) targets, goals, pools or similar provisions under any Plan, employment Contract or independent contractor Contract, or (B) salary ranges, guidelines or similar provisions in respect of any Plan, or (C) employment Contract or independent contractor Contract, including paying or agreeing or making any commitment to pay any discretionary or stay bonus or severance or termination pay;
               (xiii) except as disclosed in Section 2.9(b)(xiii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority or otherwise;
               (xiv) except as disclosed in Section 2.9(b)(xiv) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);
               (xv) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Assets and Properties of the Company or any of its Subsidiaries individually or in the aggregate in an amount exceeding $50,000; and
               (xvi) neither the Company nor any of its Subsidiaries has entered into or approved any Contract to do, engage in or cause or have the effect of any of the foregoing.
     2.10 No Undisclosed Liabilities. Except as reflected or reserved against in the Unaudited 2009 Financial Statements (including the notes thereto), and to the extent adequately accrued for therein, or as disclosed in Section 2.10 of the Company Disclosure Schedule, there are no Liabilities of, relating to or affecting the Company, any of its Subsidiaries, or any of their respective Assets and Properties, other than Liabilities incurred in the ordinary course of business consistent with past practice since the Financial Statement Date or which, individually and in the aggregate, are not material to the Company and its Subsidiaries.
     2.11 Taxes.
          (a) Except as disclosed in Section 2.11(a) of the Company Disclosure Schedule, all Tax Returns required to have been filed by or with respect to the Company and any Subsidiary of the Company have been duly and timely filed (including any extensions), and all such Tax Returns are true, complete and correct in all material respects. All foreign, federal, state and material local Taxes due and payable by the Company and each Subsidiary of the Company, whether or not shown on any Tax Return, or claimed to be due by any Taxing Authority, have been paid or accrued on the balance sheet included in the Unaudited 2009 Financial Statements, other than Taxes that are being contested in good faith, and for which adequate reserves have been made on the Unaudited 2009 Financial Statements.
          (b) Neither the Company nor any of its Subsidiaries has incurred any liability for Taxes in the period after the Financial Statement Date, other than Tax liabilities incurred since such date in the ordinary course of the Company’s business. The unpaid Taxes of the Company and its Subsidiaries are not, individually or in the aggregate, material to the Company and its Subsidiaries.
          (c) Neither the Company nor any of its Subsidiaries is a party to any Contract extending the time within which to file any Tax Return, other than standard extensions of filing dates. No claim has ever been made in writing by a Taxing Authority of any jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
          (d) Except as disclosed in Section 2.11(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has failed to withhold or pay any Taxes in connection with amounts paid or owing to any employee, creditor or independent contractor.
          (e) The Company does not have Knowledge of any actions by any Taxing Authority in connection with assessing additional Taxes against or in respect of it or any of its Subsidiaries for any past period. Except as disclosed in Section 2.11(e)(i) of the Company Disclosure Schedule, there is no dispute or claim concerning any Tax Liability of the Company or any of its Subsidiaries, either (i) threatened, claimed or raised by any Taxing Authority or (ii) of which the Company or any of its Subsidiaries is otherwise aware. There are no Liens for Taxes upon the Assets and Properties of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due or payable or that are being contested in good faith through proper proceedings. Section 2.11(e)(ii) of the Company Disclosure Schedule lists those Tax Returns, if any, of the Company or any of its Subsidiaries that have been audited or, to the Company’s Knowledge, examined by Taxing Authorities, and indicates those Tax Returns of the Company or any of its Subsidiaries that currently are the subject of audit or examination. The Company has delivered to Parent prior to the date hereof complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company or any of its Subsidiaries since the fiscal year ended December 31, 2003.
          (f) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or that include or are treated as including, the Company or any of its Subsidiaries, or with respect to any foreign, federal, state or material local Tax assessment or deficiency affecting the Company or any of its Subsidiaries.
          (g) Neither the Company nor any of its Subsidiaries has received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.
          (h) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person other than the Company and, as applicable, its Subsidiaries (i) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.
          (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar Contract.
          (j) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Internal Revenue Code (i) in the last two years or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Internal Revenue Code) in conjunction with the Merger.
          (k) Except as disclosed in Section 2.11(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any deferred income reportable for a period ending after the Closing Date which taxable income was realized and reflects economic income arising prior to the Closing Date.
          (l) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or, except as disclosed in Section 2.11(l) of the Company Disclosure Schedule, is a party to any Contract covering any current or former employee or consultant of the Company, or any of its Subsidiaries, that under certain circumstances could require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in Section 280G of the Internal Revenue Code or the Treasury Regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Internal Revenue Code.
          (m) There is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of the Company or its Subsidiaries under (i) Section 382 of the Internal Revenue Code, (ii) Section 383 of the Internal Revenue Code, (iii) Section 384 of the Internal Revenue Code or (iv) Section 1502 of the Internal Revenue Code.

          (n) Each material election (if any) with respect to Income Taxes affecting the Company or any of its Subsidiaries is set forth in Section 2.11(n) of the Company Disclosure Schedule.
          (o) Neither the Company nor any of its Subsidiaries is nor has it or any of them ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Internal Revenue Code.
          (p) Except as disclosed in Section 2.11(p) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has or has ever had a branch or similar establishment, including a permanent establishment (as defined in any applicable Tax treaty between the United States and a foreign jurisdiction) or a disregarded entity, in any foreign jurisdiction.
          (q) Except as disclosed in Section 2.11(q) of the Company Disclosure Schedule, the Company and its Subsidiaries have, in all material respects, properly and in a timely manner documented their transfer pricing methodology in compliance with Sections 482 and 6662 (and any related sections) of the Internal Revenue Code, the Treasury Regulations promulgated thereunder and any comparable provisions of state, local or foreign Tax Law or regulation.
          (r) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction,” as currently defined in Treasury Regulations § 1.6011-4(b) or Section 6111 of the Internal Revenue Code or any analogous provision of state, local or foreign Law.
     2.12 Legal Proceedings.
          (a) Except as disclosed in Section 2.12(a) of the Company Disclosure Schedule, there are no Actions or Proceedings pending or, to the Knowledge of the Company or its Subsidiaries, threatened, against the Company or any of its Subsidiaries or any of their respective Assets and Properties or, the Company’s or any of its Subsidiary’s directors, in their capacity as such, or to the Company’s Knowledge, the Company’s or any of its Subsidiary’s employees, in their capacity as such.
          (b) Except as disclosed in Section 2.12(b) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any Actions or Proceedings against the Company or any of its Subsidiaries or any of their respective Assets and Properties or the Company’s or any of its Subsidiary’s directors, in their capacity as such, or to the Company’s Knowledge, the Company’s or any of its Subsidiary’s employees, in their capacity as such.
          (c) Neither the Company nor any of its Subsidiaries has received notice of, and does not otherwise have Knowledge of, any Orders outstanding against the Company or any of its Subsidiaries.
          (d) Neither the Company nor any of its Subsidiaries has received notice, and neither the Company nor any of its Subsidiaries has Knowledge of, any defects or dangerous or substandard conditions in the products or materials sold, distributed, or currently proposed to be sold or distributed by the Company or any of its Subsidiaries that could cause bodily injury, sickness, disease, death or damage to property, or result in loss of use of property, or any claim, suit, demand for arbitration or notice seeking damages from the Company or any of its Subsidiaries for bodily injury, sickness, disease, death, or damage to property, or loss of use of property.
          (e) The Company has not requested or issued any requests to counsel for the Company or any of its Subsidiaries regarding auditor’s requests delivered prior to the date hereof regarding Actions or Proceedings pending or threatened against, relating to or affecting the Company or any of its Subsidiaries.
          (f) Section 2.12(f) of the Company Disclosure Schedule sets forth all Actions or Proceedings, or, to the Knowledge of the Company and its Subsidiaries, Actions or Proceedings threatened against, the Company, any Company Subsidiary or any of their respective Assets and Properties or the Company’s or any of its Subsidiary’s directors, in their capacity as such, or to the Knowledge of the Company, the Company’s or any of its Subsidiary’s employees, in their capacity as such, during the three-year period prior to the date hereof.
     2.13 Compliance with Laws and Orders. Except as disclosed in Section 2.13 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (acting, directly or indirectly, through their respective directors or employees), nor to the Company’s Knowledge their respective Affiliates or other agents, has violated in any material respect since the formation of the Company or, as applicable, each of its Subsidiaries, or is currently in default or violation in any material respect under, any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective Assets and Properties, and neither the Company nor any of its Subsidiaries has Knowledge of any claim of violation, or of any actual violation, of any such Laws and Orders by the Company or any of its Subsidiaries since the formation of the Company or, as applicable, each of its Subsidiaries with respect to which, if the Company were found to have violated such Laws and Orders, would be material to the Company and its Subsidiaries, or the Company’s ability to timely consummate the transactions contemplated hereby.
     2.14 Plans; ERISA.
          (a) Existence of Plans. Section 2.14(a)(i) of the Company Disclosure Schedule sets forth a true and correct list of the Plans. None of the Plans (i) is a “multi-employer plan” as defined in Section 3(37) of ERISA and neither the Company, its Subsidiaries, nor any of their respective ERISA Affiliates has maintained or contributed to such a multi-employer plan at any time in the past six (6) years with respect to which the Company or any of its Subsidiaries may reasonably be expected to incur any Liability, (ii) is a “defined benefit pension plan” within the meaning of Section 3(35) of ERISA, (iii) provides post-retirement medical or health benefits, except where required by Law, or (iv) is a “welfare benefit fund” as defined in Section 419(e) of the Internal Revenue Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Internal Revenue Code. Neither the Company, nor any of its Subsidiaries nor any of their ERISA Affiliates is or was a party to any collective bargaining agreement with respect to which the Company or any Subsidiary of the Company has any Liability, and neither the Company, nor any of its Subsidiaries nor any of their ERISA Affiliates has announced or otherwise made any commitment to create or amend any Plan, except as required by applicable Law, to maintain tax-qualified status or as would not result in any increased cost to the Company or any of its Subsidiaries. There are no Plans (A) as to which Parent or the Surviving Company or their respective Subsidiaries will be required to make any contributions or with respect to which Parent or the Surviving Company or their respective Subsidiaries shall have any obligation or liability whatsoever, whether on behalf of any of the current employees of the Company, any of its Subsidiaries or on behalf of any other Person, after the Closing, other than as disclosed in Section 2.14(a)(ii) of the Company Disclosure Schedule, or (B) that Parent or the Surviving Company or any of their respective Subsidiaries will not be able to terminate immediately after the Closing in accordance with their terms, ERISA and subject to the requirements of applicable Law. All obligations in respect of each Plan have been properly accrued and reflected in the balance sheet contained in the Unaudited 2009 Financial Statements to the extent required by GAAP. The Company has made available to Parent prior to the date hereof true and complete copies of: (I) each of the Plans and any related funding agreements thereto (including insurance contracts), including all amendments, (II) the currently effective Summary Plan Description pertaining to each of the Plans, if any, (III) annual reports filed on Form 5500 from the past three years for each of the Plans (including all related schedules), if any, (IV) the most recently filed PBGC Form 1 (if applicable), (V) the most recent Internal Revenue Service determination letter, opinion, notification or advisory letter (as the case may be) for each Plan that is intended to constitute a qualified plan under Section 401(a) of the Internal Revenue Code, and (VI) for the Company 401(k) plan the most recent two years’ financial statements.
          (b) Present Value of Benefits. The present value of all accrued benefits under any Plan subject to Title IV of ERISA shall not, as of the Closing, exceed the value of the assets of such Plan allocated to such accrued benefits, based upon the applicable provisions of the Internal Revenue Code and ERISA, and each such Plan shall be capable of being terminated as of the Closing in a “standard termination” under Section 4041(b) of ERISA. With respect to each Plan that is subject to Title IV of ERISA, (i) no amount is due or owing from the Company, any of its Subsidiaries or any of their respective ERISA Affiliates to the PBGC or to any “multi-employer plan” as defined in Section 3(37) of ERISA on account of any withdrawal therefrom and (ii) no such Plan has been terminated other than in accordance with ERISA or at a time when the Plan was not sufficiently funded. The transactions contemplated hereunder, including the termination of any Plan at or prior to the Closing, shall not result in any such withdrawal liability.
          (c) Penalties; Reportable Events. Neither the Company, nor any of its Subsidiaries nor any of their respective ERISA Affiliates is subject to any material liability, tax or penalty as a result of engaging in a prohibited transaction under ERISA or the Internal Revenue Code, and neither the Company, nor any of its Subsidiaries has any Knowledge of any circumstances that reasonably might result in any material liability, tax or penalty, including a penalty under Section 502 of ERISA, as a result of a breach of any fiduciary duty under ERISA. Each Plan that is required to comply with the provisions of Sections 4980B and 4980C of the Internal Revenue Code, or with the requirements referred to in Section 4980D of the Internal Revenue Code, has complied therewith in all material respects. To the Knowledge of the Company, no event has occurred that could subject any Plan to Tax under Section 511 of the Internal Revenue Code. None of the Plans subject to Title IV of ERISA has, since September 2,

1974, been completely or partially terminated nor has there been any “reportable event” as such term is defined in Section 4043(b) of ERISA, with respect to any of the Plans since the effective date of ERISA nor has any notice of intent to terminate been filed or given with respect to any such Plan. There has been no (i) withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates that is a substantial employer from a single-employer plan that is a Plan and that has two or more contributing sponsors at least two of which are not under common control, as referred to in Section 4063(b) of ERISA, or (ii) cessation by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates of operations at a facility causing more than twenty percent of Plan participants to be separated from employment, as referred to in Section 4062(f) of ERISA. Neither the Company, nor any of its Subsidiaries nor any of their respective ERISA Affiliates, nor any other organization of which any of them are a successor or parent corporation as defined in Section 4069(b) of ERISA, has engaged in any transaction described in Section 4069(a) of ERISA.
          (d) Deficiencies; Qualification. None of the Plans nor any trust created thereunder has incurred any “accumulated funding deficiency” as such term is defined in Section 412 of the Internal Revenue Code, whether or not waived, since the effective date of said Section 412, and no condition has occurred or exists that by the passage of time could be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan. Neither the Company, nor any of its Subsidiaries has any unfunded liability under Title IV of ERISA in respect of any of the Plans. Each of the Plans that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter, opinion, notification or advisory letter from the Internal Revenue Service, and has been operated in accordance with its terms and with the provisions of the Internal Revenue Code in all material respects. All of the Plans have been administered and maintained in compliance with ERISA, the Internal Revenue Code and all other applicable Laws in all material respects. All contributions required to be made to each of the Plans under the terms of that Plan, ERISA, the Internal Revenue Code or any other applicable Laws have been timely made. There are no Liens against the property of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates under Section 412(n) of the Internal Revenue Code or Section 302(f) or 4068 of ERISA.
          (e) Acceleration. Except as disclosed in Section 2.14(e) of the Company Disclosure Schedule or as otherwise set forth herein, neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or further acts or events) will (i) result in any obligation or liability (with respect to accrued benefits or otherwise) on the part of the Company, Parent, the Surviving Company, or any of their respective Subsidiaries to the PBGC, to any Plan, or to any present or former employee, director, officer, stockholder, contractor or consultant (or any of their dependents) of the Company or any of its Subsidiaries, (ii) be a trigger event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, stockholder, contractor, or consultant (or any of their dependents), or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, stockholder, contractor, or consultant (or any of their dependents) of the Company or any of its Subsidiaries.

          (f) COBRA. With respect to each Plan that provides health care coverage, the Company, its Subsidiaries and each ERISA Affiliate has complied in all material respects with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the applicable COBRA regulations and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder, and neither the Company, nor any Subsidiary of the Company nor any ERISA Affiliate has incurred any liability under Section 4980B of the Internal Revenue Code.
          (g) Litigation. Other than routine claims for benefits under the Plans, there are no pending, or, to the Knowledge of the Company or its Subsidiaries, threatened or anticipated, Actions or Proceedings involving the Plans or the Company, any Company Subsidiary or any of their respective ERISA Affiliates as the employer or sponsor under any Plan, with any of the IRS, the Department of Labor, the PBGC, any participant in or beneficiary of any Plan or any other Person.
     2.15 Real Property.
          (a) Section 2.15(a) of the Company Disclosure Schedule contains a true and correct list of each parcel of real property leased and/or operated by the Company or any of its Subsidiaries (as lessor or lessee or otherwise) (the “Leased Real Property”). To the Company’s Knowledge, no foreclosure proceedings have been commenced with respect to any Lien on any Leased Real Property. Neither the Company nor any of its Subsidiaries owns any real property other than Company or Subsidiary owned leasehold improvements, if any, on Leased Real Property.
          (b) Subject to the terms of its respective leases, each of the Company or one of its Subsidiaries, as applicable, has a valid and subsisting leasehold estate in and the right to quiet enjoyment of each of the Leased Real Properties for the full term of the leases (including renewal periods) relating thereto. Each lease for Leased Real Property is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or its applicable Subsidiary, and, to the Company’s Knowledge, of each other Person that is a party thereto, and except as disclosed in Section 2.15(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in default, nor has the Company or any of its Subsidiaries received notice that it is in default, and to the Company’s Knowledge, no other Person party to any lease for Leased Real Property is in default thereunder, and to the Company’s Knowledge, there exists no condition and no event has occurred that, after notice or lapse of time or both, would constitute a default thereunder. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finder’s fees with respect to any such Leased Real Property, except to the extent that the Company or its applicable Subsidiary, may renew the term of any such lease, in which case, any such commissions and fees would be in amounts that are reasonable and customary for the spaces so leased, given their intended use and terms.
          (c) All improvements on the Leased Real Property (A) comply with and are operated in all material respects in accordance with applicable Laws (including Environmental Laws) and all applicable Liens, Approvals, and Contracts, including covenants and restrictions, and (B) are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and such improvements are in all material respects adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened against any of the Leased Real Property or the improvements thereon.
          (d) True and correct copies of the documents under which any Leased Real Property is leased, subleased (to or by the Company, any of its Subsidiaries, or otherwise), utilized, and/or operated (the “Lease Documents”) have been made available to Parent prior to the date hereof. The Lease Documents are unmodified and in full force and effect, and there are no other Contracts between the Company, any of its Subsidiaries, and any third parties, or, to the Knowledge of the Company, by and among any third parties, claiming an interest in the interest of the Company or any of its Subsidiaries in the Leased Real Property or otherwise relating to the use and occupancy of the Leased Real Property.
     2.16 Tangible Personal Property. The Company and each of its Subsidiaries is in possession of and, except for Permitted Liens, has good and marketable title to, or has valid leasehold interests in or valid rights under a Contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the balance sheet contained in the Unaudited 2009 Financial Statements and tangible personal property acquired since the Financial Statement Date, other than property disposed of since such date in the ordinary course of business consistent with past practice. Except (i) for purchase money liens on equipment purchases or product purchases in the ordinary course of the Company’s or any of its Subsidiaries’ business for which the purchase price is not yet due and payable, (ii) for Permitted Liens, or (iii) as disclosed in Section 2.16 of the Company Disclosure Schedule, all such tangible personal property (including plant, property and equipment) is free and clear of all Liens, and is adequate and suitable in all material respects for the conduct by the Company or its Subsidiary, as applicable, of its respective business as presently conducted, and is in good working order and condition in all material respects, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.
     2.17 Intellectual Property.
          (a) Section 2.17(a) of the Company Disclosure Schedule contains a true and complete list of all Company Registered Intellectual Property and lists any proceedings or actions pending as of the date hereof before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.
          (b) Except as disclosed in Section 2.17(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have all requisite right, title and interest in or valid and enforceable rights under Licenses or other Contracts to use all Company Intellectual Property necessary to the conduct of their respective businesses as currently conducted. Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.17(a) of the Company Disclosure Schedule, is owned exclusively by the Company or, as applicable, one of its Subsidiaries (excluding Intellectual Property licensed to the Company or any of its Subsidiaries under any License, Modifications to the Company Code, and Modifications to Third Party Code) and, subject to the terms and conditions of any applicable License, is free and clear of any Liens. The Company and its Subsidiaries (i) own exclusively all trademarks, service marks and trade names used by the Company and, as applicable, any of its Subsidiaries, in connection with the operation or conduct of the business of the Company and its Subsidiaries, including the sale of any products or technology or the provision of any services by the Company or any of its Subsidiaries; provided, however, that the Company and each of its Subsidiaries may use trademarks, service marks and trade names of third parties that are licensed to the Company or, as applicable, its Subsidiaries, or are in the public domain, and (ii) own exclusively, and have good title to, each copyrighted work that is a Company or Company Subsidiary product and each other work of authorship that the Company or any of its Subsidiaries otherwise purports to own (except for modifications, enhancements, updates, and derivative works (collectively, “Modifications”) made by the Company or its Subsidiaries to the firmware and software, including drivers, that are used with the products of other Persons (collectively, “Third Party Code”), that are licensed from such other Persons, and except for Modifications to Company firmware and software, including drivers, made by other Persons, that are used with the semiconductor products of the Company or its Subsidiaries (collectively, the “Company Code”), which Company Code is licensed by the Company or its Subsidiaries to such other Persons, which Modifications may be owned or co-owned by such other Persons).
          (c) To the extent that any Company Owned Intellectual Property has been developed or created by any Person other than the Company or its Subsidiaries, the Company or its applicable Subsidiary has a written agreement with such Person with respect thereto and the Company or, as applicable, its Subsidiary has either (i) obtained ownership of, and is the exclusive owner of, all such Company Owned Intellectual Property by operation of Law or by valid assignment of any such rights (except for Modifications to the Company Code and Modifications to Third Party Code, which may be owned or co-owned by Persons other than the Company and its Subsidiaries), or (ii) has obtained an exclusive License under or to such Company Intellectual Property, which License is in full force and effect.
          (d) Except pursuant to Contracts identified in Section 2.17(d) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries have transferred ownership of or granted any License of or other right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Owned Intellectual Property to any other Person.
          (e) The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Company’s and each of its Subsidiaries’ businesses as currently conducted or as reasonably contemplated to be conducted, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Company and its Subsidiaries (including products, technology, or services currently under development), other than Intellectual Property that is generally available for License from third parties on commercially reasonable terms.
          (f) Section 2.17(f) of the Company Disclosure Schedule lists all Licenses and other Contracts (including all inbound Licenses) to which the Company and, as applicable, any of its Subsidiaries, is a party with respect to any Intellectual Property. Except pursuant to

Licenses or other Contracts listed in Section 2.17(f) of the Company Disclosure Schedule, no Person other than the Company or one of its Subsidiaries has ownership rights to improvements made by the Company or any of its Subsidiaries in Intellectual Property that has been licensed to the Company or any of its Subsidiaries (except for Modifications to Third Party Code, which may be owned or co-owned by Persons other than the Company and its Subsidiaries).
          (g) Section 2.17(g) of the Company Disclosure Schedule lists all Licenses and other Contracts between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other, wherein or whereby the Company or its applicable Subsidiary has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability (including without limitation providing the other Person a right of rescission) arising out of or with respect to the infringement or misappropriation by the Company or, as applicable, any of its Subsidiaries or such other Person of the Intellectual Property of any Person other than the Company and any of its Subsidiaries.
          (h) The operation of the business of the Company and each of its Subsidiaries as currently conducted, including the Company’s and its Subsidiaries’ design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development and including the use of such products, technology or services as intended to be used) of the Company or its Subsidiaries does not (i) infringe (including directly or indirectly) or misappropriate the Intellectual Property of any Person, (ii) except as disclosed in Section 2.17(h) of the Company Disclosure Schedule, violate any term or provision of any License or other Contract concerning such Intellectual Property (including any provision required by or imposed pursuant to 35 U.S.C. §§ 200-212 in any License or other Contract to which the Company or any of its Subsidiaries is a party requiring that products be manufactured substantially in the United States), (iii) violate the rights of any Person (including rights to privacy or publicity), or (iv) constitute unfair competition or an unfair trade practice under any Law, and neither the Company nor any of its Subsidiaries has Knowledge, or has received notice from any Person claiming, that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or any of its Subsidiaries infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including notice of third-party patent or other Intellectual Property rights from a potential licensor of such rights.
          (i) Each item of Company Registered Intellectual Property that has actually been registered is valid and subsisting, and all necessary registration, maintenance, renewal and annuity fees and taxes in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. Section 2.17(i)(1) of the Company Disclosure Schedule lists all actions that must be taken by the Company or any of its Subsidiaries within one hundred eighty days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. Except as disclosed in Section 2.17(i)(2) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has registered the copyright with the U.S. Copyright Office and its equivalent in any relevant foreign jurisdiction for the latest version of each product or technology of the Company and each of its Subsidiaries that constitutes or includes a copyrightable work. In each case in which the Company or any Subsidiary of the Company has retained a consultant or assigned an employee to develop Intellectual Property for the Company or any Subsidiary, the Company or its applicable Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company or its applicable Subsidiary. To the extent the Company or, as applicable, the Subsidiary of the Company has deemed it reasonably necessary to protect the Company’s or such Subsidiary’s ownership rights in and to such Intellectual Property in accordance with applicable Laws, the Company or, as applicable, the Subsidiary of the Company, has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.
          (j) There are no Licenses or other Contracts between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand, with respect to Company Intellectual Property under which there is any dispute (or, except as disclosed in Section 2.17(j) of the Company Disclosure Schedule, to the Company’s or any of its Subsidiaries’ Knowledge, facts, events or circumstances that may reasonably lead to a dispute) regarding the scope of such License or other Contract, or performance under such License or other Contract, including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.
          (k) To the Knowledge of the Company, no Person is infringing or misappropriating any Company Owned Intellectual Property.
          (l) The Company and each of its Subsidiaries have taken all commercially reasonable steps to protect the rights of the Company and its Subsidiaries in confidential information and trade secrets of the Company or the applicable Subsidiary of the Company or provided by any other Person to the Company or Subsidiary of the Company subject to a duty of confidentiality. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form set forth in Section 2.17(l)(i) of the Company Disclosure Schedule, and, except as disclosed in Section 2.17(l)(ii) of the Company Disclosure Schedule, all current and former employees, consultants and independent contractors of the Company and each of its Subsidiaries have executed such an agreement and copies of all such agreements executed on or prior to the date hereof have been provided to Parent or made available to Parent for review prior to the date hereof.
          (m) No Company Owned Intellectual Property or product, technology or service of the Company or any of its Subsidiaries is subject to any Order, Actions or Proceedings or “march in” rights that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Owned Intellectual Property by the Company or, as applicable, its Subsidiaries or that may affect the validity, use or enforceability of such Company Owned Intellectual Property.
          (n) No (i) product, technology, service or publication of the Company or any of its Subsidiaries, (ii) material published or distributed by the Company or any of its Subsidiaries or (iii) conduct or statement of the Company or any of its Subsidiaries constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.
          (o) Neither this Agreement nor any transactions to be accomplished pursuant to this Agreement will result in Parent’s granting any rights or Licenses with respect to the Intellectual Property of Parent or its Subsidiaries to any Person pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets and Properties are bound.
          (p) Section 2.17(p)(i) of the Company Disclosure Schedule sets forth a list of (x) all software that the Company or any of its Subsidiaries has licensed from any third party that is used by the Company and its Subsidiaries in its products or otherwise in its business (other than standard off-the-shelf software) and (y) all “freeware” and “shareware” incorporated into any product now or heretofore shipped by the Company or any of its Subsidiaries. Except as disclosed in Section 2.17(p)(ii) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has all of the rights necessary to use such software, “freeware” and “shareware” as currently used in the conduct of the business of the Company or any of its Subsidiaries.
          (q) Section 2.17(q) of the Company Disclosure Schedule sets forth a list of (i) all products in development or commercially released by the Company or any of its Subsidiaries, and (ii) for each such product, all third party Intellectual Property used in such product. Except as disclosed in Section 2.17(q) of the Company Disclosure Schedule, no Intellectual Property not solely owned by the Company or one or more of its Subsidiaries is used in any of the Company’s products that are in development or commercially released.
          (r) The products of the Company and each of its Subsidiaries which are in commercial production comply in all material respects with the feature specifications and performance standards set forth in the product data sheets of the Company and, as applicable, each of its Subsidiaries, except (i) to the extent that there are minor errors or bugs that do not materially affect the performance of the products (and which errors or bugs the Company believes will be corrected by software or firmware updates developed in the ordinary course of business), or (ii) as disclosed in Section 2.17(r) of the Company Disclosure Schedule. Except as disclosed in Section 2.17(r) of the Company Disclosure Schedule, there are no outstanding claims (or facts, events or circumstances that may reasonably lead to a claim) for breach of warranties by the Company or any of its Subsidiaries in connection with the foregoing.
          (s) The Company and each of its Subsidiaries have taken all reasonably necessary and appropriate steps to protect and preserve ownership of Company Owned Intellectual Property and rights under any License relating to Intellectual Property licensed to the Company by a third party. In the event that any consultant is concurrently employed by the

Company or any of its Subsidiaries and a third party, the Company or, as applicable, its Subsidiary has taken appropriate steps to ensure that any Company Owned Intellectual Property developed by such a consultant does not belong to the third party or conflict with the third party’s employment or consulting agreement (such steps include ensuring that all research and development work performed by such a consultant are performed only on the facilities of the Company or one of its Subsidiaries and only using the resources of the Company or one of its Subsidiaries).
          (t) For purposes of this Section 2.17 other than Section 2.17(h), all references to the currently conducted business of the Company and its Subsidiaries or similar terms, mean such businesses as currently conducted and as contemplated to be conducted in any product roadmap or other written materials previously delivered to Parent, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Company and its Subsidiaries (including products, technology, or services currently under development) described in such product roadmaps or other written materials.
     2.18 Material Contracts.
          (a) Section 2.18(a) of the Company Disclosure Schedule contains a true and complete list of each of the Material Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Parent prior to the execution of this Agreement), to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets and Properties are bound (other than Confidential Contracts, information on the terms of which has been provided pursuant to Section 2.18(d) below).
          (b) Each Material Contract required to be disclosed in Section 2.18(a) of the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the Company or its applicable Subsidiary in accordance with its terms, and, except as disclosed in Section 2.18(b) of the Company Disclosure Schedule, to the Knowledge of the Company or its Subsidiaries, each other party thereto, except to the extent such Material Contract has expired by its own terms. Except as disclosed in Section 2.18(b) of the Company Disclosure Schedule, to the Knowledge of the Company and its Subsidiaries, (i) neither the Company nor its applicable Subsidiaries, or any other party to such Material Contract is, nor has the Company or any of its Subsidiaries received notice that it is, or given notice that any other party is, in violation or breach of or default under any such Material Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract) and (ii) there exists no condition and no event has occurred that has caused or, after notice or lapse of time or both, would constitute a default under any Material Contract.
          (c) Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that has caused or could reasonably be expected to result in, individually or in the aggregate with any other similar Contracts, a Material Adverse Effect on the Company, or that has caused or could reasonably be expected to result in, individually or in the aggregate with any such other Contracts, material Losses to the Company or, as applicable, any of its Subsidiaries.
          (d) Section 2.18(d) of the Company Disclosure Schedule sets forth a true, accurate and complete list of the Material Contracts with respect to which the Company has not disclosed material terms due to confidentiality restrictions binding the Company or one or more of its Subsidiaries (the “Confidential Contracts”). Section 2.18(d) of the Company Disclosure Schedule sets forth a true, accurate and complete description of the material terms of each of the Confidential Contracts, to the extent such terms are not apparent on the face of the redacted versions of the Confidential Contracts provided to Parent and to the extent such disclosure to Parent does not violate any confidentiality obligation of the Company to the other parties thereto. With respect to the terms of the Confidential Contracts that may not be disclosed to Parent, without such disclosure being a violation of the confidentiality obligations of the Company to the other parties to such Confidentiality Contract (the “Confidential Terms”), the Confidential Terms are commercially reasonable in light of the use by or services to the Company and its Subsidiaries under such Contract, as well as consistent with the customary or standard terms and conditions of similar agreements within the industry. Except as disclosed in Section 2.18(d) of the Company Disclosure Schedule, the Confidential Contracts were entered into on an arms-length basis. No Confidential Terms restrict in any manner, the ability of the Company, its Subsidiaries or any of their respective Affiliates to engage or compete in any line of business or to compete in any geographical area. Neither the execution and delivery by the Company of this Agreement, nor the consummation of the Merger and any other transactions contemplated hereby, will violate, or conflict with, or result in a breach of any provision of, or constitute a material default (or an event that, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment obligations under, or result in the creation of any Lien upon any of the Assets and Properties of the Company or any of its Subsidiaries under, or result in being declared void, voidable or without further binding effect, or result in any other modification of or trigger any right or obligation under, any Confidential Terms (either alone or in conjunction with the other terms of the Confidential Contracts, except to the extent evident on the face of the redacted versions of the Confidential Contracts provided to Parent).
     2.19 Insurance.
          (a) Section 2.19(a) of the Company Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment terms thereof, the period of time covered thereby and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies in effect that insure any of the business, operations or employees or directors of the Company or any of its Subsidiaries or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company or any of its Subsidiaries and that (x) have been issued to the Company or one of its Subsidiaries or (y) to the Knowledge of the Company or its Subsidiaries, have been issued to any Person (other than the Company or its Subsidiaries) for the benefit of the Company or any of its Subsidiaries. The insurance coverage provided by the policies set forth therein will not terminate or lapse by reason of any of the transactions contemplated by this Agreement or any of the

Ancillary Agreements. Each policy required to be listed in Section 2.19(a) of the Company Disclosure Schedule is valid and binding and in full force and effect, all premiums due thereunder have been paid when due and neither the Company, the applicable Subsidiary of the Company nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and the Company has no Knowledge of any reason or state of facts, events or circumstances that could reasonably be expected to lead to the cancellation of such policies or of any threatened termination of, or material premium increase with respect to, any of such policies. The insurance policies listed in Section 2.19(a) of the Company Disclosure Schedule are in amounts and have coverages as required by any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets and Properties is bound.
          (b) There have been no claims (other than claims under its medical, dental, disability and workers’ compensation insurance policies by employees or former employees) made under any insurance policies covering the Company or any of its Subsidiaries in the last two years. Neither the Company nor any of its Subsidiaries has received notice that any insurer under any policy listed (or required to be listed) in Section 2.19(a) of the Company Disclosure Schedule is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause.
     2.20 Affiliate Transactions.
          (a) Except as disclosed in Section 2.20(a) of the Company Disclosure Schedule, (i) there are no Contracts or Liabilities, other than relating to the Founder Loans (and Interim Company Indebtedness entered into after the date hereof), between the Company or any of its Subsidiaries, on the one hand, and (A) any current or former officer, director, stockholder, or to the Company’s Knowledge, any Affiliate or Associate of the Company or any of its Subsidiaries, or (B) any Person who, to the Company’s Knowledge, is an Associate of any such officer, director, stockholder or Affiliate, on the other hand, (ii) neither the Company nor any of its Subsidiaries provides or causes to be provided any Assets and Properties, services or facilities to any such current or former officer, director, stockholder, Affiliate or Associate, (iii) no such current or former officer, director, stockholder, Affiliate or Associate provides or causes to be provided any Assets and Properties, services or facilities to the Company or any of its Subsidiaries and (iv) neither the Company nor any of its Subsidiaries beneficially owns any Investment Assets of any such current or former officer, director, stockholder, Affiliate or Associate; in each case, whether directly or indirectly.
          (b) Each of the Contracts and Liabilities listed or required to be listed in Section 2.20(a) of the Company Disclosure Schedule were entered into or incurred, as the case may be, on terms no less favorable to the Company and its Subsidiaries (in the reasonable judgment of the Company) than if such Contract or Liability was entered into or incurred on an arm’s-length basis on competitive terms.
     2.21 Employees; Labor Relations.
          (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and there are no unfair labor practice or labor arbitration

Actions or Proceedings pending with respect to the Company or any of its Subsidiaries, or, to the Knowledge of the Company, threatened, and there are no facts or circumstances with respect to which the Company or any of its Subsidiaries has Knowledge that could reasonably be expected to give rise to such complaint or claim. To the Knowledge of the Company or any of its Subsidiaries, there are no union organizational efforts presently underway or threatened involving any employees of the Company or any of its Subsidiaries or any of the employees performing work for the Company or any of its Subsidiaries but provided by an outside employment agency, if any. There has been no work stoppage, strike or other similar concerted action by employees of the Company or any of its Subsidiaries.
          (b) Each Person who is an employee of the Company or any of its Subsidiaries is employed at will, and no employee of the Company or any of its Subsidiaries is represented by a union with respect to the employee’s employment by the Company. Except as disclosed in Section 2.21(b)(i) of the Company Disclosure Schedule, each Person who is or was an independent contractor of the Company or any of its Subsidiaries is or was properly classified as an independent contractor for purposes of all employment related Laws and all Laws concerning the status of independent contractors. Section 2.21(b)(ii) of the Company Disclosure Schedule sets forth the name of each employee of the Company or any of its Subsidiaries (and each consultant providing services to the Company or any of its Subsidiaries similar to employees), together with such Person’s position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such Person. To the Knowledge of the Company, within the six months prior to the date of this Agreement, no employee of the Company or any of its Subsidiaries, other than those identified on Section 2.21(b)(iii) of the Company Disclosure Schedule, has made any threat, or otherwise revealed an intent, to terminate such employee’s relationship with the Company or, as applicable, its Subsidiary, for any reason, including because of the consummation of the transactions contemplated by this Agreement. Except as disclosed in Section 2.21(b)(iv) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement for the provision of labor from any outside agency. To the Knowledge of the Company, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Company or any of its Subsidiaries, and no claims by any Governmental or Regulatory Authority with regard to such employees.
          (c) Since January 1, 2007, there have been no complaints, charges or claims filed with a Governmental or Regulatory Authority under federal or state or any other Law based on sexual, racial or other prohibited forms of harassment, age, sex, disability, race or other prohibited forms of discrimination or common law employment-related claims, including claims of wrongful termination, by any employees of the Company or any of its Subsidiaries or, to the Company’s Knowledge, by any of the employees performing work for the Company or any of its Subsidiaries, but provided by an outside employment agency, and there are no facts, events or circumstances with respect to which the Company has Knowledge that could reasonably be expected to give rise to such complaint or claim. The Company and each of its Subsidiaries has (i) complied in all material respects with and properly classified and paid its employees under all applicable state wage and hour Laws, except as disclosed in Section 2.21(c)(i) of the Company Disclosure Schedule, (ii) timely paid all compensation (including, but not limited to, vacation, bonuses and commissions, if any) owed to all current and former employees, (iii) complied in all material respects with all requirements of state and federal Occupational Safety and Health

Administration (OSHA), (iv) complied in all material respects with all applicable immigration Laws, (v) complied in all material respects with all Laws related to the employment of employees, except as disclosed in Section 2.21(c)(v) of the Company Disclosure Schedule, and (vi) since January 1, 2007 neither the Company nor any of its Subsidiaries has received any written notice of any claim that it has not complied in any material respect with any Laws relating to the employment of employees, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, employee safety, or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.
          (d) Neither the Company nor any of its Subsidiaries has any written policies and/or employee handbooks or manuals.
          (e) To the Knowledge of the Company, no officer, employee or consultant of the Company or any of its Subsidiaries is obligated under any Contract or subject to any Order or Law that would interfere with the Company’s or any of its Subsidiaries’ business as currently conducted. To the Knowledge of the Company, neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s or any of its Subsidiaries’ business as presently conducted nor any activity of such officers, employees or consultants in connection with the carrying on of the Company’s or any of its Subsidiaries’ business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any rights under any Contract under which any of such officers, employees or consultants is now bound.
     2.22 Environmental Matters.
          (a) To the Knowledge of the Company, the Company and its Subsidiaries possess any and all material Environmental Permits necessary to or required for the operation of their respective businesses.
          (b) The Company and each of its Subsidiaries is in compliance in all material respects with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.
          (c) Neither the Company, or any Subsidiary of the Company, nor any predecessor of the Company or any Subsidiary of the Company nor any entity previously owned by the Company or any of its Subsidiaries, has received any written notice of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any Release or threatened or suspected Release of any Hazardous Material, or (ii) any violation of Environmental Law.
          (d) Neither the Company, or any Subsidiary of the Company, nor to the Knowledge of the Company any predecessor of the Company or any Subsidiary of the Company nor to the Knowledge of the Company any entity previously owned by the Company or any of its Subsidiaries, has any obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material, and there have been no events, facts or circumstances which would reasonably be expected to form the basis of any such material obligation or liability.

          (e) To the Knowledge of the Company, no Releases of Hazardous Material(s) have occurred at, from, in, to, on, or under any Site and no Hazardous Material is present in, on, about or migrating to or from any Site.
          (f) None of the Company, nor any Subsidiary of the Company, nor any predecessor of the Company or any Subsidiary of the Company nor to the Knowledge of the Company any entity previously owned by the Company or any of its Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any location.
          (g) No Site is a current or, to the Knowledge of the Company, proposed, Environmental Clean-up Site.
          (h) There are no Liens under or pursuant to any Environmental Law on any Site.
          (i) To the Knowledge of the Company, there is no (i) underground storage tank, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon, (v) lead-based paint or (vi) urea formaldehyde at any Site. To the Knowledge of the Company, any underground storage tank at any Site meets all 1998 upgrade requirements.
          (j) To the Knowledge of the Company, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted with respect to any Site which have not been delivered to Parent prior to execution of this Agreement.
          (k) Neither the Company nor any of its Subsidiaries is a party, whether as a direct signatory or as successor, assign, third-party beneficiary, guarantor or otherwise, to, and is not otherwise bound by, any lease or other Contract under which the Company or any of its Subsidiaries is obligated or may be obligated by any representation, warranty, covenant, restriction, indemnification or other undertaking respecting Hazardous Materials or under which any other Person is or has been released respecting Hazardous Materials.
          (l) To the Knowledge of the Company, the Company and its Subsidiaries, and any predecessors of the Company or any of its Subsidiaries and any entity previously owned by the Company or any of its Subsidiaries have provided all material notifications and warnings, made all material reports, and kept and maintained in all material respects all material records required pursuant to Environmental Laws.
     2.23 Substantial Customers and Suppliers. Section 2.23(a) of the Company Disclosure Schedule lists the fifteen largest customers of the Company and its Subsidiaries, collectively, on the basis of revenues collected or accrued for fiscal year 2009. Section 2.23(b) of the Company Disclosure Schedule lists the fifteen largest suppliers of the Company and its Subsidiaries, collectively, on the basis of cost of goods or services purchased for fiscal year 2009. Except as disclosed in Section 2.23(c) of the Company Disclosure Schedule, no such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Company and its Subsidiaries since January 1, 2009 or, to the Knowledge of the Company or its Subsidiaries, has threatened to cease or materially reduce such purchases or sales or provision of services after the date hereof. To the Knowledge of the Company or its Subsidiaries, no such customer or supplier is threatened with bankruptcy or insolvency.
     2.24 Accounts Receivable. The accounts and notes receivable of the Company and each of its Subsidiaries reflected on the balance sheet contained in the Unaudited 2009 Financial Statements, and all accounts and notes receivable arising subsequent to the Financial Statement Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) to the Knowledge of the Company are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (c) to the Knowledge of the Company are not subject to any valid and material set-off or counterclaim, except as disclosed in Section 2.24(c) of the Company Disclosure Schedule, and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, except as disclosed in Section 2.24(d) of the Company Disclosure Schedule.
     2.25 Inventory. All inventory of the Company and its Subsidiaries reflected on the balance sheet included in the Unaudited 2009 Financial Statements consisted, and all such inventory acquired since the Financial Statement Date consists, of a quality and quantity usable and salable in the ordinary course of business. Except as disclosed in the notes to the Unaudited 2009 Financial Statements or in Section 2.25 of the Company Disclosure Schedule, all items included in the inventory of the Company and its Subsidiaries are the property of the Company or one of its Subsidiaries free and clear of any Lien, other than Permitted Liens, have not been pledged as collateral, are not held by the Company or one of its Subsidiaries on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by applicable Law or Governmental or Regulatory Authorities.
     2.26 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Company or any of its Subsidiaries or any of the Founders.
     2.27 Banks and Brokerage Accounts. Section 2.27 of the Company Disclosure Schedule sets forth, (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any of its Subsidiaries have an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company or any of its Subsidiaries having signatory power with respect thereto and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.
     2.28 [Intentionally omitted.]
     2.29 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (acting, directly or indirectly, through their respective employees or directors), nor to the

Knowledge of the Company or any of its Subsidiaries, any agent or other Person associated with or acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any material provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.
     2.30 Tax-Free Reorganization. To the Knowledge of the Company and its Subsidiaries, neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers or stockholders has taken, or permitted any Affiliate to take, any action that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.
     2.31 Intentionally omitted.
     2.32 Approvals.
          (a) The Company and each of its Subsidiaries has obtained all material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company and its Subsidiaries in the manner as it is currently being conducted, and, there has been no written notice received by the Company or any of its Subsidiaries of any material violation or material noncompliance with any such Approvals. All material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company or any of its Subsidiaries as it is currently being conducted are set forth in Section 2.32(a) of the Company Disclosure Schedule.
          (b) Except as disclosed in Section 2.32(b) of the Company Disclosure Schedule, the Company Stockholder Approval is the only vote of the holders of any of the Company Capital Stock necessary to approve this Agreement and the Merger and the transactions contemplated hereby.
     2.33 Intentionally omitted.
     2.34 Disclosure.
          (a) No representation or warranty made by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any certificate or other writing furnished to Parent pursuant to any provision of this Agreement (including the Company Financials and the notes thereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.
          (b) No information statement or proxy statement relating to the Company Stockholder Approval or any meeting called for such purpose, or action by written consent in lieu thereof will, as of the date delivered to the Company Stockholders and at the date of such meeting or consent, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, and such information statement or proxy statement will, as of the date delivered to the Company Stockholders and at the date of such meeting or consent, otherwise comply with all applicable requirements of Law and the certificate of incorporation and bylaws of the Company.
          (c) The information supplied by the Company for inclusion in the application for issuance of the California Permit pursuant to which the parties shall apply for the Parent securities to be issued in the Merger to be qualified under the California Code (the “Permit Application”) shall not, at the time the Fairness Hearing is held pursuant to Section 25142 of the California Code, at the time the qualification of such securities is effective under Section 25122 of the California Code or at any other time prior to the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub which is contained in the Permit Application.
          (d) Except as disclosed in Section 2.34 of the Company Disclosure Schedule, true, accurate and complete copies of all documents referenced in the Disclosure Index have been provided to Parent on or before the date hereof.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub each hereby represent and warrant to the Company as follows:
     3.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has full corporate or limited liability company power and authority, as applicable, to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its Assets and Properties. Each of Parent and Merger Sub is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a Material Adverse Effect on Parent.
     3.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action by the board of directors of Parent and the sole member of Merger Sub, as applicable, and no other action on the part of the board of directors of Parent and the sole member of Merger Sub is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which each is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Parent or Merger Sub is a party have been or, for Ancillary Agreements to be entered into by Parent or Merger Sub after the date hereof, will be on or before the Effective Time, as applicable, duly and validly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery hereof by the Company and the other parties thereto, and assuming the enforceability against the Company and the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of Parent or Merger Sub, as applicable, enforceable against Parent or Merger Sub, as applicable, in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.
     3.3 Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, non-assessable and issued in compliance with applicable federal and state securities Laws subject to the truth and accuracy of the representations made by the Company and the Founders in Section 2.34.
     3.4 SEC Documents; Parent Financial Statements.
          (a) As of their respective filing dates, the SEC Documents filed by Parent prior to the date hereof and, subject in all cases to the truth and accuracy of the representations made by the Company in Section 2.34, all SEC Documents filed after the date hereof but before the Closing, complied or, if filed after the date hereof, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and the rules and regulations of the SEC thereunder, as the case may be; none of the SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such SEC Documents have been corrected, updated or superseded by a document subsequently filed with the SEC. Except for the filing of a Form 8-K in connection with entry into this Agreement, no event, condition, fact or circumstance exists that requires Parent to file a Current Report on Form 8-K with the SEC that has not been filed by Parent with the SEC.
          (b) The financial statements of Parent, including the notes thereto, included in the SEC Documents (the “Parent Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries, (ii) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and (iv) present fairly, in all material respects, the consolidated financial position of Parent at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments), it being understood that such financial statements may be required to be restated from time to time as may be required under applicable accounting rules in connection with past, present or future acquisitions. There has been no change in Parent’s accounting policies except as described in the notes to the Parent Financial Statements. Except as reflected or reserved against in the Parent Financial Statements, Parent has no material Liabilities, except for Liabilities (i) incurred in the ordinary course of business, or (ii) that would not be required to be reflected or reserved against in the balance sheet of Parent prepared in accordance with GAAP.
     3.5 No Conflicts. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by Parent and Merger Sub of its obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:
          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of (i) the certificate of incorporation or bylaws of Parent or (ii) the certificate of formation or operating agreement of Merger Sub;
          (b) except as would not have a Material Adverse Effect on Parent, conflict with or result in a violation or breach of any Law or Order applicable to Parent and Merger Sub or their respective Assets and Properties; or
          (c) except as would not have a Material Adverse Effect on Parent, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require Parent to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result of the terms of (except for (A) the filing of the Certificate of Merger; (B) such consents approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities Laws; (C) such filings as may be required under the HSR Act; and (D) the listing of the additional shares on the NYSE with respect to the shares of Parent Common Stock issuable under this Agreement), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any material additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon Parent or Merger Sub or any of their respective Assets and Properties, or (vii) result in the loss of a material benefit under, any of the terms, conditions or provisions of any License or other Contract to which Parent or Merger Sub is a party or by which any of their respective Assets and Properties are bound.
     3.6 Information to be Supplied by Parent or Merger Sub. The information supplied by Parent or Merger Sub for inclusion in the Permit Application shall not either at the time the Fairness Hearing is held pursuant to Section 25142 of the California Code or the time the qualification of such securities is effective under Section 25122 of the California Code, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation, warranty or covenant with respect to any information supplied by the Company which is contained in any of the foregoing documents.
     3.7 Ownership of Merger Sub; No Prior Activities. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities, or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
     3.8 Tax-Free Reorganization. To the Knowledge of Parent, neither Parent nor any of its directors, officers or its stockholders has taken, or permitted its Affiliates to take, any action that would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.
     3.9 Approvals.
          (a) No Approvals of Governmental or Regulatory Authorities relating to the business conducted by Parent are required to be given to or obtained by Parent from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than (i) the filing of the Certificate of Merger, (ii) the filing of a Notification and Report Form pursuant to the HSR Act, if applicable, and, in such case, termination of the waiting period under the HSR Act, (iii) Approvals as may be required under securities Laws, (iv) authorization of the NYSE of the listing of additional shares with respect to the shares of Parent Common Stock issuable under this Agreement, and (v) Approvals of Governmental or Regulatory Authorities which would not reasonably be expected to have a Material Adverse Effect on Parent).
          (b) No Approvals are required to be given to or obtained by Parent from any third parties (other than Governmental or Regulatory Authorities) in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, other than such Approvals the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on Parent.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business of the Company.
          (a) Unless otherwise consented to in writing by Parent, during the period from the date of this Agreement and continuing until the earlier of (x) the termination of this Agreement and (y) the Effective Time, the Company shall carry on its business and that of its Subsidiaries substantially in the usual, regular and ordinary course and consistent with past practice, pay the Liabilities and Taxes of the Company and each of its Subsidiaries consistent with the Company’s past practices (and in any event when due), pay or perform all other obligations when due consistent with the Company’s past practices (other than Liabilities, Taxes and other obligations, if any, being contested in good faith through appropriate proceedings).
          (b) Without limiting the generality of the foregoing, except as expressly permitted by this Agreement (excluding the provisions of Section 4.1(a)), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Company Disclosure Schedule, the Company shall not (and shall cause each of its Subsidiaries not to) do, cause or permit any of the following, without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned:
               (i) cause or permit any amendments to its certificate of incorporation or bylaws (or similar organizational documents);
               (ii) declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements in effect on the date hereof providing for the repurchase of shares at cost in connection with any termination of service to it;
               (iii) enter into any Material Contract, or violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts, other than (A) entry into Material Contracts, or amendments, modifications and waivers, in each case, in the ordinary course of business consistent with past practice and not otherwise prohibited hereunder, and (B) the acceleration of the exercisability or vesting of any Non-Continuing Options;
               (iv) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of Company Capital Stock or capital stock of a Company Subsidiary (however denominated) or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities or other Equity Equivalents or rights to acquire, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Options outstanding as of the date hereof and grants of Company Options to employees and service providers hired after the date of this Agreement, with the consultation of Parent, in the ordinary course of business consistent with past practice;
               (v) dispose of, license or transfer to any Person any rights to any Intellectual Property, other than (A) non-exclusive licenses in connection with the sale of Company products, and (B) exclusive licenses for software and firmware solely designed or modified to operate with a particular customer’s technology; in each case in the ordinary course of business consistent with past practice;
               (vi) sell, lease, license or otherwise dispose of or encumber any Assets and Properties of the Company or any of its Subsidiaries, except as permitted under Section 4.1(b)(v) or for sales of products (and related non-exclusive licenses) in the ordinary course consistent with past practice;
               (vii) incur any Indebtedness, including guaranteeing any Indebtedness, or issue or sell any debt securities, or guarantee any debt securities of others, other than Interim Company Indebtedness;
               (viii) enter into any operating lease with a value exceeding $20,000 in any individual case or $100,000 in the aggregate, or lease for any real property;
               (ix) pay, discharge or satisfy any claim or Liability (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the balance sheet contained in the Unaudited 2009 Financial Statements and reasonable expenses incurred in connection with the transactions contemplated by this Agreement;
               (x) make any capital expenditures, capital additions or capital improvements, except in the ordinary course of business consistent with past practice and, individually or in the aggregate, in an amount not exceeding $500,000;
               (xi) reduce the amount of any insurance coverage provided by existing insurance policies or terminate any such policies;
               (xii) terminate or waive any right of substantial value other than the acceleration of the exercisability or vesting of any Non-Continuing Options;
               (xiii) (A) adopt or amend any employee benefit plan or stock purchase or option plan, except amendments required by applicable Law, (B) hire any new director level or officer level consultant or employee, (C) grant or pay any special bonus or special remuneration to any employee, consultant or director other than payments pursuant to cash bonus arrangements set forth on the Company Disclosure Schedule and entered into by the Company or one of its Subsidiaries prior to the date hereof, or (D) increase the salaries, wage rates or compensation of any employee or consultant, except in the ordinary course of business consistent with past practice;
               (xiv) acquire or agree to acquire by merging or consolidating with, or by purchasing substantial Assets and Properties of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;
               (xv) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return other than the Company’s or, if applicable, a Company Subsidiary’s corporate Tax Return for the year ended December 31, 2009, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except in the ordinary course of business consistent with past practice;
               (xvi) loan or advance any amount to, or enter into any Contract with, or otherwise make any payments to any stockholder of the Company, or any of their respective Affiliates or, with the exception of payments of salary or expense advancement in the ordinary course of business, consistent with past practice, in their capacity as employees or directors of the Company, including any officer thereof; or
               (xvii) take or agree in writing or otherwise to take, (A) any of the actions described in this Section 4.1(b), (B) any willful or intentional action that would result in a material breach of any of the Company’s representations or warranties contained in this Agreement, or (C) any other action that would prevent or is reasonably likely to prevent the Company or any of its Subsidiaries from performing, or cause or is reasonably likely to cause the Company or any of its Subsidiaries, not to perform, its covenants and agreements hereunder.
     For the avoidance of doubt, nothing herein shall limit the rights and obligations of the parties under any agreement relating to the Parent Loan.
     4.2 No Solicitation.
          (a) Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1, neither the Company, nor any of its Subsidiaries will take, and the Company shall cause the Founders not to take, directly or indirectly, nor will the Company permit any of the Company’s or its Subsidiaries’ or the Founder’s Representatives to take, any of the following actions with any Person other than Parent and its designees: (i) solicit, encourage, initiate, entertain, accept receipt of, review or encourage any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Business Combination with the Company or any of its Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter organized) (a “Competing Proposed Transaction”), (ii) provide information with respect to the Company or any of its Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter organized) to any Person, other than Parent, relating to (or which the Company reasonably believes would be used or could reasonably be expected to be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company or any Subsidiary of the Company (whether such Subsidiary is in existence on the date hereof or is hereafter organized), (iii) agree to enter into a Contract with any Person, other than Parent, providing for, or approve, a Business Combination with the Company or any Subsidiary (whether such Subsidiary is in existence on the date hereof or is hereafter organized), other than the Merger, or (iv) authorize or permit any of the Company’s or its Subsidiary’s or any of the Founder’s Representatives to take any such action.
          (b) Notwithstanding the foregoing, prior to receipt of the Company Stockholder Approval (but not after receipt of the Company Stockholder Approval), the Company and its Representatives shall be permitted to engage in discussions or negotiations with, or provide any information or data to, any Person in response to an unsolicited bona fide written inquiry, proposal or offer of a Competing Proposed Transaction, by any such Person, received after the date hereof and that is not otherwise in breach hereof by the Company or its Representatives, if and only to the extent that, in any such case, (i) the board of directors of the Company concludes in good faith that such inquiry, proposal or offer of a Competing Proposed Transaction constitutes or is reasonably likely to lead to a Superior Proposal, (ii) the board of directors of the Company determines in good faith (after consultation with its outside counsel) that failing to take such action would be reasonably likely to constitute a breach of the directors’ fiduciary duties to the stockholders of the Company under applicable Law, (iii) prior to providing any information or data to any Person in connection with any such written offer of a Competing Proposed Transaction by any such Person, the board of directors of the Company receives from such Person an executed confidentiality agreement containing terms at least as stringent as a whole as those contained in the Confidentiality Agreement, and (iv) prior to providing any information or data to any such Person or entering into any negotiations with any such Person, the Company notifies Parent promptly, but in any event within 48 hours, of such inquiries, proposals or offers received by, any such information or data requested from, or any such discussions or negotiations sought to be initiated with, the Company or its Representatives (the “Proposal Notice”), and in connection with such Proposal Notice, includes the names of such Person and the material terms and conditions of any inquiries, proposals or offers. The Company agrees that it will keep Parent informed on a reasonably current basis of the status and terms of any such inquiries, proposals or offers and the status and terms of any such discussions or negotiations, and provide Parent with a copy of any written information or data provided by the Company or its Representatives under this Section 4.2(b) to the Person making such inquiry, proposal or offer if such information has not been previously provided to Parent. The Company agrees that it will promptly, but in any event within 24 hours after entry into this Agreement, inform its officers, directors, key employees and other Representatives of the obligations undertaken in this Section 4.2.
          (c) Notwithstanding anything herein to the contrary, at any time prior to the receipt of the Company Stockholder Approval (but not after receipt of the Company Stockholder Approval), the board of directors of the Company may, solely in response to a Superior Proposal, cause the Company to terminate this Agreement pursuant to Section 8.1(i) in order to cause the Company to enter into a binding acquisition agreement containing the terms of a Superior

Proposal; provided, however, that (i) no such termination of this Agreement by the Company may be made until after the fourth Business Day following Parent’s receipt of written notice from the Company advising Parent that the board of directors of the Company intends to terminate this Agreement pursuant to Section 8.1(i) and specifying the terms and conditions of (including in such notice a copy of the proposed agreement setting forth such terms and conditions), and the identity of any Person making, the Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new four Business Day period), (ii) the Company shall, and shall cause its financial and legal advisors to, during such four Business Day period described above, negotiate with Parent and Merger Sub in good faith, to the extent Parent and Merger Sub desire to negotiate, to make such changes in the terms and conditions of this Agreement so that such Competing Proposed Transaction ceases to constitute a Superior Proposal, and (iii) concurrent with or prior to such termination, the Company pays Parent the Termination Fee pursuant to Section 5.5(b). In determining whether to terminate this Agreement as described in this Section 4.2(c), the board of directors of the Company shall take into account any changes to the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Permit Application.
          (a) As soon as reasonably practicable after the execution of this Agreement, Parent shall prepare, with the cooperation of the Company and its Subsidiaries, and file the Permit Application. Parent and the Company shall each use commercially reasonable efforts to cause the Permit Application to comply with the requirements of applicable federal and state laws and to cause the California Permit to be issued as promptly as practicable. Each of Parent and the Company agrees to provide promptly to the other such information concerning its and its Subsidiaries’ business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation and completion of the Permit Application. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company and its Subsidiaries or Parent, as applicable, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Permit Application in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law.
          (b) Each party will fully comply with all securities and other Laws applicable to such party in complying with its obligations hereunder.
     5.2 Stockholder Approval. As soon as reasonably practicable following the date of issuance of the California Permit, and in no event later than the fifth Business Day thereafter, the Company shall, in accordance with the DGCL, the California Code, other applicable Law, and its certificate of incorporation and bylaws of the Company, for the purpose of obtaining the approval and adoption of this Agreement by the stockholders of the Company, shall solicit the written consent of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock voting as a single class, and (ii) holders of all of the outstanding shares of Company Preferred Stock voting as a separate class (collectively, the “Company Stockholder Approval”). Unless this Agreement shall have been terminated pursuant to Section 8.1, the Company shall submit this Agreement to its stockholders for adoption whether or not the Company’s board of directors determines at any time subsequent to declaring its advisability that this Agreement is no longer advisable and recommends that its stockholders reject it. The materials submitted to the stockholders of the Company in respect of the Merger shall have been subject to prior review and comment by Parent and shall include (1) information regarding the Company, the terms of the Merger and this Agreement, (2) subject to the right of the board of directors of the Company to make a Qualifying Amendment, the unanimous recommendation of the board of directors of the Company that the Company’s stockholders adopt this Agreement, (3) subject to the right of the board of directors of the Company to make a Qualifying Amendment, the conclusion of the board of directors of the Company that the terms and conditions of this Agreement and the Merger are advisable, fair to, and in the best interests of, the Company’s stockholders, and (4) such other documents as may be required to satisfy the requirements of applicable securities laws, including the Securities Act, in connection with the issuance and sale of Parent Common Stock in the Merger.
     5.3 Access to Information. Subject in all cases to the Company’s obligations of confidentiality with respect to third-party confidential information, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice, the Company shall (a) give Parent and its officers, employees, accountants, counsel, financing sources and other agents and Representatives reasonable access during normal business hours to all buildings, offices, and other facilities and to all Books and Records of the Company or any of its Subsidiaries, whether located on the premises of the Company or at another location; (b) permit Parent during normal business hours to make such inspections as it may reasonably request; (c) cause its officers and that of any of its Subsidiaries to furnish Parent such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company or any of its Subsidiaries as Parent from time to time may reasonably request, including financial statements and schedules; (d) allow Parent the opportunity to interview such employees and other personnel and Affiliates of the Company or any of its Subsidiaries, with the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed, provided that the Company shall be entitled to designate one observer at any such interview; and (e) reasonably assist and cooperate with Parent in the development of cooperation and/or integration plans for implementation by Parent and the Surviving Company following the Effective Time to the extent that such assistance and cooperation does not disrupt the business of the Company or any of its Subsidiaries (including involving engineering or research and development employees of the Company or any of its Subsidiaries); provided, however, that no investigation made prior to the date of this Agreement or made pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company herein. Notwithstanding the foregoing, the Company shall not be required to provide access to, permit inspections of, or furnish to Parent, any information or documents which would, in the reasonable judgment of the Company, (i) constitute a waiver of the attorney-client or other privilege held by the Company or any Subsidiary, (ii) otherwise violate any applicable Laws or any Confidential Contract (solely, to the extent of the

Confidential Terms), or (iii) which would result in a competitor of the Company or any of its Subsidiaries (which, for the avoidance of doubt, does not include Parent and its Affiliates as of the date hereof) receiving material information that is competitively sensitive; provided that the Company shall promptly provide Parent with a complete list and a detailed description of the non-Confidential Terms of any documents or other information that the Company determines it is required to withhold pursuant to the Company’s obligations of confidentiality with respect to third-party confidential information (including in any books or records) or otherwise under the foregoing sentence. Subject to the confidentiality obligations of the Confidentiality Agreement, materials furnished to Parent pursuant to this Section 5.3 may be used by Parent for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.
     5.4 Confidentiality. The parties acknowledge that Parent and the Company have previously executed that certain Strategic Business Nondisclosure Agreement, dated April 14, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms. Without limiting the foregoing, all information furnished to Parent and its officers, employees, accountants and counsel by the Company, and all information furnished to the Company and its officers, employees, accountants and counsel by Parent and its officers, employees, accountants and counsel pursuant to the terms of this Agreement, including the status of the transactions contemplated hereby, shall be covered by the Confidentiality Agreement, and Parent and the Company shall be fully liable and responsible under the Confidentiality Agreement for any breach of the terms and conditions thereof by their respective Subsidiaries, and their respective officers, employees, accountants, counsel, financing sources and other agents and Representatives.
     5.5 Expenses.
          (a) All fees and expenses incurred in connection with the Merger (whether or not it is consummated), including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, incurred by a party or other Person in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (collectively, “Third-Party Expenses”), shall be the obligation of the respective party or other Person incurring such fees and expenses.
          (b) In the event that this Agreement is terminated (1) by the Company pursuant to Section 8.1(i), or (2) by Parent pursuant to
Section 8.1(d) after receipt by the Company or announcement of a Competing Proposed Transaction and such termination is a result of a breach by the Company of its representations, warranties or covenants contained herein arising from a willful or deliberate act or omission of the Company or any of its Subsidiaries or any of the Founders, after such receipt or announcement, then the Company shall pay Parent a fee equal to $10,000,000 plus the reasonable out-of-pocket costs and expenses of Parent incurred in connection with the negotiation, execution and performance of this Agreement (the “Termination Fee”) by wire transfer of same day funds to an account designated by Parent (i) prior to or simultaneously with such termination in the case of a termination pursuant to Section 8.1(i), and (ii) within two Business Days thereafter in the case of a termination pursuant to Section 8.1(d) as described above.

          (c) The Company acknowledges that the agreement contained in Section 5.5(b) is an integral part of the transactions contemplated hereby, and that, without this agreement Parent would not have entered into this Agreement, and that the amount payable pursuant to Section 5.5(b) does not constitute a penalty. Accordingly, if the Company fails promptly to pay any amounts due to Parent pursuant to Section 5.5(b) within the time period specified in Section 5.5(b), and in order to obtain such payment, Parent commences a claim, suit, proceeding or other action that results in a final, non-appealable judgment against the Company, the Company shall pay to Parent interest on the amount it is required to pay under Section 5.5(b) from and including the date payment of such amount was due hereunder to but excluding the date of actual payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus 5%, together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.
     5.6 Public Disclosure. Except for the initial public announcement regarding entry into this Agreement, as to which the parties have agreed upon the form, unless otherwise required by Law (including federal and state securities Laws) or, as to Parent, by the rules and regulations of the NYSE, prior to the Effective Time, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed. In addition, (a) Parent may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, and (b) the Company may make such disclosures as are required to be made by the Company in connection with its compliance with requirements under Contracts to which it is a party to provide notice to, obtain the consent of, or obtain a waiver from, any Person in order to perform under this Agreement; so long as in each case, any such statements accurately describe and relate solely to information contained in this Agreement or are within the scope of the information provided in previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 5.6.
     5.7 FIRPTA Compliance. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
     5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of:
          (a) the occurrence or non-occurrence of any fact, change, circumstance, condition or event, the occurrence or non-occurrence of which is reasonably likely to cause (or has caused) any representation or warranty of the Company, on the part of the Company, or Parent or Merger Sub, on the part of Parent, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date;
          (b) any failure or inability of the Company, on the part of the Company, or Parent or Merger Sub, on the part of Parent, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

          (c) the receipt of any notice or communication (whether written or oral) that claims that any Person holds or is entitled to any equity interest in the Company not disclosed pursuant to Section 2.3(b) or Section 2.3(d) of the Company Disclosure Schedule on the date hereof; or
          (d) any licensor, vendor, supplier, licensee or customer of the Company or any of its Subsidiaries who cancels or otherwise modifies in any adverse respect its relationship with the Company or any of its Subsidiaries in a manner material to the Company and its Subsidiaries, taken as a whole, or any such Person communicates in writing or gives credible oral notice, to the Company or any of its Subsidiaries any intention to do so;
provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect any remedies available to the party receiving such notice.
     5.9 [Intentionally Omitted.]
     5.10 Additional Documents and Further Assurances; Cooperation.
          (a) Upon the terms and subject to the conditions of this Agreement (i) each party, at the request of any other party hereto, shall execute and deliver such other instruments reasonably necessary to seek and obtain any and all Approvals of any Governmental or Regulatory Authority or other Person required in connection with the Merger, (ii) the Company shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable in order to obtain all necessary consents and approvals from Governmental or Regulatory Authorities, or other Persons necessary in connection with the consummation by the Company of the Merger and the other transactions contemplated hereby and to satisfy the conditions set forth in Sections 6.1 and 6.3 as promptly as practicable, and (iii) Parent shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable in order to obtain all necessary consents and approvals from Governmental or Regulatory Authorities, or other Persons necessary in connection with the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and to satisfy the conditions set forth in Sections 6.1 and 6.2 as promptly as practicable.
          (b) Notwithstanding anything contained herein to the contrary, no party shall be obligated to consent to any divestitures or operational limitations in connection with any Approvals required hereunder (including any Approvals required under the HSR Act) and no party shall be obligated to make a payment of money (other than nominal and customary filing fees) as a condition to obtaining any such Approval.
          (c) In furtherance and not in limitation of the foregoing, each party shall make any necessary or advisable filings under any Antitrust Law, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act, if necessary or advisable, with respect to the transactions contemplated hereby as promptly as practicable and in any event within seven Business Days of the date hereof or the determination such filing is necessary or advisable, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and, if applicable, take all other actions necessary or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act.
          (d) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in this Section 5.10 and subject to the terms hereof, use commercially reasonable efforts (to the extent permitted by applicable Law) to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any proceeding, investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or foreign Governmental or Regulatory Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental or Regulatory Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental or Regulatory Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences; provided that the parties shall not have an obligation to exchange any information that constitutes “business secrets,” including Item 4(c) attachments to any notification form required by the HSR Act.
     5.11 Indemnification.
          (a) Subject to the terms of Section 5 of the Non-Competition Agreements, Parent, the Company and the Surviving Company agree that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company and its Subsidiaries (the “Company Indemnified Parties”) as provided in their respective certificates of incorporation, bylaws, indemnification agreements in effect on the date of this Agreement and previously provided to Parent, applicable Law or otherwise shall continue in full force and effect from and after the Closing Date until the six-year anniversary thereof with respect to all claims for which such indemnification or exculpation rights may be asserted, assuming the consummation of the Merger; provided, however, that, (i) in the event any claim or claims are asserted or made within such period, all rights to indemnification in respect of any such claim or claims shall continue to disposition of any and all such claims asserted or made within such period, and (ii) the Surviving Company shall have no liability for any claim, if such claim would be a breach of the representation set forth in the last sentence of this clause (a). Absent agreement between the Surviving Company and the applicable Company Indemnified Party, any determination required to be made with respect to whether a Company Indemnified Party’s conduct complies with the standards set forth in the Company’s or its Subsidiaries’ certificate of incorporation or bylaws, or indemnification agreements, applicable Law or otherwise shall be made by independent counsel mutually agreed upon by the Surviving Company and the Company Indemnified Party (and fees and expenses of the independent counsel shall be paid by the Surviving Company), which such determination shall be final and binding on the parties thereto. The Company hereby represents and warrants to Parent that no claim for indemnification has been made by any director or officer of the Company or other

Company Indemnified Party, and, to the Knowledge of the Company, no reasonable basis exists for any such claim for indemnification.
          (b) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.11 shall survive the Effective Time indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Company, and shall be enforceable by the current and former directors and officers of the Company or its Subsidiaries and their respective successors, heirs or representatives. In the event that the Surviving Company or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company shall succeed to the obligations set forth in this Section 5.11.
          (c) For the avoidance of doubt, any payments made by the Surviving Company pursuant to Section 5.11(a) under its certificate of incorporation or bylaws, applicable Law or indemnification agreements as in effect on the date of this Agreement, including any indemnification obligations arising from the directors’ actions in connection with approving the terms of this Agreement, shall be Losses that are indemnifiable under Article VII to the extent the Surviving Company’s indemnification obligations hereunder are the result of or arise from matters subject to indemnification under Article VII.
     5.12 Form S-8. Parent shall file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options within five Business Days after the Effective Time to the extent the shares of Parent Common Stock issuable upon exercise of such Company Options qualify for registration on Form S-8. Parent shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement and the current status of the prospectus relating thereto for as long as such Company Options remain outstanding.
     5.13 NYSE Listing of Additional Shares Application. Parent shall, to the extent required by the rules of the NYSE, use its commercially reasonable efforts to list on the NYSE the shares of Parent Common Stock required to be reserved for issuance in connection with the Merger.
     5.14 Company’s Auditors. The Company will use commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (a) the preparation of financial statements (including pro forma financial statements, if required) as necessary or required by Parent to comply with applicable regulations of the SEC and the California Commissioner of Corporations and interpretations thereof, (b) the review of any Company audit or review work papers, including the examination of selected interim financial statements and data, (c) the delivery of such representations from the Company’s independent accountants as may be reasonably requested by Parent or its accountants, including a consent to be filed as an exhibit to the Permit Application, and (d) the securing of a binding fee commitment (on terms similar to those in place on the date of this Agreement) with respect to consents and comfort letters requested by Parent after the Closing.

     5.15 Termination of 401(k) Plans. Unless Parent requests otherwise in writing at least three Business Days prior to the Closing Date, the board of directors of the Company shall adopt resolutions terminating, effective prior to the Effective Time, any Plan which is intended to meet the requirements of Section 401(k) of the Internal Revenue Code, and which is sponsored, or contributed to, by the Company or any Subsidiary of the Company. At the Closing, the Company shall provide Parent (a) executed resolutions of the board of directors of the Company authorizing such termination and (b) as necessary, an executed amendment to the 401(k) Plan fully vesting all participants and terminating the 401(k) Plan.
     5.16 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the boards of directors of each of the parties hereto will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.
     5.17 Actions to Qualify as a “Reorganization”. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Internal Revenue Code. Neither Parent nor the Company shall take, nor permit its Affiliates to take, any action prior to or following the Closing that would cause the Merger, including the delivery of all Parent Common Stock to the holders of shares of Company Capital Stock or Company Options under Section 1.7, to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and each shall report all transactions under this Agreement and the Ancillary Agreements in accordance with their characterizations herein. Each of the Company, Parent and Merger Sub hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the Tax Opinions required by Section 6.2(d) and Section 6.3(m), which certificates shall be effective as of the date of such Tax Opinions.
     5.18 Intentionally Omitted.
     5.19 Information Technology Access. Because of the substantial lead time that may be required to order and install new software and hardware to integrate the Company’s IT systems with Parent’s, and the importance of a smooth integration of such IT systems promptly after the Closing, the Company agrees that Parent may order, between the date of this Agreement and the Closing Date, either in Parent’s name or, if required by the vendor, the Company’s name, but in either case at Parent’s sole cost and expense, any new IT services, hardware and software that Parent believes will be needed at the Company’s facilities in order to coordinate Parent’s and the Company’s respective operations following the Closing. For clarity, it is the parties’ intent not to connect any of the ordered services or systems prior to the Closing. If the Closing does not occur, Parent shall reimburse the Company for its reasonable and documented out-of-pocket costs incurred by it at the request of Parent in connection with the ordering of IT services, hardware and software contemplated by this Section 5.19. If Parent is so required to reimburse the Company, Parent will own any such hardware and software, and shall pay for the reasonable costs to remove such hardware and software from the Company or its Subsidiary’s premises.

Parent and the Company will cooperate in the removal of any such hardware or software so as to minimize any disruption to the Company’s or its Subsidiary’s business. In addition, if the Closing does not occur, the Company will reasonably cooperate with Parent in promptly canceling any orders for IT services, hardware or software and will otherwise act to minimize the costs which might be incurred in connection with the IT integration efforts.
     5.20 Intellectual Property. The Company shall give Parent prompt notice that any Person shall have (i) commenced, or shall have notified the Company or any of its Subsidiaries that it intends to commence, any Actions or Proceedings or (ii) provided the Company or any of its Subsidiaries with notice, in either case which allege(s) that any of the Company Owned Intellectual Property, including the Company Owned Intellectual Property, presently embodied, or proposed to be embodied, in the Company’s products or utilized in any development tools or design environments designed or modified by the Company or any of the Company Subsidiaries, infringes or otherwise violates the Intellectual Property rights of such Person, is available for licensing from a potential licensor (whether or not the Person providing the notice), or otherwise alleges that the Company or any of the Company Subsidiaries do not own or have the right to exploit such Company Owned Intellectual Property.
     5.21 Delivery of Stock Ledger and Minute Book of the Company. The Company shall deliver its stock ledger and minute book and those of each of its Subsidiaries to Parent at the Closing.
     5.22 Certain Employee Arrangements.
          (a) Each person who has accepted employment with the Surviving Company (including executing Parent’s standard form of Employee Creation and Non-Disclosure Agreement and associated schedules and statements without amendment or modification thereto in any substantive respect (other than disclosure and exceptions of prior inventions that are reasonably acceptable to Parent)) and who is an employee of the Company or any of its Subsidiaries immediately prior to the Closing (individually, a “Continuing Employee” and collectively, the “Continuing Employees”) shall be an employee of the Surviving Company or one of its Subsidiaries, as applicable, immediately following the Effective Time. For purposes of this Section 5.22(a) and Section 6.3(g), any determination made by Parent with respect to the addition of disclosure and exceptions for prior inventions on any Employee Creation and Non-Disclosure Agreement that is consistent with Parent’s standard employee screening practices during the three years prior to the date hereof shall be deemed reasonable.
          (b) Following a reasonable transition period determined by Parent, the Continuing Employees shall be eligible to receive substantially the same benefits as those maintained for similarly situated employees of Parent and its Subsidiaries, consistent with Parent’s applicable human resources policies and in accordance with the terms of Parent’s employee benefit plans. For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual) under any Parent employee benefit plan, Parent shall, to the extent permitted by applicable Law, provide that the Continuing Employees receive service credit under each Parent employee benefit plan (other than a defined benefit plan) for their period of service with the Company and its Subsidiaries prior to the Closing, except where doing so would cause a duplication of benefits. Parent shall use commercially reasonable efforts to negotiate with its outside carriers so that, for the calendar year including the Closing Date, the Continuing Employees shall not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under any Parent employee benefit plans that provide medical, dental and other welfare benefits (collectively, the “Parent Welfare Plans”) to the extent of amounts previously credited for such purposes under the Plans that provide medical, dental and other welfare benefits (the “Company Welfare Plans”). Parent shall use commercially reasonable efforts to negotiate with its outside carriers so that, any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such Parent Welfare Plans shall be waived with respect to the Continuing Employees (except to the extent any such waiting period, pre-existing condition exclusion, or requirement of show evidence of good health applied under the applicable Company Welfare Plan in which the participant then participates or is otherwise eligible to participate as of immediately prior to the Effective Time).
          (c) Concurrently with the execution of this Agreement, the Company has delivered to Parent a validly executed and delivered Non-Competition Agreement for each individual listed on Schedule 5.22(c), which Non-Competition Agreements shall become effective as of the Effective Time in accordance with their terms.
          (d) In addition to Parent’s assumption of Company Options pursuant to Section 1.7(d), within six months after the Closing Date, Parent shall have issued to employees of Parent or its Subsidiaries (including the Surviving Company) who were employees of the Company at the Effective Time options to purchase shares of Parent Common Stock in accordance with and as set forth in Schedule 5.22(d). The price of such options shall be no greater than the fair market value of shares of Parent Common Stock at the time of grant pursuant to the Company’s stock option grant policies, and the vesting and other terms and conditions of such options shall be no less favorable to the optionee than those that are issued to employees of the Parent generally.
          (e) Nothing in this Section 5.22 shall give any Company personnel or any other Person a right to employment or any other right under this Agreement as a third-party beneficiary or be deemed an amendment of any employment agreement or any employee benefit plan.
     5.23 No Control. Nothing contained in this Agreement or in any Ancillary Agreement will give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
     5.24 Supplement to Company Disclosure Schedule. The Company may revise or supplement the following items of the Company Disclosure Schedule from and after the date of this Agreement up to one Business Day prior to the Closing to reflect information that came into existence after the date hereof and would have been required to be disclosed on the Company Disclosure Schedule if such information was in existence on the date hereof: (a) Sections 2.3(a) — (d) of the Company Disclosure Schedule solely to reflect (i) issuances of Company Common Stock, (ii) transfers of shares of Company Capital Stock, (iii) the issuance of Company Options, or (iv) changes that result from the Company’s exercise of any repurchase rights it has in connection with the termination or resignation of any employee, consultant or other service provider; (b) Sections 2.3(b) and 2.3(d) of the Company Disclosure Schedule solely to reflect updated information that the Company receives regarding the state or country of residence of any Company Securityholder; (c) Section 2.5 of the Company Disclosure Schedule solely to update the list of directors and officers of the Company; (d) Section 2.8 of the Company Disclosure Schedule solely to identify any actions of the Board of Directors or stockholders of the Company; (e) Section 2.18(a) of the Company Disclosure Schedule solely to reflect the entry into Material Contracts permitted under this Agreement or the expiration of any Material Contract pursuant to its terms; (f) Section 2.19(a) of the Company Disclosure Schedule solely to reflect additions or replacements to the list of insurance policies; and (g) Section 2.21(b)(ii) of the Company Disclosure Schedule solely to reflect new employees and consultants of the Company or any of its Subsidiaries hired or engaged; provided however, in each case that such actions or other item disclosed is otherwise in compliance with and not prohibited by this Agreement. Revisions or supplements to the Company Disclosure Schedule made pursuant to the preceding sentence shall amend the Company Disclosure Schedule for purposes of Section 6.3(a) and Article VII of this Agreement. Nothing in this Section 5.24 shall limit the obligation of the Company to provide any required notice under Section 5.8.
     5.25 Operation of the Surviving Company Post-Closing.
          (a) After the Effective Time until the Second Earn Out Delivery Date (the “Earn Out Period”), Parent and the Surviving Company shall act in good faith and shall not make any decisions or take any actions for the purpose of avoiding the payment of the Earn Out Shares (the “Earn Out Operating Restrictions”).
          (b) In the event that Parent or the Surviving Company breaches the Earn-Out Operating Restrictions in any material respect or terminates the employment of any of the individuals listed on Schedule 5.22(c) other than for Cause, or an individual listed on Schedule 5.22(c) resigns his or her employment with Parent or one of its Subsidiaries for Good Reason, in each case, excluding any such individual that does not become an employee of the Surviving Company upon the Effective Time (each, an “Earn Out Trigger Event”), then any Milestone the period for determination of which ends on a date following the date such Earn Out Trigger Event occurs, shall be deemed to have been successfully achieved, and Parent shall deposit with the Exchange Agent for distribution to the Eligible Securityholders in accordance with Section 1.11 the Earn-Out Shares with respect to such Milestone(s) (less the Escrow Shares applicable to such Earn Out Shares, which Parent shall deposit with the Escrow Agent and Earn-Out Shares payable to holders of Substituted Parent Options) within ten Business Days following the occurrence of such Earn Out Trigger Event (the “Accelerated Earn Out Payment”). The parties hereto acknowledge and agree that the Accelerated Earn-Out Payment is reasonable in light of the actual damages that would be incurred by the Eligible Securityholders in connection with the occurrence of an Earn Out Trigger Event and further acknowledge and agree that such actual damages would be difficult to determine with exactness. THE RECEIPT OF THE ACCELERATED EARN-OUT PAYMENT BY THE ELIGIBLE STOCKHOLDERS IS NOT INTENDED TO AND SHALL NOT BE A FORFEITURE OR PENALTY, BUT IS INTENDED TO AND SHALL CONSTITUTE LIQUIDATED DAMAGES, PROVIDED THAT

SUCH RECEIPT, IF ANY, SHALL BE THE SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF SUCH EARN OUT TRIGGER EVENT.
          (c) In the event that (1) prior to the Closing or during the Earn Out Period Parent is subject to a Change of Control, or (2) during the Earn Out Period Parent or any of its Subsidiaries sells or otherwise transfers all or substantially all of the business of the Company to any Person not affiliated with Parent (whether by asset sale, merger or otherwise, but not including a sale or transfer of all or substantially all of the business of Parent and its Subsidiaries); then in each case, upon written demand of the Stockholder Agent, Parent shall make the Accelerated Earn-Out Payment. In the event of a Change of Control of Parent (i) during the Earn Out Period, the Accelerated Earn-Out Payment shall be paid immediately preceding the Change of Control, or (ii) prior to the Closing, the Accelerated Earn-Out Payment shall be due and payable at the Closing together with the deposit with the Exchange Agent of the Closing Shares.
          (d) Parent shall provide written notice to the Stockholder Agent of the occurrence of any event or condition that Parent believes constitutes a breach of Section 5.25(a) promptly after becoming aware of such event or condition.
          (e) Except as set forth in Section 5.25(a) above, nothing herein shall in any way (i) limit or restrict the business practices or decisions of Parent or its Subsidiaries, including the Surviving Company, following the Closing, or (ii) obligate Parent or any of its Subsidiaries to apply any special efforts or dedicate any special level of personnel or other resources to the business of the Company following Closing, which resources shall be determined by Parent in its sole discretion as appropriate and in the best interests of Parent and its Subsidiaries, taken as a whole.
     5.26 Legal Representation. To the extent permitted by applicable Law (including ethical rules relating to conflicts), from and after the Effective Time, Parent, for itself and its Affiliates (including, at such time, the Surviving Company) consents to the representation of Raju Vegesna by Arnold & Porter LLP, Richard McCoy or Amir Ohebsion, a Professional Corporation, in connection with any litigation, arbitration or other proceeding or claim that may arise between Parent or any of its Subsidiaries (including, at such time, the Surviving Company), on the one hand, and Raju Vegesna, on the other hand, resulting from or in connection with (i) this Agreement, the Ancillary Agreements, the negotiation or implementation of such agreements or the transactions contemplated hereby and thereby, or (ii) any services that Raju Vegesna provides to Parent or any of its Subsidiaries (including, at such time, the Surviving Company), whether as an employee or otherwise, and, to the extent permitted by applicable Law, waives irrevocably any conflict of interest or other objection to such representation.
     5.27 Restrictions With Respect to Certain Information.
          (a) For a period of two years after the Effective Date, without the prior consent of Raju Vegesna, such consent not to be unreasonably withheld, delayed or conditioned, neither Parent nor the Surviving Company shall, and each shall not direct or cause its Affiliates or Representatives to:

               (i) search the records (whether hard copies, electronic or otherwise) of the Surviving Company (or any successor to such records), created prior to the Closing, with intent to obtain any documents, electronic files, materials or information created by the Protected Group and distributed solely to the Company and other members of the Protected Group or communications sent by the Company or Raju Vegesna solely to the Protected Group, in each case, as part of the representation of the Company or Raju Vegesna by the Protected Group (A) in connection with this Agreement, the Ancillary Agreements, the negotiation or implementation of such agreements or the transactions expressly contemplated hereby and thereby, or (B) in connection with other matters unrelated to the Company and its Subsidiaries, including their respective businesses (for the avoidance of doubt, this clause (i) shall not apply to documents, electronic files, materials or information lawfully obtained by Parent or its Representatives from the Company or Raju Vegesna prior to the Closing); or
               (ii) search the records (whether hard copies, electronic or otherwise) of the Surviving Company (or any successor to such records), created prior to the Closing, with intent to obtain any documents, electronic files, materials or information that would be reasonably expected to relate to matters of the Founders that are unrelated to the Company and its Subsidiaries, including records relating to any other business in which a Founder is involved or personal records or communications.
          (b) If the management of Parent, the Surviving Company or any of their respective Subsidiaries discovers or obtains any information described in Section 5.27(a)(i) or (ii) above, upon becoming aware of the nature of such information, (i) such person or persons shall not read (or shall cease reading, if applicable), review or analyze such information immediately upon discovering its nature, and (ii) such person shall direct Parent’s employees and other Representatives that such person knows are aware of such information not to read, review or analyze such information and of Parent’s obligation under this Section 5.27 to keep such information confidential. None of Parent, the Surviving Company or any of their respective Subsidiaries shall use such information for any purpose or disclose such information to any other Person. For the avoidance of doubt, any use or disclosure of such information in violation of Parent’s employee policies regarding confidentiality of Parent information, which use or disclosure was not done at the direction of Parent or its Subsidiaries, shall not be a violation of the foregoing.
          (c) Notwithstanding anything contained herein, the restrictions contained in Sections 5.27(a) and 5.27(b) shall not apply to any document, electronic file, material or information that, without violation of Sections 5.27(a) or 5.27(b), (i) was in the public domain or available from public sources at the time of its discovery by Parent or its Subsidiaries or their respective Representatives in the documents, electronic files or other materials formerly belonging to the Company (the “Discovery Time”) or has entered the public domain other than by disclosure by or on behalf of Parent or its Subsidiaries; (ii) was already known to Parent or its Subsidiaries at the Discovery Time, as evidenced by contemporaneous written records; (iii) relates to a crime or fraud perpetrated by the Company, one of its Subsidiaries or the Founders, (iv) is reasonably related to any dispute between Parent or the Surviving Company and any of the Protected Group (including fee disputes); (v) is reasonably related to any dispute with any other third party, including customers of the Company or its Subsidiaries or any Company

Securityholder, or (vi) is required to be searched or disclosed pursuant to a Law, an Order, a rule or requirement of a Governmental or Regulatory Authority, subpoena, document request or other legal process (including SEC rules and regulations); provided, however, that in the event that Parent or any of its Representatives are required by an Order, applicable Law, regulation or other legal process to disclose any information referred to in Section 5.27(a), Parent shall promptly notify the Founder to whom such document, electronic file, material or other information relates in writing, and reasonably cooperate with such Founder, so that such Founder or another appropriate Person may seek a protective order or other appropriate remedy to prevent public disclosure of such information.
     5.28 Confidential Contracts. The Company shall use all commercially reasonable efforts to obtain the permission of the other parties to each Confidential Contract listed on Schedule 5.28 to provide a copy to Parent of each such Confidential Contract prior to the Closing.
     5.29 Additional Parent Loans. From and after the date hereof, until the Closing or earlier termination of this Agreement, (i) on the date hereof the Company has provided, and on or before the end of each month thereafter the Company shall provide, Parent with the Company’s good faith estimate of its working capital requirements for the prior three months, and its anticipated working capital requirements for the following six months, and (ii) provided that the Company has provided the information in clause (i) above, and enters into a note reflecting such loan, Parent shall provide the Company with the Company’s reasonable working capital requirements on a monthly basis (taking into consideration any prior loans under this Section 5.29, the proceeds of which have not been used), in advance, beginning on June 1, 2010, in the form of loans due and payable on December 31, 2011 and bearing the same interest rate and other terms and conditions as the Parent Loans (other than the maturity date), such loans not to exceed $3,000,000 per month.
     5.30 Notice of Certain Matters. In addition to, and without limiting, the Company’s obligations to provide notice under Section 5.8, from and after the date hereof, until the Closing or earlier termination of this Agreement, the Company shall provide prompt (but in no event more than two Business Days after the Company obtains Knowledge of such event) written notice to Parent in the event that the Company obtains Knowledge that any employee of the Company or any of its Subsidiaries has made any threat, or has otherwise revealed an intent, to terminate such employee’s relationship with the Company or, as applicable, its Subsidiary, for any reason, including because of the consummation of the transactions contemplated by this Agreement.
ARTICLE VI
CONDITIONS TO THE MERGER
     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:
          (a) Governmental and Regulatory Approvals. Approvals from any Governmental or Regulatory Authority (if any) necessary for consummation of the transactions contemplated hereby shall have been obtained; and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
          (b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any Law or Order enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Merger.
          (c) Stockholder Approval. The approval of the Company Stockholders of the Merger as required under applicable Law and the Company’s certificate of incorporation shall have been obtained.
          (d) Listing of Parent Common Stock. The shares of Parent Common Stock issued in, and reserved for issuance in connection with, the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
          (e) Fairness Hearing and California Permit. The Fairness Hearing shall have been held by the Commissioner of Corporations of the State of California and the California Permit shall have been issued by the State of California.
     6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, other than any such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true and correct as of such specified earlier date, except as of each such date, where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality,” “Material Adverse Effect” or like qualifiers set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole; provided that the representations and warranties of Parent contained in Section 3.2 (Authority Relative to this Agreement), shall be true and correct in all respects as of the date of this Agreement and the Closing.
          (b) Performance. Parent and Merger Sub shall have performed in all material respects all obligations and agreements and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent and Merger Sub at or before the Closing.

          (c) Officers’ Certificates. Parent and Merger Sub shall have delivered to the Company (i) a certificate, dated the Closing Date, and executed by the President and Chief Executive Officer of Parent and Merger Sub, substantially in the form set forth in Exhibit C-1 attached hereto, and (ii) a certificate, dated the Closing Date, and executed by the Secretary of Parent and Merger Sub, substantially in the form set forth in Exhibit C-2 attached hereto.
          (d) Tax Opinion. The Company shall have received a written opinion from Arnold & Porter LLP to the effect that (i) the Merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code, and (ii) no material gain or loss will be recognized by Parent or the Company as a result of the Merger; provided, however, if Arnold & Porter LLP is unable to deliver such opinion, the Company shall use commercially reasonable efforts to cause another law firm of national reputation to deliver a written opinion to the same effect at or prior to Closing, and if such an opinion is so delivered, this condition shall be satisfied.
          (e) Key Employee Retention Arrangements. Each of the employees of the Company set forth on Schedule 5.22(c) shall, provided that such employees become employees of the Surviving Company upon the Effective Time, become a participant in Parent’s Change in Control Retention Plan at the Effective Time.
          (f) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any development or event, nor shall circumstances or conditions have come into existence that, individually or in the aggregate, have caused or are reasonably likely to result in a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.
     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:
          (a) Representations and Warranties. The representations and warranties of the Company in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, other than any such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true and correct as of such specified earlier date, except as of each such date, where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality,” “Material Adverse Effect” or like qualifiers set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; provided that the representations and warranties of the Company contained in Sections 2.2 (Authority Relative to this Agreement) and 2.4 (No Subsidiaries), shall be true and correct in all respects as of the date of this Agreement and the Closing.
          (b) Performance. The Company shall have performed in all material respects all obligations and agreements and complied with in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it at or before the Closing.

          (c) Officers’ Certificates. The Company shall have delivered to Parent (i) a certificate, dated the Closing Date, and executed by the President and Chief Executive Officer of the Company, substantially in the form set forth in Exhibit D-1 attached hereto, and (ii) a certificate, dated the Closing Date, and executed by the Secretary of the Company, substantially in the form set forth in Exhibit D-2 attached hereto.
          (d) Non-Competition Agreements. Concurrently with the execution of this Agreement, each individual listed on Schedule 5.22(c) shall have executed and delivered to Parent a Non-Competition Agreement, and (i) all such agreements shall be in full force and effect, effective as of the Effective Time, (ii) no party thereto shall be in material breach of such agreement, and (iii) no Person shall have challenged the enforceability thereof or threatened to challenge such enforceability.
          (e) FIRPTA Compliance. The Company shall have delivered to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).
          (f) Contingent Payment Agreement. Concurrently with the execution of this Agreement, each of the Founders shall have executed and delivered to Parent a Contingent Payment Agreement, all such agreements shall be in full force and effect, effective as of the Effective Time, and no Founder shall have challenged the enforceability thereof or threatened to challenge such enforceability.
          (g) Employees. The employees of the Company set forth on Schedule 5.22(c) shall continue to be employed by the Company at the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by the Surviving Company following the Merger, or, except as described on Schedule 6.3(g), that they are not willing or do not intend to execute and deliver to Parent, Parent’s standard form of Employee Creation and Non-Disclosure Agreement and associated schedules and statements (copies of each of which have previously been delivered to the Company) without amendment or modification thereto in any substantive respect (other than disclosure and exceptions of prior inventions that are reasonably acceptable to Parent). At least ninety percent of the engineering and research and development employees of the Company and its Subsidiaries employed as of the date of this Agreement shall continue to be employed by the Company or such Subsidiary immediately prior to the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by the Surviving Company or its Subsidiaries following the Merger or to execute and deliver to Parent, Parent’s standard form of Employee Creation and Non-Disclosure Agreement and associated schedules and statements without amendment or modification thereto in any substantive respect (other than disclosure and exceptions of prior inventions that are reasonably acceptable to Parent); provided that any engineering and research employees to whom Representatives of Parent communicate Parent’s or the Surviving Company’s intention to terminate their employment, demote or reduce their compensation or responsibilities, or increase their duties or responsibilities without a commensurate increase in compensation, shall be disregarded for purposes of making the necessary calculation. If one or more engineering and research and development employees of the Company or its Subsidiaries cease to be employed by the Company or such Subsidiary as a result of death or bona fide permanent disability, the number of engineering and research and development employees of the Company and its Subsidiaries as of the date of this Agreement will be reduced by one for purposes of making the necessary calculation.
          (h) Limitation on Dissent. Holders of no more than five percent, in the aggregate, of the outstanding shares of Company Common Stock or Company Preferred Stock shall have duly exercised appraisal rights under Section 262 of the DGCL with respect to their shares by virtue of the Merger or demanded payment for such shares at their fair market value in accordance with Chapter 13 of the CGCL.
          (i) Consents. All consents and waivers listed on Schedule 6.3(i) shall have been obtained by the Company in a form reasonably acceptable to Parent, and shall be in full force and effect on the Closing Date and shall have been delivered to Parent.
          (j) Certificate of Merger. The Company shall have delivered to Parent the Certificate of Merger, duly executed by the Company.
          (k) No Injunctions or Regulatory Restrictions. There shall be no Actions or Proceedings of any nature pending by or before any Governmental or Regulatory Authority, and no injunction or other Order or Law shall be in effect, nor shall there be any Law or Order enacted, entered, enforced or deemed applicable (A) requiring Parent (1) to hold separate the Assets and Properties of Parent or any of its Subsidiaries (including the Surviving Company), or (2) not to exercise full voting rights with respect to the membership interests of the Surviving Company or (B) which would permit consummation of the Merger only if certain sales, licenses or divestitures were made or if Parent were to agree to material limitations on the business activities or operations of it or any of its Subsidiaries (including the Surviving Company), or (C) that would cause (or is reasonably likely to cause) Parent or its Subsidiaries (including the Surviving Company) to incur any material Losses in connection therewith.
          (l) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any development or event, nor shall circumstances or conditions have come into existence that, individually or in the aggregate, have caused or are reasonably likely to result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
          (m) Tax Opinion. Parent shall have received a written opinion from Gibson, Dunn & Crutcher LLP to the effect that (i) the Merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code, and (ii) no material gain or loss will be recognized by Parent or the Company as a result of the Merger; provided, however, if Gibson, Dunn & Crutcher LLP is unable to deliver such opinion, Parent and Merger Sub shall use their commercially reasonable efforts to cause another law firm of national reputation to deliver a written opinion to the same effect at or prior to Closing, and if such an opinion is so delivered, this condition shall be satisfied.
          (n) Subsidiary Share Transfer. The Company shall have caused all Persons holding any capital stock or rights to acquire capital stock of any Subsidiary of the Company, including those listed on Schedule 6.3(n), to have executed and delivered to Parent or its designee a transfer agreement, and with respect to shares of ServerEngines (India) Private

Limited, a Share Transfer Agreement and a properly completed and accurate Share Transfer Deed, each in substantially the form attached hereto as Exhibit E (collectively, the “Share Transfer Documents”).
ARTICLE VII
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; ESCROW PROVISIONS
     7.1 Survival of Representations, Warranties, Covenants and Agreements.
          (a) Survival of Company Representations and Warranties. The representations and warranties of the Company contained in this Agreement, or in any certificate delivered by or on behalf of the Company pursuant to this Agreement, shall survive for a period of eighteen months following the Closing Date (the date of expiration of such eighteen month period, the “Expiration Date”), after the expiration of which no claim for indemnification under this Article VII shall be valid in respect thereof. Notwithstanding the foregoing, if an indemnification claim is properly asserted in writing pursuant to Section 7.5 on or before the Expiration Date, then such representation or warranty shall survive beyond such expiration until, but only for the purpose of, the resolution of such claim.
          (b) Survival of Parent and Merger Sub Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement, or in any certificate delivered by or on behalf of the Parent or Merger Sub pursuant to this Agreement, shall survive until the Expiration Date, after the expiration of which no claim for indemnification under this Article VII shall be valid in respect thereof.
          (c) Covenants. All of the covenants in this Agreement shall survive in accordance with their respective terms.
          (d) Reliance on Representations. Notwithstanding any right of Parent, Merger Sub or the Company (whether or not exercised) to investigate the affairs of Parent, Merger Sub or the Company (whether pursuant to Section 5.3 or otherwise) or a waiver by Parent, Merger Sub or the Company of any condition to Closing set forth in Article VI, each party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any instrument delivered pursuant to this Agreement. For the avoidance of doubt, any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of a party hereto shall not limit, qualify, modify or amend the representations, warranties, covenants or indemnities set forth herein or made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by such party, other than as expressly stated on the Company Disclosure Schedule (with respect to the Company’s representations, warranties, covenants or indemnities) or the other Exhibits or Schedules to this Agreement.
          (e) Survival of Provisions. For the avoidance of doubt, each provision of Article I and all corresponding Schedules shall survive until the satisfaction of all obligations described therein, and each provision of Article IX and Article X shall survive so long as it is relevant to any other surviving provision.
     7.2 Indemnification of Parent from the Escrow Fund.
          (a) Subject to the terms and conditions of this Article VII, from and after the Effective Time, the Escrow Fund shall be available to compensate Parent and its officers, directors and Affiliates, including the Surviving Company (individually, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”), for any Losses, to the extent such Losses are paid, incurred or sustained by such Parent Indemnified Parties, or any of them, directly or indirectly, resulting from, related to or arising out of:
               (i) other than those matters described in Section 7.2(b), any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in any certificate delivered by or on behalf of the Company pursuant to this Agreement;
               (ii) any failure by the Company to perform or comply with any covenant or other agreement applicable to it contained in this Agreement or in any certificate delivered pursuant to this Agreement; or
               (iii) any breach or inaccuracy in Section 2.18(d) or Schedule 1.6(c), Schedule 1.6(d), Schedule 1.18(d) or Schedule 1.18(e).
          (b) Notwithstanding the provisions of Section 7.2(a), no Parent Indemnified Party shall be entitled to indemnification pursuant to Section 7.2(a) to the extent that Losses are paid, incurred or sustained by such Parent Indemnified Parties, or any of them, directly or indirectly, in connection with:
               (i) the Intellectual Property to the extent relating to the Company’s NetClient product; or
               (ii) Taxes attributable to periods after the date of this Agreement, except to the extent that the Company fails to report in good faith, and pay Taxes in the ordinary course of its business consistent with its past practices during the period from the date of this Agreement through the Closing Date.
     7.3 Indemnification by Parent. Subject to the terms and conditions of this Article VII, from and after the Effective Time, Parent shall indemnify, defend and hold harmless the Company Securityholders and their respective officers, directors, Affiliates, successors and assigns (individually, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”), for any Losses, to the extent such Losses are paid, incurred or sustained by such Seller Indemnified Parties, or any of them, directly or indirectly, resulting from, related to or arising out of:
          (a) any breach or inaccuracy of a representation or warranty of Parent or Merger Sub contained in this Agreement or in any certificate delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement; or

          (b) any failure by Parent, Merger Sub or the Surviving Company to perform or comply with any covenant or other agreement applicable to it contained in this Agreement or in any certificate delivered pursuant to this Agreement; provided that with respect to post-Closing covenants, this provision shall be applicable only to the extent such Seller Indemnified Party is expressly designated a third party beneficiary of such covenant.
     7.4 Limitations on Indemnification.
          (a) No Parent Indemnified Party shall be entitled to recover any Losses pursuant to Section 7.2(a)(i), and no Seller Indemnified Party shall be entitled to recover any Losses pursuant to Section 7.3(a), unless and until the aggregate Loss or Losses for all such claims, in the aggregate by all Parent Indemnified Parties or Seller Indemnified Parties, as applicable, is in excess of Two Million Dollars ($2,000,000) (the “Basket Amount”), in which case such Parent Indemnified Parties or Seller Indemnified Parties, as applicable, shall be entitled to recover all Losses so identified, including the Basket Amount. Except as otherwise set forth in this Section 7.4(a) or (d), (i) the Company Securityholders shall not have any liability under this Agreement of any sort whatsoever, including without limitation, for breach of any representation, warranty, covenant or agreement pursuant to this Agreement, or any agreement, schedule or instrument delivered by the Company pursuant to this Agreement, in excess of the Escrow Fund, and the amount at any time existing in the Escrow Fund shall be sole and exclusive recourse for any indemnification claims brought by any Parent Indemnified Party hereunder, and (ii) Parent shall not have any liability under this Agreement for breach of any representation, warranty, covenant or agreement pursuant to this Agreement or in any agreement, schedule or instrument delivered by Parent or Merger Sub pursuant to this Agreement, in excess of Twenty Million Dollars ($20,000,000) (the “Parent Fund”), and the Parent Fund shall be sole and exclusive recourse for any indemnification claims brought by any Seller Indemnified Party hereunder. Nothing in this Agreement shall limit the right of an Indemnified Party to bring any claims for Losses incurred as a result of fraud (including fraudulent breach or intentional inaccuracy of a representation or warranty contained herein); provided, however, that in no event shall (i) any Company Securityholder have any liability of any sort in excess of the Merger consideration received by such holder in connection with the Merger or the proceeds, if any, received by such stockholder in connection with the disposition of such Merger consideration, and (ii) Parent have any liability of any sort in excess of $20,000,000, except with respect to payment of the Merger consideration pursuant to and as set forth in Article I.
          (b) For the purpose of quantifying an Indemnified Party’s Losses under this Article VII only (but not for determining whether any representation or warranty has been breached or is inaccurate), any representation or warranty given or made by a party that is qualified in scope as to materiality (including a Material Adverse Effect) or as to specified dollar thresholds shall be deemed to be made or given without such qualifications. There shall be no right of contribution for any Company Securityholder from the Surviving Company or Parent with respect to any Loss claimed by a Parent Indemnified Party, and in no event shall any Company Securityholder be entitled to require that any claim be first made or brought against any other Person, including the Surviving Company or any particular Founder.
          (c) Notwithstanding any other provisions of this Agreement, all indemnification payments under this Agreement shall be treated as an adjustment to the Merger consideration payable by Parent or Merger Sub hereunder. For purposes of this Article VII, shares of Parent Common Stock held in the Escrow Fund and released to Parent or representing a portion of the Merger consideration returned to Parent by the Company Securityholders as indemnification for any Losses shall be valued at the Calculated Stock Price and rounded up to the nearest whole share.
          (d) Should the Closing occur, the remedies provided in this Article VII shall be the sole and exclusive remedies of any Indemnified Party with respect to claims under or otherwise relating to this Agreement, whether such claims be in contract, tort or otherwise; provided nothing herein shall limit, or be deemed to limit, the Indemnified Parties’ rights or remedies (i) in the event of fraud, (ii) against any Company Stockholder arising under the letter of transmittal delivered by such Company Stockholder as described in Section 1.11 or under any Ancillary Agreements, or (iii) to seek injunctive or other equitable relief; including, in each case of clauses (i) through (iii), the time such claims can be made, or making such claims subject to any deductibles set forth herein.
          (e) Any liability for indemnification under Section 7.2(a) or Section 7.3 shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.
          (f) An Indemnified Party shall make commercially reasonably efforts to mitigate any Losses that it asserts under this Article VII, including, but not limited to, pursuing recovery under any available insurance policies or arrangements or other indemnity rights that it may have to the extent it is commercially reasonable mitigation to do so.
          (g) No Indemnified Party shall be entitled to indemnification for any Losses arising from Third Party Claims unless and except to the extent that the third party bringing such Third Party Claim prevails, which shall be deemed to have occurred if and only if (i) a court of competent jurisdiction enters a final, non-appealable judgment against such Indemnified Party with respect to such Third Party Claim or (ii) the Third Party Claim is settled or compromised with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed (or such consent is not required pursuant to terms of the last sentence of Section 7.5(b)(iii)).
     7.5 Claims for Indemnification.
          (a) Procedure for Claims.
               (i) An Indemnified Party wishing to assert a claim for indemnification under this Article VII (other than a Third-Party Claim covered by Section 7.5(b) below) shall deliver to (1) the Stockholder Agent and the Escrow Agent, in the case of indemnification pursuant to Section 7.2, or (2) Parent, in the case of indemnification pursuant to Section 7.3, a certificate (a “Claim Certificate”) signed by such Indemnified Party, or if such Indemnified Party is an entity, any officer of such Indemnified Party, (A) stating that it has paid, sustained or incurred, or reasonably anticipates that it will have to pay, sustain or incur, Losses (the aggregate amount of such Losses being referred to as the “Claimed Amount”), (B) specifying in reasonable detail the facts pertinent to such claim(s), the individual items of Losses included in the amount so stated, and the nature or basis for indemnification to which such item is related, and (C) demanding payment of the portion of the Claimed Amount that is then certain and quantifiable (the Indemnified Party shall, with respect to that portion of the Claimed Amount that represents anticipated Losses, provide a supplement to the Claim Certificate to the applicable Persons identified in clauses (1) and (2) above as soon as reasonably practicable with the actual amount of Losses paid, incurred or sustained once such amounts become known, which supplement shall be deemed delivered as of the date of the original Claim Certificate for purposes of Section 7.1(a)).
               (ii) Within 30 days after delivery of such Claim Certificate (including upon delivery of any supplement thereto), Parent or the Stockholder Agent, as applicable, shall deliver to the Indemnified Party, with a copy to the Escrow Agent (if indemnification is sought out of the Escrow Fund), a written response which shall: (A) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case, if indemnification is out of the Escrow Fund, the Stockholder Agent and Parent shall deliver to the Escrow Agent, within five Business Days following delivery of the response, a written notice executed by both such parties instructing the Escrow Agent to distribute to the Parent Indemnified Party, a number of Escrow Shares (rounded up to the nearest share) equal to the quotient obtained by dividing the Claimed Amount by the Calculated Stock Price, or if indemnification is being made by Parent, Parent shall pay the Exchange Agent the Claimed Amount in cash within three Business Days following delivery of the response), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount, including because some portion of the Claimed Amount remains uncertain (the portion that is agreed upon, the “Agreed Amount”) (in which case, if indemnification is out of the Escrow Fund, the Stockholder Agent and Parent shall deliver to the Escrow Agent, within five Business Days following delivery of the response, a written notice executed by both such parties instructing the Escrow Agent to distribute to the Parent Indemnified Party, out of the Escrow Fund, a number of Escrow Shares (rounded up to the nearest share) equal to the quotient obtained by dividing the Agreed Amount by the Calculated Stock Price, or if indemnification is being made by Parent, Parent shall pay the Stockholder Agent the Agreed Amount in cash within three Business Days following delivery of the response), or (C) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Stockholder Agent fails to respond within 30 days after the delivery of a Claim Certificate (including upon delivery of a supplement thereto), the Escrow Agent shall promptly pay the Claimed Amount specified in such notice in accordance with instructions provided therein. If Parent or the Stockholder Agent in such response contests the payment of all or part of the Claimed Amount, then such contesting party and the Indemnified Party shall use good faith efforts to resolve such dispute in accordance with Section 7.5(c) below. Where the basis for a claim by an Indemnified Party is that such Indemnified Party reasonably anticipates that it will pay or accrue a Loss, no payment or credit will be made for such Loss unless and until such Loss is actually paid or accrued.

               (iii) For the avoidance of doubt, the concept of “indemnity” as used in this Article VII is intended to include, among others, claims between or among the parties to this Agreement and not involving any other Person, as well as third-party claims, and a claim by any Indemnified Party for indemnity or other recovery for Losses arising from any event, circumstance or condition not involving a Third-Party Claim that may be payable under the terms of this Agreement may be asserted by delivery of a Claim Certificate from the Parent Indemnified Party to the Stockholder Agent or the Seller Indemnified Party to Parent, as applicable.
          (b) Procedure for Third-Party Claims.
               (i) All claims for indemnification made under this Agreement resulting from, related to or arising out of a claim by a Third-Party Claimant against an Indemnified Party (“Third-Party Claim”) shall be made in accordance with the following procedures. In the event an Indemnified Party becomes aware of a Third-Party Claim which such Indemnified Party reasonably believes may result in a Loss that is entitled to indemnification pursuant to this Article VII, such Indemnified Party shall promptly notify the Stockholder Agent with a copy to the Escrow Agent, if indemnification is sought under Section 7.2, or Parent, if indemnification is sought under Section 7.3, of such claim by delivery of a Claim Certificate to such party. Delay or failure in so notifying the Stockholder Agent or Parent shall relieve the applicable Indemnifying Parties of their obligations under this Article VII only to the extent, if at all, that such Indemnifying Parties are prejudiced by reason of such delay or failure. If there is a Third-Party Claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued by the applicable Indemnified Party or Parties in defense of such Third-Party Claim, regardless of the outcome of such claim, shall be deemed Losses hereunder.
               (ii) Within thirty days after delivery of such Claim Certificate, Parent may, upon written notice thereof to the Indemnified Party or Parties, if indemnification is sought under Section 7.3, or to the Stockholder Agent, if indemnification is sought under Section 7.2, assume control of the defense of such Third-Party Claim with legal counsel selected by Parent and reasonably acceptable to the Indemnified Party or Parties.
               (iii) If Parent does not assume control of the defense of such Third-Party Claim as provided in clause (ii) above, the Indemnified Party or the Stockholder Agent, as applicable, shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, however, that if pursuant to clause (ii) above, Parent assumes control of such defense and the Indemnified Party reasonably concludes, based on advice of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third-Party Claim, the reasonable fees and expenses of one counsel and one local counsel in each applicable jurisdiction for all Indemnified Parties solely in connection therewith shall be considered “Losses” for purposes of this Agreement. If Parent or any of its Affiliates is an Indemnified Party in connection with a Third-Party Claim, and Parent controls the defense thereof, all reasonable costs related to such defense shall be considered “Losses” for purposes of this Agreement. The party controlling the defense shall (i) keep the other party reasonably advised of the status of such Third-Party Claim and the defense thereof, (ii) shall consider all reasonable recommendations made by the other party with respect thereto, and (iii) shall not agree to any settlement or compromise of, or consent to the entry of any judgment with respect to, such Third-Party Claim without the prior written consent of the Indemnified Party or Indemnifying Party, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement or compromise or consent (A) includes a complete release of all Indemnified Parties from all liability with respect to all claims underlying the Third Party Claim, and (B) does not impose any liability or material obligation on any potential Indemnified Party or a claim of any material amount from the Escrow Fund.
               (iv) If the Stockholder Agent or Parent assumes control of the defense of any such Third-Party Claim, the Indemnified Party or Indemnifying Party, as applicable, shall cooperate fully with all reasonable requests of the Stockholder Agent or Parent, as applicable, in the defense of such Third-Party Claim, which cooperation shall include the retention and (upon request) the provision of reasonably requested records or other information that is reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis during normal business hours to provide additional information and explanation of any such reasonably relevant material.
          (c) Resolution of Conflicts.
               (i) If the Stockholder Agent or Parent shall object in writing to any claim or claims made in any Claim Certificate, the Stockholder Agent and Parent (or other Parent Indemnified Party) shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within forty-five days following the delivery by the Stockholder Agent or Parent of its rejection of a Claimed Amount in such Claim Certificate. If the Stockholder Agent and Parent (or other Parent Indemnified Party) should so agree, a memorandum setting forth such agreement, including the Agreed Amount, shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.
               (ii) If the Stockholder Agent and Parent (or other Parent Indemnified Party) should not so agree, then such dispute shall be submitted to arbitration in accordance with the provisions of Section 9.14. The determination of the arbitrators, which shall include the Agreed Amount for such dispute, if any, pursuant to the procedures set forth in Section 9.14 shall, to the fullest extent permitted by Law, be final, binding, and conclusive upon each Company Securityholder, each Seller Indemnified Party, the Stockholder Agent, Parent or other Parent Indemnified Party and the Escrow Agent, in accordance with the provisions of Section 9.14(c).

               (iii) Notwithstanding the foregoing, in the event there is any claim by or on behalf of any Seller Indemnified Party or Parties under this Article VII (a “Seller Claim”), and an Action or Proceeding is filed claiming a violation of any state or federal securities laws relating to or arising from the same or similar facts, claims or events as the Seller Claim, whether filed by or on behalf of a Seller Indemnified Party or by any other stockholder of Parent or any purchaser or seller of securities of Parent under such securities laws (each, a “Related Securities Action”), the Seller Claim shall not be submitted to arbitration pursuant to clause (ii) above (or if already submitted, will be stayed), until the Related Securities Action has been fully resolved. Thereafter, in any arbitration of the Seller Claim hereunder, the arbitrator(s) shall not make, and the Seller Indemnified Party or Parties shall be estopped from requesting, any determinations inconsistent with the factual determinations of the court in the Related Securities Action.
     7.6 Escrow Fund.
          (a) As of the Effective Time, Parent, U.S. Bank National Association (such escrow agent, or any successor thereto, the “Escrow Agent”), and the Stockholder Agent shall execute and deliver an Escrow Agreement in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”), and, as promptly as practicable after the Closing, Parent or Merger Sub shall deposit all of the Closing Escrow Shares with the Escrow Agent for the purpose of securing the indemnification obligations set forth in this Article VII (the “Escrow Fund”) and the Stockholder Fund Escrow Shares for the sole use of the Stockholder Agent. The Escrow Fund and the Stockholder Agent Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund and the Stockholder Agent Fund shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.
          (b) Subject to and in accordance with the terms and conditions of the Escrow Agreement, upon the 12 month anniversary of the Closing Date (the “Initial Escrow Date”), a number of Escrow Shares equal to the product of (A) fifty percent and (B) the number of Escrow Shares placed into the Escrow Fund as of such date (subject to adjustment pursuant to the last sentence of this clause (b)), less the number of Escrow Shares paid out of the Escrow Fund as of such date to pay any satisfied Claimed Amounts (subject to adjustment pursuant to the last sentence of this clause (b)), less the number of Escrow Shares, based on the Calculated Stock Price, having a value equal to such amounts as are reasonably necessary to satisfy any unsatisfied Claimed Amounts specified in any Claim Certificate delivered to the Stockholder Agent on or prior to the Initial Escrow Date with respect to facts and circumstances relating to a claim pursuant to this Article VII, but not less than zero, shall promptly (and in no event later than five Business Days after the Initial Escrow Date) be delivered to the Eligible Securityholders in accordance with their respective Pro Rata Portions. All amounts used in calculations in this clause (b) shall be adjusted to the extent, if any, reasonably necessary to reflect fully the effect of any stock split, reverse stock split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock the effective date of which occurs on or after the Effective Time.

          (c) Subject to and in accordance with the terms and conditions of the Escrow Agreement, upon the Expiration Date, a number of Escrow Shares equal to (y) the number of Escrow Shares then remaining in the Escrow Fund, if any, less (z) the number of Escrow Shares, based on the Calculated Stock Price, having a value equal to such amounts (such amounts, the “Disputed Amounts”) as are reasonably necessary to satisfy any unsatisfied claims with respect to which indemnification has been sought under this Article VII (the “Unsatisfied Claims”) specified in any Claim Certificate delivered to the Stockholder Agent on or prior to the Expiration Date with respect to facts and circumstances relating to a claim pursuant to this Article VII, shall promptly (and in no event later than five Business Days after the Expiration Date) be delivered to the Eligible Securityholders in accordance with Section 1.11(b).
          (d) Disputed Amounts after the Expiration Date shall remain in the Escrow Fund until the Unsatisfied Claim relating to such Disputed Amounts has been finally resolved. Promptly following the time that any Unsatisfied Claim has been resolved after the Expiration Time, the Stockholder Agent and Parent shall deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to promptly (and in no event later than five Business Days after the date of such written notice) pay such amounts as are payable to the applicable Parent Indemnified Party pursuant to the resolution of the applicable Unsatisfied Claim and pay the remaining Escrow Shares, if any, held to satisfy such Unsatisfied Claim to the Eligible Securityholders in accordance with Section 1.11(b); provided, that Parent shall not be required to deliver to the Escrow Agent such notice with respect to a delivery of Escrow Shares to the Eligible Securityholders until the earlier of (i) the date that is 90 days after the date of Parent’s then most recent delivery of a written notice to the Escrow Agent with respect to a delivery of Escrow Shares to the Eligible Securityholders (unless no prior notice has been given by Parent pursuant to this Section 7.6(d), in which case the applicable date shall be the date that is 90 days after the Expiration Date), at which point Parent shall deliver a notice with respect to the resolution of all Unresolved Claims in such 90-day period that result in the delivery of Escrow Shares to the Eligible Securityholders, or (ii) promptly after the date upon which any Unsatisfied Claim (including the Unsatisfied Claim in question) is resolved that alone, or together with all other Unsatisfied Claims resolved since the preceding delivery of Escrow Shares to Eligible Securityholders pursuant to Section 7.6(c) or this Section 7.6(d), results in the delivery to the Eligible Securityholders of at least 10,000 Escrow Shares. For the avoidance of doubt, no permitted delay in delivering the notice to the Escrow Agent with respect to a delivery of Escrow Shares to the Eligible Securityholders shall result in a delay in delivery of notice to the Escrow Agent to pay such amounts as are payable to the applicable Parent Indemnified Party pursuant to the resolution of the applicable Unsatisfied Claim, if any.
          (e) As soon as all Unsatisfied Claims are resolved, the Stockholder Agent and Parent shall deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to promptly (and in no event later than five Business Days after the date of such written notice) deliver to each Eligible Securityholder, in accordance with their respective Pro Rata Portions, the remaining Escrow Shares held to satisfy such Claimed Amounts after payment of all Agreed Amounts (such date, the “Final Distribution Date”). Escrow Shares that are not distributed as of the Expiration Date because of an Unsatisfied Claim may not be used to pay for Losses arising from any Unsatisfied Claim other than the Unsatisfied Claim originally asserted in the relevant Claim Certificate delivered to the Stockholder Agent prior to the Expiration Date (including any supplement delivered prior to such date).

          (f) If any Earn Out Shares are (i) distributable on or before the Expiration Date, the applicable Earn Out Escrow Shares shall, concurrent with such distribution of Earn Out Shares, be deposited with the Escrow Agent, and (ii) distributable after the Expiration Date, and (A) there are no Unsatisfied Claims, the applicable Earn Out Escrow Shares shall be distributed to the Eligible Securityholders in accordance with Section 1.11(b), concurrent with the distribution of such Earn Out Shares, and (B) there are Unsatisfied Claims, the applicable Earn Out Escrow Shares shall be deposited with the Escrow Agent to be available for any payment of any Unsatisfied Claims as of such date upon resolution thereof, and after payment of all Agreed Amounts relating to such Unsatisfied Claims, distributed as set forth in Section 7.6(e) above.
     7.7 Stockholder Agent.
          (a) To the fullest extent permitted by Law, the Company Securityholders (other than those holding Dissenting Shares), by the requisite approval and adoption of this Agreement, and the Founders exercise of the drag along rights in ARTICLE V, Section 4(a) of the Company’s certificate of incorporation, irrevocably appoint the Stockholder Agent as their agent and attorney-in-fact to act on behalf of each Company Securityholder, in connection with and to facilitate the consummation of the transactions contemplated hereby. The Stockholder Agent is authorized: (i) to take all action necessary to consummate the transactions contemplated hereby, or the defense and/or settlement of any claims for which Parent or any other Indemnified Party may seek indemnity pursuant to this Article VII, (ii) to prosecute on behalf of the Company Securityholders indemnification claims against Parent or the Surviving Company under this Article VII, (iii) to give and receive all notices required to be given under this Agreement, and (iv) to take any and all additional action as is contemplated to be taken by the Stockholder Agent or by or on behalf of the Company Securityholders by the terms of this Agreement; provided, however, that the powers conferred above shall not authorize or empower the Stockholder Agent to do or cause to be done any of the foregoing in a manner that improperly discriminates between or among the Company Securityholders, and provided further that the Stockholder Agent shall not be entitled to, and shall not, take any action that would or could (x) cause any Company Securityholder to have any liability hereunder whatsoever in excess of the Escrow Fund, (y) result in the amounts payable hereunder to any Company Securityholder being distributed in any manner other than as set forth in this Agreement and the Escrow Agreement, or (z) result in any Company Securityholder having any indemnity or other obligations or liabilities under this Agreement (including, for the avoidance of doubt, any adverse change to the nature of the indemnity obligations), in excess of those set forth in this Article VII, without (in each case) such Company Securityholder’s prior written consent.
          (b) To the fullest extent permitted by Law, all decisions and actions by the Stockholder Agent, including, without limitation, any agreement between the Stockholder Agent and Parent relating to (i) the defense or settlement of any claims for which any Indemnifying Parties may be required to indemnify any Parent Indemnified Party or Parties pursuant to this Article VII, or (ii) the defense or settlement of any claims for which any Indemnifying Parties may be required to indemnify any Seller Indemnified Party or Parties pursuant to this Article VII, shall be binding upon all of the applicable Indemnifying Parties, and subject to Section 7.7(a), no Company Securityholder shall have the right to object, dissent, protest or otherwise contest the same.

          (c) The Stockholder Agent shall not have any liability to any of the Company Securityholders for any act done or omitted hereunder as Stockholder Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.
          (d) To enable the Stockholder Agent to perform its duties hereunder, at the Closing, the Stockholder Fund Escrow Shares shall be placed into escrow pursuant to Section 1.6(b) for the sole use of the Stockholder Agent (the “Stockholder Agent Fund”), with any remaining shares distributable to the Eligible Stockholders on or before the Final Distribution Date. The Stockholder Agent shall be entitled to be paid from the amounts at any time remaining in the Stockholder Agent Fund for (i) all of its reasonable out-of-pocket expenses, including attorneys’ fees, accountants fees, travel expenses, telephone and facsimile transmission costs, postage, copying charges and the like in connection with or arising out of the performance of its duties as Stockholder Agent, and (ii) indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Stockholder Agent (except for those arising out of the Stockholder Agent’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. In the event that the Stockholder Agent Fund is exhausted, the Stockholder Agent shall be entitled to reimbursement from the Eligible Securityholders, in his capacity as the Stockholder Agent pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Stockholder Agent in such capacity, and for indemnification by the Eligible Securityholders against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Stockholder Agent (except for those arising out of the Stockholder Agent’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. Such reimbursement and indemnification obligations to the Stockholder Agent shall be joint and several. As among the Eligible Securityholders, reimbursement or indemnification obligations shall be paid pro rata based upon the amounts that such Eligible Securityholders would be entitled to upon a distribution of the Escrow Shares and Earn Out Shares in accordance with Section 1.7(a), Section 1.7(d)(i) and other applicable provisions of Article I. Prior to any distribution of Earn Out Shares to Eligible Securityholders, Earn Out Shares shall be first paid to the Stockholder Agent to the extent that at such time the Stockholder Agent has unreimbursed expenses, disbursements or advances, or unindemnified losses, liabilities or expenses, such number of shares to be based on the closing price of shares of Parent Common Stock on the NYSE on the trading day prior to such distribution. Within 45 days after the earlier of (i) the exhaustion of the Stockholder Agent Fund, or (ii) the completion of the Stockholder Agent’s responsibilities under this Agreement and the Escrow Agreement, the Stockholder Agent shall prepare and make available to the Eligible Securityholders upon request an accounting of the uses of the Stockholder Agent Fund. To the extent not exhausted upon the completion of the Stockholder Agent’s responsibilities under this Agreement and the Escrow Agreement, the Stockholder Agent Fund shall be distributed by the Exchange Agent in accordance with Section 1.11(b).
          (e) To the fullest extent permitted by Law and as a result of exercise of the drag along rights under ARTICLE V, Section 4 of the Company’s certificate of incorporation, the Stockholder Agent shall have full power and authority on behalf of each Company Securityholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Company Securityholders under this Article VII.
          (f) Subject to applicable Law, by his, her or its approval of the Merger, this Agreement and the Escrow Agreement, and as a result of exercise of the drag along rights under ARTICLE V, Section 4 of the Company’s certificate of incorporation, each Company Securityholder agrees, in addition to the foregoing, that:
               (i) Parent and any other Indemnified Party shall be entitled to rely conclusively on the instructions and decisions of the Stockholder Agent as to (A) the settlement of any claims for indemnification by Parent or such Indemnified Party pursuant to this Article VII, (B) the settlement of any claims for indemnification by any Seller Indemnified Party pursuant to this Article VII, or (C) any other actions required or permitted to be taken by the Stockholder Agent hereunder or under the Escrow Agreement, and no Company Securityholder or Seller Indemnified Party shall have any cause of action against Parent or such Indemnified Party for any action taken by Parent or such Indemnified Party in reliance upon the instructions or decisions of the Stockholder Agent;
               (ii) all actions, decisions and instructions of the Stockholder Agent shall be conclusive and binding upon all of the Company Securityholders and the Seller Indemnified Parties and no Company Securityholder or Seller Indemnified Party shall have any cause of action against the Stockholder Agent for any action taken, decision made or instruction given by the Stockholder Agent under this Agreement or the Escrow Agreement, except for fraud or willful misconduct by the Stockholder Agent in connection with the matters described in this Section 7.7;
               (iii) the provisions of this Section 7.7 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Securityholder may have in connection with the transactions contemplated by this Agreement; and
               (iv) remedies available at law for any breach of the provisions of this Section 7.7 are inadequate; therefore, Parent shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving damages if Parent brings an action to enforce the provisions of this Section 7.7.
          (g) The individual serving as the Stockholder Agent may resign upon no less than thirty days prior written notice to Parent, the Escrow Agent and each Company Securityholder (other than holders of Dissenting Shares). In the event of the death or permanent disability of the then Stockholder Agent, or if the then-acting Stockholder Agent shall give notice of intent to resign, the holders of a majority in interest of Company Capital Stock (other than holders of Dissenting Shares) outstanding as of immediately prior to the Effective Time shall, by written notice to Parent and the Escrow Agent, appoint a successor Stockholder Agent as soon as practicable, and in no event later than thirty days following such death, permanent disability or notice of intent to resign. In addition, the individual serving as the Stockholder Agent may be replaced from time to time by the holders of a majority in interest of the Company

Capital Stock (other than holders of Dissenting Shares) outstanding as of immediately prior to the Effective Time upon not less than ten days prior written notice to Parent, the Escrow Agent and each Company Securityholder (other than holders of only Dissenting Shares). Each successor Stockholder Agent shall have all of the power, authority, rights and privileges conferred by this Agreement and the Escrow Agreement upon the original Stockholder Agent, and the term “Stockholder Agent” as used herein shall be deemed to include any such successor Stockholder Agents.
          (h) The provisions of this Section 7.7 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, successors and Seller Indemnified Parties of each Company Securityholder, and any references in this Agreement to a Company Securityholder or the Company Securityholders shall mean and include the successors to the rights of the Company Securityholders hereunder (and, with respect to this Article VII, their Seller Indemnified Parties), whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.
     7.8 Broadcom Litigation. Broadcom Corporation (“Broadcom”) has filed a Complaint for Patent Infringement and Demand for Jury Trial against Parent dated September 14, 2009, as amended, Case No. SA CV 09-1058 JVS (ANx) and a Complaint for Patent Infringement and Demand for Jury Trial against Parent dated May 26, 2010, Case No. CV 10-3963 JSO (FMOx) (collectively, the “Pending Actions”). In the Pending Actions, as of the date hereof, Broadcom alleges, among other things, that Parent is infringing certain patents (collectively, the “Asserted Patents”). Notwithstanding the provisions of Section 7.2(a), the Company shall not be liable for any Losses of any Parent Indemnified Party to the extent such Losses result from, relate to or arise out of Broadcom, or any successor in interest to Broadcom, asserting or establishing infringement of any of the Broadcom Related Patents in the Covered Actions, including, without limitation, as a result of which (1) the Company is in breach of or there is an inaccuracy in the Company’s representations and warranties in this Agreement or any schedule, certificate or other document delivered by the Company pursuant to this Agreement; (2) the Company’s ability to manufacture and sell its products is limited; or (3) any such assertion or determination results in and to the extent it causes the Company to breach, or otherwise gives rise to remedies under, any agreements to which the Company is a party. In addition, none of the foregoing circumstances or events, to the extent arising from Broadcom, or any successor in interest to Broadcom, asserting or establishing infringement of any of the Broadcom Related Patents in the Covered Actions, shall be considered in whether there has been a Material Adverse Effect on the Company as of the Closing Date.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
          (a) by mutual agreement of the Company, Parent and Merger Sub;
          (b) by Parent, Merger Sub or the Company if: (i) the Effective Time has not occurred by 5:00 p.m. (Pacific Time) on the later to occur of (x) August 31, 2010, (y) the date that is five Business Days after the termination of any waiting period under the HSR Act, and (z) the date that is five Business Days following the final time for appeal or rehearing of the lifting of any temporary restraining order, preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or other Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or (A) requiring Parent to (1) hold separate the Assets and Properties of Parent or any of its Subsidiaries (including the Surviving Company), or (2) not to exercise full voting rights with respect to the membership interests of the Surviving Company, (B) which would permit consummation of the Merger only if certain sales, licenses or divestitures were made or if Parent were to agree to material limitations on the business activities or operations of it or any of its Subsidiaries (including the Surviving Company), or (C) that would cause (or is reasonably likely to cause) Parent or its Subsidiaries (including the Surviving Company) to incur any material Losses in connection therewith, but in any event no later than the six-month anniversary of the effective date of this Agreement (such date, the “Final Termination Date”) (provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose willful failure, or the willful failure of whose controlled Subsidiary (or in the case of the Company, any of the Founders), to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable Order in effect preventing consummation of the Merger; or (iii) there shall be any Law or final nonappealable Order enacted, promulgated, enforced or issued by any Governmental or Regulatory Authority that would make consummation of the Merger illegal;
          (c) by Parent or Merger Sub if there shall be any Law or Order enacted, promulgated, enforced or issued or deemed applicable to the Merger, by any Governmental or Regulatory Authority, which would: (i) prohibit Parent or Merger Sub’s ownership or operation of all or any portion of the business of the Surviving Company, or (ii) compel Parent or Merger Sub to dispose of, license or hold separate all or any portion of the Assets and Properties of Parent or any of its Subsidiaries (including the Surviving Company) as a result of the Merger or incur any material Losses in connection therewith;
          (d) by Parent or Merger Sub, if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) the Company is not using commercially reasonable efforts to cure such breach, or has not cured such breach within the earlier of (A) thirty days after notice of such breach to the Company and (B) 9 a.m. on the Final Termination Date; provided, however, that no cure period shall be available for a breach which by its nature cannot be cured, and (ii) as a result of such breach, individually or in the aggregate with other such breaches, any of the conditions set forth in Section 6.1 or Section 6.3, as the case may be, have become incapable of fulfillment as of the Final Termination Date;
          (e) by the Company if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and (i) Parent is not using commercially reasonable efforts to cure such breach, or has not cured such breach within the earlier of (A) thirty days, after notice of such breach to Parent and (B) 9 a.m. on the Final Termination Date; provided, however, that no cure period shall be available for a breach which by its nature cannot be cured, and (ii) as a result of such breach, individually or in the aggregate with other such breaches, any of the conditions set forth in Section 6.1 or Section 6.2, as the case may be, have become incapable of fulfillment as of the Final Termination Date;
          (f) by Parent if the Company has breached its obligations under Section 4.2(a);
          (g) by Parent if the Company Stockholder Approval has not occurred within five Business Days after the date upon which the Company has received a copy of a written determination from the California Department of Corporations stating that the California Permit has been granted;
          (h) by Parent, if, at any time prior to the Closing, the condition set forth in Section 6.3(h) would not be satisfied if it were analyzed at such time;
          (i) by the Company, only prior to the receipt of the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Superior Proposal; provided that the Company shall have complied with all provisions of Section 4.2(b) and shall have paid or shall concurrently pay the Termination Fee due under Section 5.5(b);
          (j) by Parent, Merger Sub or the Company, if (A) the California Permit has not been obtained on or before August 16, 2010, or (B) any such party receives a written determination from the California Department of Corporations stating that it denies the issuance of the California Permit;
          (k) by Parent if any of the conditions set forth in Section 6.1 or 6.3 shall have become incapable of fulfillment; provided, however, that the right to terminate this Agreement pursuant to this Section 8.l(k) shall not be available to Parent if Parent or Merger Sub has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure referred to in this Section 8.1(k); or
          (l) by the Company if any of the conditions set forth in Section 6.1 or 6.2 shall have become incapable of fulfillment; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(l) shall not be available to the Company if the Company has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure referred to in this Section 8.1(l).
     8.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.1, all obligations of the parties under this Agreement shall forthwith terminate and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders or Affiliates or Associates, whether under contract, tort or otherwise, including as a result of such termination; provided, however, that the Company and Parent shall remain liable for any Losses of the other party or such other party’s Subsidiaries arising from or relating to any willful and material breach of this Agreement by such party prior to its termination; and provided further that, the provisions of Sections 5.4, 5.5, 5.6, 5.19, this Section 8.2, Article IX (exclusive of Section 9.3) and the definitions and other provisions of Article X shall remain in full force and effect and survive any termination of this Agreement. In addition, nothing herein shall limit the rights and obligations of the parties under any agreement relating to the Parent Loan. The remedies set forth in this Article VIII are the sole and exclusive remedies of the parties if this Agreement is terminated.
     8.3 Extension; Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other, may (but shall not be obligated to), to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party; and any such extension or waiver shall be binding on all of the parties hereto.
ARTICLE IX
MISCELLANEOUS PROVISIONS
     9.1 Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt, by facsimile, internationally recognized overnight courier prepaid with overnight service requested, or email, to the parties at the following addresses or facsimile numbers:
If to Parent, Merger Sub or the Surviving Company to:
Emulex Corporation
3333 Susan Street
Costa Mesa, California 92626
Facsimile No.: (714) 641-0172
Attn: President
with copy to:
Emulex Corporation
3333 Susan Street
Costa Mesa, California 92626
Facsimile No.: (714) 641-0172
Attn: General Counsel
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
3161 Michelson Drive, Suite 1200
Irvine, CA 92612
Facsimile No.: (949) 451-4224
Email Address: mhodges@gibsondunn.com
Attn: Michelle A. Hodges

If to the Company or the Founders to:
ServerEngines Corporation
209 N. Fair Oaks Avenue
Sunnyvale, CA 94085
Facsimile No.: (408) 215-7129
Attn: President and Chief Executive Officer
with a copy (which shall not constitute notice) to:
Arnold & Porter LLP
1600 Tysons Boulevard, Suite 900
McLean, VA 22102-4865
Facsimile No.: (703) 720-7399
Email Address: Kevin.Lavin@aporter.com
Attn: Kevin J. Lavin
If to the Stockholder Agent:
Raju Vegesna
209 N. Fair Oaks Avenue
Sunnyvale, CA 94085
Facsimile No.: (408) 215-7129
with a copy (which shall not constitute notice) to:
Arnold & Porter LLP
1600 Tysons Boulevard, Suite 900
McLean, VA 22102-4865
Facsimile No.: (703) 720-7399
Email Address: Kevin.Lavin@aporter.com
Attn: Kevin J. Lavin
All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (b) if delivered by facsimile or email transmission to the facsimile number or email address as provided for in this Section 9.1, be deemed given upon facsimile or email confirmation (provided that such notice is delivered during regular business hours in the location of receipt, and if not, then on the next Business Day), and (c) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier, if overnight service is requested, or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice pursuant to the provisions of this Section 9.1 specifying such change to the other parties hereto.

     9.2 Entire Agreement. This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule and Schedule 1.15, and the Ancillary Agreements, (a) constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement (which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms), and (b) the Exhibits and Schedules hereto, including the Company Disclosure Schedule and Schedule 1.15, and the Support Agreements and form of Ancillary Agreements shall be deemed to have the same effect on construction or interpretation of this Agreement as if set forth herein. None of the Company, on the one hand, nor Parent or Merger Sub, on the other, nor their respective representatives has made any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Company or its Subsidiaries, on the one hand, or Parent or its Subsidiaries, on the other (including, but not limited to, in each case, any relating to financial condition, results of operations, prospects, assets or liabilities, or valuations), except as expressly set forth in this Agreement.
     9.3 Further Assurances; Subsequent Actions. At any time or from time to time after the Closing, each of the parties shall execute and deliver to any of the other parties such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby.
     9.4 Amendment; Waiver.
          (a) Except as is otherwise required by applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, (i) that the consent of the Stockholder Agent shall not be required in connection with any amendment to this Agreement that does not affect the rights and obligations of the Stockholder Agent (or any of the holders of Company Capital Stock or Company Options who are represented by the Stockholder Agent), and (ii) after the stockholders of the Company adopt this Agreement, such amendment shall be approved by the stockholders of the Company to the extent required by the DGCL and, to the extent applicable, the California Code.
          (b) Except for matters addressed in Section 8.3, any other term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. Except as expressly set forth in such waiver, no waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
     9.5 Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person, including any employee or former employee of the Company (or any beneficiary or dependent thereof), other than (i) any Parent Indemnified Party expressly entitled to indemnity under Article VII, and then solely with respect to indemnification thereunder, (ii) as provided in Section 5.11 (which is intended for the benefit of the former and current employees, agents, directors or officers of the Company and its Subsidiaries, all of whom shall be third party beneficiaries of such provision), (iii) as provided in Section 5.26 and Section 5.27 (which are intended for the benefit of parties named therein, all of whom shall be third party beneficiaries of such provisions), and (iv) as provided in Section 7.3, and then solely with respect to indemnification thereunder (which is intended for the benefit of the Company Securityholders, all of whom shall be third party beneficiaries of such Section), provided that any claim or action by the Company Securityholders under Section 7.3 and this clause (iv) shall be prosecuted exclusively by the Stockholder Agent. Notwithstanding the foregoing, this Section 9.5 shall not be construed to prohibit an action (i) for payment of Merger consideration by a Company Stockholder or holder of a Company Option or Substituted Parent Option that is unpaid at a time when Parent is then obligated to pay such amounts or (ii) to enforce the vesting and exercisability rights of a Terminated Company Employee with respect to his or her Unvested Substituted Parent Options, in each case, pursuant to Article I.
     9.6 No Assignment; Binding Effect. Except in the case of successor Stockholder Agents as permitted under Section 7.7(f), neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of each of the other parties hereto, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent may assign all or a portion of its rights and obligations, or those of Merger Sub, under this Agreement to any other Subsidiary of Parent without the consent of the Company or the Stockholder Agent (which assignment shall not relieve Parent of any obligation or liability under this Agreement). Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     9.7 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not and shall not be deemed to define or limit the provisions hereof.
     9.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of each party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
     9.9 Governing Law, Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, and where expressly set forth in this Agreement, the laws of the State of California, regardless of the Laws or rules that might otherwise govern under applicable principles of conflicts of Laws thereof. In the event of the bringing of any action or suit by a party hereto against another party hereunder arising out of or relating to this Agreement, which claim or suit is not subject to arbitration, as determined pursuant to Section 9.14, then in that event, the sole forum for resolving such disputes shall be the Court of Chancery of the State of Delaware or the federal courts in such state, and each of the parties hereby irrevocably submits to such exclusive jurisdiction. Notwithstanding anything contained herein to the contrary, if any dispute, claim or controversy arising out of or relating to this Agreement arises at the same time and relates to the same or similar facts, claims or events as any one or more other disputes, claims or controversies subject to arbitration pursuant to Section 9.14, such disputes, claims or controversies, shall, to the extent practicable, be combined in one proceeding under this Section 9.9, and in such event, the provisions of this section governing dispute resolution shall supersede any other provisions relating to such matters in this Agreement. This Section 9.9 shall survive any termination of this Agreement and the Closing.
     9.10 WAIVER OF TRIAL BY JURY. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.
     9.11 Construction. This Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.
     9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     9.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Notwithstanding Section 9.9, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity; provided, that after termination of this Agreement pursuant to Article VIII, the parties shall only be entitled to seek specific performance and injunctive relief with respect to those provisions that expressly survive such termination as set forth in Section 8.2. Nothing in Article VII shall be construed or interpreted to limit the provisions of this Section 9.13.
     9.14 Arbitration.

          (a) Any dispute, claim or controversy arising out of or relating to (i) the calculation of the Merger consideration payable by Parent or Merger Sub pursuant to Article I, or (ii) any claim pursuant to the provisions of Article VII, including the applicability and application of such provisions to such dispute, claim or controversy, shall be determined by arbitration in Orange County, California before a sole arbitrator; provided, however, if the claim and any counterclaim, in the aggregate, exceed $750,000, exclusive of interest and attorneys’ fees, the dispute shall be heard and determined by three arbitrators as provided herein. If any such dispute, claim or controversy arises at the same time and relates to the same or similar facts, claims or events as any one or more other disputes, claims or controversies subject to arbitration pursuant to this Section 9.14, such disputes, claims or controversies, shall, to the extent practicable, be combined in one arbitration proceeding under this Section 9.14, and in such event, the provisions of this section governing dispute resolution shall supersede any other provisions relating to such matters in this Agreement; if such claims are joined, all claims shall be aggregated for purposes for determining the number of arbitrators.
          (b) Notwithstanding the foregoing, prior to proceeding with arbitration of any dispute, claim or controversy required to be submitted to arbitration pursuant to this Section 9.14, if any dispute, claim or controversy arises out of or relates to this Agreement or any Ancillary Agreement, the parties shall first try to resolve their dispute through informal and good faith negotiation between an authorized officer of the Company (or, after the Closing, the Stockholder Agent) and an authorized officer of Parent, with authority to settle such dispute claim or controversy, before resorting to arbitration. Such persons shall meet for the purpose of endeavoring to resolve such dispute, claim or controversy within ten Business Days after a written request from either the Company (or, after the Closing, the Stockholder Agent) or Parent to the other. Such representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute promptly and without the necessity of any formal arbitration proceeding relating thereto. The location, format and duration (not to exceed three Business Days, unless mutually agreed by such representatives) of these negotiations shall be left to the discretion of the representatives involved. If such negotiations do not lead to resolution of the underlying dispute, claim or controversy to the satisfaction of any party, then any party may provide notice of the election to pursue resolution by arbitration as set forth herein.
          (c) The arbitration shall be conducted by JAMS pursuant to the Comprehensive Arbitration Rules of JAMS. All arbitrators shall be retired or former district court or appellate court judges of any United States District Court or United States Court of Appeals, or such other person with such other qualifications as Parent and the Company (or, after the Closing, the Stockholder Agent) may agree, and shall be selected within seven Business Days after receipt of notice from one party to another that it intends to seek arbitration hereunder. The Federal Rules of Evidence shall govern the admissibility of evidence during the arbitration. Subject to Section 9.15, the arbitrator(s) will have no authority to award punitive or other damages not measured by the prevailing party’s actual damages, except as may be authorized by Law. The determination of the arbitrator(s) shall be final and binding on the parties and a judgment on such award or determination may be entered in any court of competent jurisdiction and such judgment shall be final and non-appealable. The decision and award of the arbitrator(s) shall be accompanied by a reasoned opinion.

     9.15 Payment of Fees and Expenses. In any dispute, claim or controversy arising out of or relating to this Agreement or any Ancillary Agreement, including arbitration pursuant to Section 9.14, the prevailing party will be entitled to reasonable fees of attorneys, accountants, and other professionals, and other reasonable costs and expenses in addition to any other relief to which such prevailing party may be entitled.
     9.16 Time is of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
     9.17 Company Disclosure Schedule. Notwithstanding anything to the contrary contained in the Company Disclosure Schedule or in this Agreement, the information and disclosures contained in any Section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Section of the Company Disclosure Schedule as though fully set forth in such Section for which applicability of such information and disclosure is readily apparent on its face. The inclusion of any information in any Section of the Company Disclosure Schedule or updated or supplemented Company Disclosure Schedule shall not be deemed to be an admission or acknowledgement by the Company that such information is material to or outside the ordinary course of its business. Certain information set forth in the Company Disclosure Schedules is intended solely for informational purposes and may not be required to be disclosed pursuant to the Agreement, and the listing of an item does not necessarily mean that the Company has made a judgment that such information is material or that any possible adverse result will occur.
ARTICLE X
DEFINITIONS
     10.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:
     “2010 Interest” means all interest that has accrued under the Parent Loan and the Founder Loans after January 1, 2010 through the Closing Date.
     “Accelerated Earn-Out Payment” has the meaning set forth in Section 5.25(b).
     “Actions or Proceedings” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.
     “Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, or (b) as to a corporation, each director thereof and such corporation’s chief executive officer, president, and chief financial officer, and as to a partnership, each general partner thereof, and as to a limited liability company, each manager or managing member or similarly authorized person thereof (including in each case officers comparable to a corporation’s chief executive officer, president, and chief financial officer), and as to any other entity, each Person exercising similar authority to that of a director, chief executive officer, president, or chief financial officer of a corporation. For the purposes of this definition, “control” (including with correlative meanings, the terms

“controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by Contract or otherwise.
     “Aggregate Common Number” means the aggregate number of shares of Company Common Stock (i) outstanding immediately prior to the Effective Time plus (ii) issuable upon exercise, conversion or exchange in full of all unvested and vested Company Options, which are not exercised, converted, exchanged or expired as of immediately prior to the Effective Time (excluding Non-Continuing Options), provided that nothing in this definition shall operate or be interpreted to give holders of Company Options any additional rights, including any additional vesting or exercise rights, plus (iii) represented by all granted but unissued shares of Company Restricted Stock outstanding immediately prior to the Effective Time.
     “Agreed Amount” has the meaning ascribed to it in Section 7.5(a)(ii).
     “Agreement” means this Agreement and Plan of Merger, including (unless the context otherwise requires) the schedules and exhibits hereto, including the Company Disclosure Schedule, and the certificates and instruments delivered pursuant hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof (other than any amendment or supplement to the Company Disclosure Schedule).
     “Ancillary Agreements” means the Support Agreements, the Non-Compete Agreements, the Contingent Payment Agreements, the Share Transfer Documents, the Escrow Agreement and any certificates executed and delivered pursuant thereto.
     “Antitrust Law” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and any applicable requirements of antitrust or other competition Laws of jurisdictions other than the United States or investment Laws relating to foreign ownership.
     “Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.
     “Asserted Patents” has the meaning ascribed to it in Section 7.8.
     “Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.
     “Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.
     “Audited Financial Statements” means audited financial statements of the Company and its Subsidiaries on a consolidated basis for the year ended December 31, 2009, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, together with the notes thereto and the unqualified report of the Independent Accountants with respect thereto.
     “Basket Amount” has the meaning ascribed to it in Section 7.4(a).
     “Books and Records” means all files, documents, instruments, papers, books and records relating to the business or condition of the Company or any of its Subsidiaries, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Licenses and other Contracts, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans, excluding, however, in all cases any materials that contain any confidential information of any third party (other than the Company and its Subsidiaries or Parent and its Subsidiaries) that is restricted by agreement or applicable Law from being disclosed to Parent.
     “Broadcom” has the meaning ascribed to it in Section 7.8.
     “Broadcom Related Patents” shall mean the Asserted Patents and any divisional, reissue, continuation, continuation-in-part and foreign counterparts of the foregoing.
     “Business Combination” means, with respect to any Person, (a) any merger, consolidation, share exchange, reorganization or other business combination transaction to which such Person is a party, (b) any issuance of capital stock or other Equity Equivalents of such Person representing 5% or more of the voting power or economic interest of such Person (except for issuances of common stock upon conversion of preferred stock outstanding on the date hereof or the exercise of options or warrants outstanding on the date hereof or issued in accordance with this Agreement) after giving effect to such issuance and on a fully-diluted to common stock basis, (c) any acquisition, directly or indirectly, by any other Person or “group” (as described in Section 13(d) of the Exchange Act) of 5% or more of the voting power or economic interest in such Person’s capital stock or other Equity Equivalents, or any increase in the voting power or economic interest in such Person’s capital stock or other Equity Equivalents by any Person or “group” (as described in Section 13(d) of the Exchange Act) holding 5% or more of the voting power or economic interest in such Person’s capital stock or other Equity Equivalents (except for issuances of common stock upon conversion of preferred stock outstanding on the date hereof or the exercise of options or warrants outstanding on the date hereof or issued in accordance with this Agreement), (d) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction involving such Person or its capital stock or other equity interests resulting in the acquisition by any Person or

“group” (as described in Section 13(d) of the Exchange Act) of 5% or more of the voting power or economic interest in such Person’s capital stock or other Equity Equivalents, (e) any sale, dividend or other disposition of 5% or more of the Assets and Properties of such Person (including by way of exclusive license or joint venture formation) other than sales of inventory and licenses in the ordinary course of such Person’s business and consistent with past practice, or (f) the entering into of any agreement or understanding or the granting of any rights or options, to do any of the foregoing.
     “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.
     “Calculated Stock Price” means the mean closing price per share of Parent Common Stock as reported on the NYSE for the ten trading days ending on the trading day immediately prior to the Effective Time (provided that the Calculated Stock Price shall be equitably adjusted in connection with and to reflect fully the effect of any stock split, reverse stock split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock the effective date of which occurs during such ten trading day period or thereafter).
     “California Code” means the California Corporations Code and all amendments and additions thereto.
     “California Permit” has the meaning ascribed to it in Section 1.17.
     “Cash” means all cash on hand or in bank accounts, cash equivalents and short-term investments.
     “Cause” means:
               (i) the employee’s continued failure to substantially perform the material duties of his office (other than as a result of total or partial incapacity due to physical or mental illness),
               (ii) embezzlement or theft of the property of Parent or any of its Subsidiaries that is materially injurious to the financial condition of Parent or any of its Subsidiaries,
               (iii) the commission of any act or acts on the employee’s part resulting in the conviction of the employee of a felony under the laws of the United States or any state,
               (iv) the employee’s willful malfeasance or willful misconduct in connection with the employee’s duties to Parent or any of its Subsidiaries, or any other act or omission that is materially injurious to the financial condition or business reputation of Parent or any of its Subsidiaries or Affiliates, or

               (v) a material breach of any of the material provisions of (A) any non-compete, non-solicitation or confidentiality provisions to which the employee is subject, (B) any policy of Parent or any of its Subsidiaries to which the employee is subject, including policies regarding proprietary information, or (C) any other agreement with Parent or any of its Subsidiaries.
     However, no termination shall be deemed for Cause under clause (i), (iv) or (v) (if the act or omission is susceptible to cure) unless the employee is first given written notice by Parent or one of its Subsidiaries of the specific acts or omissions which Parent or such Subsidiary of Parent deems constitute grounds for a termination for Cause, is provided with at least thirty (30) days after such notice to cure the specified deficiency and fails to substantially cure such deficiency within such time frame.
     “CGCL” means the California General Corporation Law.
     “Certificate of Merger” has the meaning ascribed to it in Section 1.2.
     “Change of Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Parent, a subsidiary of Parent or a Parent employee benefit plan, including any trustee of such plan acting as trustee, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing fifty percent (50%) or more of the total voting power represented by Parent’s then outstanding voting securities; or (ii) a change in the composition of Parent’s board of directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or (iii) the consummation of a merger or consolidation of Parent or any direct or indirect subsidiary of Parent with any other corporation that has been approved by the stockholders of Parent, other than a merger or consolidation which would result in the voting securities of Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity, including any parent or holding company) at least fifty percent (50%) of the total voting power represented by the voting securities of Parent or such surviving or resulting entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of Parent approve a plan of complete liquidation of Parent; or (v) the consummation of the sale or disposition by Parent of all or substantially all the assets of Parent and its Subsidiaries, taken as a whole.
     “Claim Certificate” has the meaning ascribed to it in Section 7.5(a)(i).
     “Claimed Amount” has the meaning ascribed to it in Section 7.5(a)(i).
     “Closing” has the meaning ascribed to it in Section 1.2.
     “Closing Cash” has the meaning ascribed to it in Section 1.6(a).
     “Closing Cash Ratio” means the quotient obtained by dividing (a) (i) the Closing Cash, less (ii) the total aggregate amount of payments of the Preferred Stock Liquidation Preference made from the Closing Cash pursuant to Section 1.7(a)(i), by (b) the Aggregate Common Number, or if the amount in (a) is zero, then the Closing Cash Ratio shall equal zero.

     “Closing Company Indebtedness” means all Indebtedness of the Company as of the Effective Time, including (i) the Closing Founder Loan Cash, (ii) the amount required to repay, in full, the Parent Loan as of the Effective Time, including all accrued and unpaid interest through the Effective Time, and (iii) the amount required to repay, in full, Interim Company Indebtedness as of the Effective Time, including all accrued and unpaid interest thereon through the Effective Time. For the avoidance of doubt, (a) such Indebtedness shall not include trade payables (including amounts payable to NEC Electronics, America, Inc. for the purchase of semiconductor products), salary and other compensation payable to employees, directors and consultants, occupancy expenses related to leased real property, expenses under leases for personal property and other similar operating liabilities, in each case incurred and paid in the ordinary course of business of the Company and its Subsidiaries, and consistent with past practice, and (b) there shall be no adjustment in the Merger consideration, for the Company’s reasonable and documented Third-Party Expenses.
     “Closing Company Net Indebtedness” means the Closing Company Indebtedness less Cash as of the Effective Time; provided, however, that if the Company has incurred Interim Company Indebtedness, then Closing Company Net Indebtedness will be equal to Closing Company Indebtedness without adjustment for Cash as of the Effective Time.
     “Closing Date” has the meaning ascribed to it in Section 1.2.
     “Closing Escrow Shares” means the number of whole shares of Parent Common Stock (rounded up) equal to (a) the quotient obtained by dividing (i) $10,000,000 by (ii) the Calculated Stock Price, plus (b) ten percent of the Total Closing Shares.
     “Closing Founder Loan Cash” means the amount required to repay, in full, all Founder Loans as of the Closing Date, including all accrued and unpaid interest through the Closing Date.
     “Closing Shares” means the number of whole shares of Parent Common Stock equal to (a) the Total Closing Shares, less (b) the Closing Escrow Shares, less (c) the number of Stockholder Fund Escrow Shares.
     “Closing Stock Ratio” means the quotient obtained by dividing (a)(i) the number of Closing Shares, less (ii) the total aggregate amount, if any, of payments of the Preferred Stock Liquidation Preference made from the Closing Shares pursuant to Section 1.7(a)(i), by (b) the Aggregate Common Number.
     “COBRA” has the meaning ascribed to it in Section 2.14(f).
     “Company” has the meaning ascribed to it in the preamble of this Agreement. For the avoidance of doubt, references to the “Company” shall include the Company in limited liability company form prior to conversion to a corporate form on February 7, 2008.
     “Company Capital Stock” means all issued and outstanding shares of Company Common Stock and Company Preferred Stock.
     “Company Code” has the meaning ascribed to it in Section 2.17(b)(ii).

     “Company Common Stock” has the meaning ascribed to it in Section 2.3(a).
     “Company Disclosure Schedule” has the meaning ascribed to it in Article II.
     “Company Financials” means the Financial Statements and the Audited Financial Statements.
     “Company Indemnified Parties” has the meaning ascribed to it in Section 5.11(a).
     “Company Intellectual Property” means any Intellectual Property that (a) is owned by the Company or any of its Subsidiaries; (b) is licensed to the Company or any of its Subsidiaries; (c) was developed or created by or for the Company or any of its Subsidiaries; or (d) is used in or necessary for the conduct of the business of the Company or any of its Subsidiaries as presently or heretofore conducted, including any Intellectual Property (x) created by any of the Company’s founders, employees, independent contractors or consultants for or on behalf of the Company or any of its Subsidiaries or their respective predecessors, and (y) used in or necessary for the conduct of the Company’s or any of its Subsidiaries’ business (except to the extent owned by a third party under “work for hire” or similar doctrines) and created by any of the Founders prior to the creation of the Company.
     “Company Option(s)” means any Option to purchase Company Common Stock, excluding the Company Warrants, including those listed in Section 2.3(d) of the Company Disclosure Schedule.
     “Company Option Portion” has the meaning ascribed to it in Section 1.7(d)(i)(B).
     “Company Owned Intellectual Property” means any Intellectual Property that (a) is owned by the Company or any of its Subsidiaries, or (b) is exclusively licensed to the Company or any of its Subsidiaries.
     “Company Preferred Stock” has the meaning ascribed to it in Section 2.3(a).
     “Company Registered Intellectual Property” means all Registered Intellectual Property owned by, filed in the name of, assigned to or applied for by, the Company or any of its Subsidiaries.
     “Company Restricted Stock” means shares of Company Capital Stock issued pursuant to a Company Stock Plan that are subject to a repurchase option by the Company.
     “Company Securityholder” means the Eligible Securityholders and the holders of Company Preferred Stock immediately prior to the Effective Time.
     “Company Stock Plans” means the Company’s 2004 Long Term Incentive Compensation Plan, 2004 Equity Based Incentive Compensation Plan, 2008 Stock Option Plan, and Amended and Restated 2008 Stock Option Plan.
     “Company Stock Purchase Right” means a right to purchase Company Restricted Stock granted pursuant to a Company Stock Plan or otherwise.

     “Company Stockholder Approval” has the meaning ascribed to it in Section 5.2.
     “Company Stockholders” means all Persons that are the record holders of shares of Company Common Stock or Company Preferred Stock immediately prior to the Effective Time.
     “Company Subsidiary” means a Subsidiary of the Company.
     “Company Warrants” means any and all warrants to purchase Company Common Stock.
     “Company Welfare Plans” has the meaning ascribed to it in Section 5.22(b).
     “Competing Proposed Transaction” has the meaning ascribed to it in Section 4.2(a).
     “Confidential Contracts” has the meaning ascribed to it in Section 2.18(d).
     “Confidential Terms” has the meaning ascribed to it in Section 2.18(d).
     “Confidentiality Agreement” has the meaning ascribed to it in Section 5.4.
     “Contingent Payment Agreement” has the meaning ascribed to it in Recital G to this Agreement.
     “Contingent Rights” means the right of each of the Eligible Securityholders to potentially receive Earn Out Shares or Escrow Shares pursuant to the terms of this Agreement, and the right to receive any distribution of cash for any fractional interest in connection therewith pursuant to Section 1.9.
     “Continuing Employees” has the meaning ascribed to it in Section 5.22(a).
     “Contract” means any contract, agreement, commitment or other instrument or understanding or arrangement of any kind, including any amendment, supplement, modification, extension or renewal in respect of the foregoing, in each case, whether written or oral.
     “Covered Actions” means the Pending Actions and any potential future Action or Proceeding to the extent based on infringement of the Broadcom Related Patents by Parent or the Company.
     “Department of Labor” means the United States Department of Labor.
     “DGCL” means the Delaware General Corporation Law.
     “Discovery Time” has the meaning ascribed to it in Section 5.27(c).
     “Disputed Amounts” has the meaning ascribed to it in Section 7.6(c).
     “Dissenting Shares” has the meaning ascribed to it in Section 1.10(a).
     “DOJ” means the United States Department of Justice.

     “Drag Along Stockholder” has the meaning ascribed to it in the Company’s certificate of incorporation in effect on the date hereof.
     “Earn-Out Delivery Date” means the First Earn Out Delivery Date and/or the Second Earn Out Delivery Date, as applicable.
     “Earn-Out Determination” has the meaning set forth in Section 1.15(b)(i).
     “Earn-Out Dispute Notice” has the meaning ascribed to it in Section 1.15(b)(i).
     “Earn-Out Escrow Shares” means ten percent of the Earn Out Shares, if, as and when such Earn Out Shares become earned and distributable under this Agreement and its Schedules, Exhibits and attachments.
     “Earn-Out Exchange Ratio” means the First Earn Out Exchange Ratio and/or the Second Earn Out Exchange Ratio, as applicable.
     “Earn-Out Operating Restrictions” has the meaning ascribed to it in Section 5.25(a).
     “Earn-Out Period” has the meaning ascribed to it in Section 5.25(a).
     “Earn-Out Shares” means 4,000,000 shares of Parent Common Stock, that may become payable by Parent upon achievement of the Milestones described in Section 1.15 and Schedule 1.15, subject to adjustment pursuant to Section 1.8.
     “Earn-Out Trigger Event” has the meaning set forth in Section 5.25(b).
     “Effective Time” has the meaning ascribed to it in Section 1.2.
     “Eligible Securityholder” means, holders of (i) Company Common Stock, or (ii) unexpired and unexercised Company Options (other than Non-Continuing Options, with respect to such Non-Continuing Options); or (iii) granted but unissued shares of Company Restricted Stock outstanding immediately prior to the Effective Time, each as of immediately prior to the Effective Time, other than such holders of Dissenting Shares.
     “Environment” means air, surface water, ground water, or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish, biota or other natural resources.
     “Environmental Clean-up Site” means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites relating to investigation or cleanup, or that is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any location at which there has been a Release or threatened or suspected Release of a Hazardous Material.
     “Environmental Law” means any federal, state, local or foreign environmental, health and safety or other Law relating to Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water

Pollution Control Act, the Solid Waste Disposal Act, and the Federal Insecticide and Fungicide and Rodenticide Act.
     “Environmental Permit” means any Permit required under or in connection with any Environmental Law and includes any and all Orders or binding agreements issued by or entered into with a Governmental or Regulatory Authority.
     “Equity Equivalents” means securities (including warrants and options to purchase any shares of capital stock) that, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities of a corporation (or equivalent securities of any non-corporate entity) or any of its Subsidiaries, and any other profits interests, equity equivalent or ownership interests entitling the holder thereof to vote with respect to matters involving a corporation (or equivalent securities of any non-corporate entity) or its Subsidiaries, or to share in its profits, or to share in its distributions upon its liquidation, or the sale or transfer of its assets, and any securities exercisable, or exchangeable for, or convertible into, such equity equivalents.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” has the meaning ascribed to it in the definition of “Plan” in this Section 10.1.
     “Escrow Agent” has the meaning ascribed to it in Section 7.6(a).
     “Escrow Agreement” has the meaning ascribed to it in Section 7.6(a).
     “Escrow Fund” has the meaning ascribed to it in Section 7.6(a).
     “Escrow Payment” has the meaning ascribed to it in Section 1.11(a)(iii).
     “Escrow Shares” means (a) the Closing Escrow Shares, plus (b) the Stockholder Fund Escrow Shares, plus (c) the Earn Out Escrow Shares.
     “Escrow Stock Ratio” means for any Escrow Payment, the quotient obtained by dividing (i) the number of whole shares of Parent Common Stock released in such Escrow Payment for payment to the Eligible Securityholders, less the total aggregate amount, if any, of payments of the Preferred Stock Liquidation Preference made from such Escrow Payment pursuant to Section 1.7(a)(i), by (ii) the Aggregate Common Number.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.
     “Exchange Agent” means U.S. Bank National Association.
     “Expiration Date” has the meaning ascribed to it in Section 7.1(a).
     “Fairness Hearing” has the meaning ascribed to it in Section 1.17.

     “Final Distribution Date” has the meaning ascribed to it in Section 7.6(d).
     “Final Earn Out Amount” has the meaning ascribed to it in Section 1.15(b)(i).
     “Final Termination Date” has the meaning ascribed to it in Section 8.1(b).
     “Financial Statement Date” means December 31, 2009.
     “Financial Statements” means, collectively, the unaudited consolidated balance sheets of the Company and its Subsidiaries as of each of the fiscal years ended December 31, 2007, 2008 and 2009, and the related unaudited consolidated statement of operations, stockholders’ equity and cash flows for the fiscal years then ended, in each case, together with the notes thereto, and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the fiscal quarter ended March 31, 2010, and the related unaudited consolidated statement of operations, stockholders’ equity and cash flows for the quarter then ended, together with the notes thereto.
     “First Earn Out Delivery Date” means the date by which the First Earn Out Shares must be delivered with respect to the First Milestone, as described in Item 1 of Schedule 1.15, which shall be promptly, and in no event later than ten Business Days, after the determination of whether the first Milestone (as described in Item 1 of Schedule 1.15) has been met.
     “First Earn Out Exchange Ratio” means the quotient obtained by dividing (a) the number of First Earn Out Shares less the ten percent of such number of shares that constitutes Earn Out Escrow Shares (with the disposition of such Earn Out Escrow Shares to be determined under the rules pertaining to such Escrow Shares), less the total aggregate amount, if any, of payments of the Preferred Stock Liquidation Preference made from the First Earn Out Shares pursuant to Section 1.7(a)(i), by (b) the Aggregate Common Number.
     “First Earn Out Shares” means 2,000,000 shares of Parent Common Stock, subject to the limitations in Schedule 1.15, subject to adjustment pursuant to Section 1.8.
     “Founder Loans” means the loans by Raju Vegesna to the Company, pursuant to that certain Note, dated May 11, 2007 and that certain Note, dated February 7, 2008.
     “Founders” means Raju Vegesna, Sujith Arramreddy and Sai Gadiraju.
     “FTC” means the United States Federal Trade Commission.
     “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
     “Good Reason” means the employee’s resignation of his employment with Parent or one of its Subsidiaries as a result of the occurrence of one or more of the actions listed below, which such action or actions remain uncured for at least thirty (30) days following written notice from the employee to Parent describing the occurrence of such action or actions and asserting that such action or actions constitute grounds for a Good Reason resignation, which notice must be provided by the employee no later than ninety (90) days after the initial existence of such condition, provided that such resignation occurs no later than sixty (60) days after the expiration of the cure period. The actions constituting Good Reason are the following, if they occur without the employee’s express written consent:
               (i) any material diminution in the level of the employee’s authority, responsibilities or duties with Parent or its Subsidiary;
               (ii) a reduction of ten percent (10%) or more in the level of the base salary, target bonus, or employee benefits to be provided to the employee; or
               (iii) the relocation of the employee to a principal place of employment that increases the employee’s one-way commute by more than thirty-five (35) miles from the employee’s current principal place of employment.
     “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers.
     “Hazardous Material” means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls; (b) any chemical, material, substance or waste that is now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; or (c) any other chemical, material, substance or waste that is regulated under any Environmental Law by any Governmental or Regulatory Authority or that would reasonably be expected to constitute a nuisance.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Income Tax” means (a) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such Tax (domestic or foreign); or (b) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulations Section 1.1502-6 or comparable provisions of any Taxing Authority in respect of a Tax Return of a Person and its Subsidiaries and any consolidated, combined, unitary, Affiliates or aggregate group of which such Person or in any of its Subsidiaries is or has ever been a member or any Contract.
     “Incumbent Directors” means directors who either (A) are directors of Parent as of the date hereof, or (B) are elected, or nominated for election, to the board of directors of Parent with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination.
     “Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services, (d) under capital leases classified as such under GAAP and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person, excluding in each case trade payables or accruals incurred in the ordinary course of business.
     “Indemnified Party” means either a Seller Indemnified Party or Parent Indemnified Party, as the case may be, and “Indemnified Parties” means either Seller Indemnified Parties or Parent Indemnified Parties, as the case may be.
     “Indemnifying Party” and “Indemnifying Parties” means a party having an obligation to indemnify an Indemnified Party pursuant to Article VII.
     “Independent Accountants” means the Company’s independent accountants, which shall be KPMG, LLP, unless otherwise agreed by the parties.
     “Initial Escrow Date” has the meaning ascribed to it in Section 7.6(b).
     “Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.
     “Interest Accrual” means that aggregate amount of simple interest that would accrue on $50,000,000 from and including the date of this Agreement through but not including the Closing Date, assuming an annual interest rate of 5% per annum based on a year of 365 days.
     “Interim Company Indebtedness” means Indebtedness incurred by the Company after the date hereof for the purpose of funding the Company’s cash flow needs through the anticipated Closing Date, which Indebtedness, regardless of the lender, shall be on terms and conditions no more favorable to the lender than those that the Company could reasonably expect to obtain from an un-Affiliated third party lender, or other terms and conditions approved in advance in writing by Parent; provided, however, that Interim Company Indebtedness shall not include additional loans from Parent made pursuant to Section 5.29.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships or other Persons, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company or any of its Subsidiaries.
     “IRS” means the United States Internal Revenue Service or any successor entity.
     “IT” has the meaning ascribed to it in Section 5.19.
     “Knowledge” or any term of similar import means (a) with respect to the Company (or any of its Subsidiaries), the actual knowledge of the Founders, and (b) with respect to Parent, means the actual knowledge of Jim McCluney, Jeffrey Benck, Michael Rockenbach and Randall Wick; in each case, after such individuals have made reasonable inquiry and investigation of subordinate personnel.
     “Law” or “Laws” means any law, statute, Order, consent decree, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority, including common law.
     “Lease Documents” has the meaning ascribed to it in Section 2.15(d).
     “Leased Real Property” or “Leased Real Properties” has the meaning ascribed to it in Section 2.15(a).
     “Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, whether or not required by GAAP to be reflected in a consolidated balance sheet or notes thereto, or whether due or to become due.
     “License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including, if applicable, any covenants not to sue with respect to any Intellectual Property).
     “Lien” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities Law.
     “LLC Act” means the Delaware Limited Liability Company Act.

     “Loss” or “Losses” means (i) any and all damages, fines, fees, Taxes, penalties, amounts paid in respect of indemnification obligations, deficiencies, losses and liabilities, and (ii) costs and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts, or other reasonable expenses of litigation or other Actions or Proceedings or of any claim, default or assessment (such fees and expenses to include all reasonable fees and expenses, including reasonable fees and expenses of attorneys, incurred in connection with (a) the investigation or defense of any Third-Party Claims or (b) asserting or disputing any rights under this Agreement against any party hereto), in each case, net of any insurance proceeds actually received (offset by the receiving party’s reasonable and good faith estimate of the present value of any adverse effect on future premiums to be paid for such insurance as a result of such claim) or proceeds actually received by virtue of third-party indemnification.
     “Material Adverse Effect” with respect to any Person, means one or more occurrences, developments, conditions, circumstances or events (whether or not covered by insurance) which, individually or in the aggregate, result in any material and adverse change in or effect on the business, operations, assets, financial condition or operating results of such Person and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change or effect to the extent arising from or relating to (1) the public announcement of this Agreement and the transactions contemplated hereby, (2) changes in general business or economic conditions; but only to the extent any such change or effect does not disproportionately impact the business of such Person (relative to the impact on the business of other participants in the industry in which such Person operates), (3) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (4) changes in the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (5) changes in GAAP or any Law or industry standard, or (6) with respect to the Company and its Subsidiaries after the effectiveness of this Agreement, (i) any of the matters described in Section 7.2(b)(i) or (ii) or (ii) any of the exceptions to the Company’s representations and warranties set forth in the Company Disclosure Schedule.
     “Material Contract” means any Contract (whether oral or written) that is material to the Company and its Subsidiaries, taken as a whole, including but not limited to the following Contracts:
               (i) any distributor, sales, advertising, agency or manufacturer’s representative Contract;
               (ii) any continuing Contract for the purchase of materials, supplies, equipment or services involving in the case of any such Contract more than $250,000 over the life of the Contract;
               (iii) any continuing Contract that involves performance of services or delivery of products of the Company or any of its Subsidiaries, except for

Contracts involving payments by or to the Company or its Subsidiaries of less than $50,000 annually or $100,000 in the aggregate;
               (iv) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any Indebtedness, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
               (v) any Contract for capital expenditures in excess of $250,000 in the aggregate;
               (vi) any license, option, escrow agreement or other Contract relating in whole or in part to Intellectual Property, other than non-exclusive licenses contained in Contracts with customers entered into in the ordinary course of business and licenses for standard “off-the-shelf” software;
               (vii) any Contract limiting the freedom of the Company, its Subsidiaries or any of their respective Affiliates to engage or compete in any line of business or to compete in any area, or any confidentiality, secrecy or non-disclosure Contract;
               (viii) any Contract that is not terminable by the Company or its Subsidiaries upon 90 days (or less) notice by the Company or the applicable Subsidiary without penalty or obligation to make payments based on such termination and that (A) requires payments by the Company or its Subsidiaries, in the aggregate, in excess of $250,000 (either alone or pursuant to a series of related Contracts), or (B) requires the Company or any of its Subsidiaries to provide services to any Person after the Closing;
               (ix) any Contract with any current or former director, officer, employee or consultant of the Company or any Subsidiary that cannot be terminated by the Company or such Subsidiary without premium or penalty within thirty days;
               (x) any employee collective bargaining agreement or other Contract with any labor union;
               (xi) any Contract of guarantee or any similar commitment with respect to, the obligations, Indebtedness or other Liabilities (whether accrued, absolute, contingent or otherwise) of any other Person; and any amendment, supplement, modification, extension or renewal in respect of the foregoing;
               (xii) any Contract providing for the purchase or other acquisition of any business or operations of another Person, whether through merger, stock purchase, asset purchase or otherwise; and
               (xiii) any Contract pursuant to which any other Person is granted exclusive marketing or other exclusive rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries.

     “Merger” has the meaning ascribed to it in Recital A to this Agreement.
     “Merger Sub” has the meaning ascribed to it in the preamble of this Agreement.
     “Milestone” has the meaning ascribed to it in Schedule 1.15(a).
     “Modification” has the meaning ascribed to it in Section 2.17(b)(ii).
     “Non-Competition Agreement” has the meaning ascribed to it in Recital G to this Agreement.
     “Non-Continuing Options” shall mean all Company Options that are unvested or unexercisable and (i) outstanding and unexercised immediately prior to the Effective Time and (ii) listed on Schedule 10.1 NCO, such Schedule to be supplied by Parent (and delivered to Company), acting in good faith, at least seven Business Days prior to the anticipated Closing Date.
     “NYSE” means the New York Stock Exchange.
     “Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract (other than the Company Preferred Stock) that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other Equity Equivalents of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other Equity Equivalents of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other Equity Equivalents of such Person, including any rights to participate in the equity, income, profits or election of directors or officers of such Person.
     “Option Cash” has the meaning ascribed to it in Section 1.7(d)(i)(C).
     “Option Shares” mean any shares of Parent Common Stock issued upon exercise of a Substituted Parent Option on or before December 31, 2010.
     “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority or arbitrator (in each such case whether preliminary or final).
     “Other Tax” means any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign).
     “PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.
     “Parent” has the meaning ascribed to it in the preamble of this Agreement.

     “Parent Common Stock” means the common stock, par value $0.10 per share of Parent.
     “Parent Financial Statements” has the meaning ascribed to it in Section 3.4(b).
     “Parent Fund” has the meaning ascribed to it in Section 7.4(a).
     “Parent Indemnified Party” or “Parent Indemnified Parties” has the meaning ascribed to it in Section 7.2(a).
     “Parent Loan” means that certain loan made to the Company by Parent pursuant to the Amended and Restated Loan Agreement, dated December 2, 2009, between the Company and Parent, pursuant to which Parent lent to the Company an aggregate of $25,000,000.
     “Parent Welfare Plans” has the meaning ascribed to it in Section 5.22(b).
     “Pending Actions” has the meaning ascribed to it in Section 7.8.
     “Permit” means any license, permit, approval, consent, franchise or authorization.
     “Permit Application” has the meaning ascribed to it in Section 2.34(c).
     “Permitted Liens” means (a) Liens disclosed in the balance sheet contained in the Unaudited 2009 Financial Statements; (b) Liens for Taxes not yet due and payable or being contested in good faith; (c) deposits or pledges of cash to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) Liens consisting of zoning or planning restrictions, and easements and other restrictions or limitations on the use of real property of record; (e) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, utility deposits and other obligations of like nature arising in the ordinary course of business; and (f) mechanics’, workers’, landlords’, materialmen’s or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith and are not, individually or in the aggregate, material in amount.
     “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or other entity or any Governmental or Regulatory Authority.
     “Plan” means (a) each of the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA, of which any of the Company, any Subsidiary, or any member of the same controlled group of businesses as the Company or any Subsidiary within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) is a sponsor or participating employer or as to which the Company or any Subsidiary or any of their ERISA Affiliates makes contributions or is required to make contributions, and (b) any similar employment, severance or other arrangement or policy of any of the Company, any Subsidiary or any of their ERISA Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.
     “Preferred Stock Liquidation Preference” means an amount in cash equal to $11.764653 per share.
     “Pro Rata Portion” for each Eligible Securityholder, means the fraction obtained by multiplying (i) the aggregate number of shares of Company Common Stock (A) held by such Eligible Securityholder immediately prior to the Effective Time, plus (B) issuable to such Eligible Securityholder upon exercise of Company Options (excluding Non-Continuing Options) outstanding immediately prior to the Effective Time, by (ii) the Pro Rata Share.
     “Pro Rata Share” means, as applied to any share of Company Common Stock (including shares of Company Common Stock subject to a Company Option), the quotient obtained by dividing One by the Aggregate Common Number.
     “Proposal Notice” has the meaning ascribed to it in Section 4.2(b).
     “Protected Group” means Arnold & Porter LLP, Amir Ohebsion, a Professional Corporation, or Richard McCoy.
     “PTO” means the United States Patent and Trademark Office.
     “Qualifying Amendment” means a modification, withdrawal, amendment or other alteration of (i) the unanimous recommendation of the board of directors of the Company that the Company’s stockholders adopt this Agreement and approve and execute such other documents as may be required to satisfy the applicable requirements of the DGCL or the California Code and applicable securities laws, including the Securities Act, in connection with the issuance and sale of Parent Common Stock in the Merger, and (ii) the unanimous conclusion of the board of directors of the Company that the terms and conditions of this Agreement and the Merger are advisable, fair to, and in the best interests of, the Company’s stockholders, in each case in a manner that is adverse to Parent that (a) is made after receipt of a Superior Proposal, which is still pending, and (b) in the good faith judgment of the board of directors of the Company (after consultation with outside counsel) not taking such action would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law as a result of such Superior Proposal. No Qualifying Amendment shall withdraw or unreasonably delay submission of the proposal for adoption of this Agreement by the stockholders of the Company.
     “Registered Intellectual Property” means all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, other registrations or applications to trademarks or service marks; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental or Regulatory Authority.
     “Related Securities Action” has the meaning ascribed to it in Section 7.5(c)(iii).

     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.
     “Representatives” means, as to any Person, such Person’s (i) Affiliates and its and their respective directors, officers, employees, agents, representatives, advisors (including, without limitation, financial advisors, legal counsel and accountants), (ii) owners of more than fifteen percent of such Person’s equity securities (on a fully-diluted basis), (iii) controlling Persons and (iv) the respective directors, officers, employees, agents, representatives, and advisors (including, without limitation, financial advisors, legal counsel and accountants) of the Persons listed in clauses (ii) and (iii).
     “Restricted Stock Purchase Agreement” means a Restricted Stock Purchase Agreement in one of the forms attached to one of the Company Stock Plans pursuant to which the Company has sold Company Restricted Stock or issued Company Stock Purchase Rights or as may otherwise have been entered into by the Company prior to the date of this Agreement and provided to Parent prior to the date of this Agreement.
     “SEC” means the Securities and Exchange Commission or any successor entity.
     “SEC Documents” means, each report, schedule, form, statement or other document filed or required to be filed since January 1, 2007, with the SEC by Parent pursuant to Section 13(a) of the Exchange Act.
     “Second Earn Out Delivery Date” means the date by which the Second Earn Out Shares must be delivered with respect to the Second Milestone, as described in Item 2 of Schedule 1.15, which shall be promptly, and in no event later than ten Business Days, after final determination of the Revenue (as defined in Item 2 of Schedule 1.15).
     “Second Earn Out Exchange Ratio” means the quotient obtained by dividing (a) the number of Second Earn Out Shares less the ten percent of such number of shares that constitutes Earn Out Escrow Shares (with the disposition of such Earn Out Escrow Shares to be determined under the rules pertaining to such Escrow Shares) less the total aggregate amount, if any, of payments of the Preferred Stock Liquidation Preference made from the Second Earn Out Shares pursuant to Section 1.7(a)(i), by (b) the Aggregate Common Number.
     “Second Earn Out Shares” means 2,000,000 shares of Parent Common Stock, subject to the limitations in Schedule 1.15, subject to adjustment pursuant to Section 1.8.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.
     “Seller Claim” has the meaning ascribed to it in Section 7.5(c)(iii).
     “Seller Indemnified Party” or “Seller Indemnified Parties” has the meaning ascribed to it in Section 7.3.
     “Share Transfer Documents” has the meaning ascribed to it in Section 6.3(n).

     “Site” means any of the real properties currently or previously owned, leased, occupied, used or operated by the Company or any Subsidiary of the Company, any predecessors of the Company or any Subsidiary of the Company, or any entities previously owned by the Company or any Subsidiary of the Company, including all soil, subsoil, surface waters and groundwater.
     “Stockholder Agent” has the meaning ascribed to it in the preamble of this Agreement.
     “Stockholder Agent Fund” has the meaning ascribed to it in Section 7.7(d).
     “Stockholder Fund Escrow Shares” means shares of Parent Common Stock with a value of $100,000, based on the Calculated Stock Price, to be distributed as set forth in the Escrow Agreement and Section 7.7(d).
     “Subsidiary” means any Person in which the Company, Parent or Surviving Company, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least fifty percent of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.
     “Substituted Parent Option” has the meaning ascribed to it in Section 1.7(d).
     “Substituted Parent Optionholder” means a holder of a Substituted Parent Option.
     “Superior Proposal” means a bona fide unsolicited written Competing Proposed Transaction (except that for purposes thereof, references in the definition of “Business Combination” to “5%” shall be replaced by “50%”) made by a third party to the board of directors of the Company first made after the date of this Agreement, which did not result from a breach of Section 4.2(a), and which in the good faith judgment of the board of directors of the Company (after consultation with its outside counsel), taking into account all such factors as it considers to be appropriate, including the legal, financial (including any financing terms), timing, regulatory and other aspects of the Competing Proposed Transaction, (a) if consummated, would result in a transaction that is more favorable to the Company’s stockholders from a financial point-of-view than the Merger, taking into account, among other things, any changes to the terms of this Agreement offered by Parent in response to such Competing Proposed Transaction or otherwise; and (b) is reasonably expected to be completed in accordance with its terms, taking into account all financial (including any financing terms), legal, regulatory and other aspects of such proposal.
     “Support Agreement” has the meaning ascribed to it in Recital G to this Agreement.
     “Surviving Company” has the meaning ascribed to it in Section 1.1.
     “Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under applicable Laws, including, without limitation, Section 203 of the DGCL.
     “Tax” or “Taxes” means Income Taxes and/or Other Taxes, as the context requires.

     “Tax Law” means the Internal Revenue Code, federal, state, county, local or foreign Laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.
     “Tax Returns” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.
     “Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.
     “Terminated Company Employee” has the meaning ascribed to it in Section 1.7(d)(vii).
     “Termination Fee” has the meaning ascribed to it in Section 5.5(b).
     “Third-Party Claim” has the meaning ascribed to it in Section 7.5(b)(i).
     “Third-Party Claimant” means any Person making a claim, other than (i) Parent, Merger Sub, or other Parent Indemnified Party, on the one hand, making a claim for indemnification hereunder against any Company Securityholder, the Stockholder Agent, in his capacity as such, or the Escrow Fund, on the other, or (ii) any Seller Indemnified Party, on the one hand, making a claim for indemnification hereunder against Parent, on the other.
     “Third-Party Code” has the meaning ascribed to it in Section 2.17(b)(ii).
     “Third-Party Expenses” has the meaning ascribed to it in Section 5.5(a). For the avoidance of doubt, Third Party Expenses of the Company includes any and all amounts payable to BDO Siedman, LLP with respect to work done pursuant to that certain engagement letter dated January 29, 2010, and to KPMG LLP, in each case relating to this Agreement and the transactions contemplated hereby.
     “Total Closing Shares” means 8,000,000 shares of Parent Common Stock, subject to adjustment pursuant to Section 1.8.
     “Unaudited 2009 Financial Statements” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2009, and the related unaudited consolidated statement of operations, stockholders’ equity and cash flows for the fiscal year then ended, in each case, together with the notes thereto.
     “Unpaid Third-Party Expenses” has the meaning ascribed to it in Section 1.6(d).
     “Unsatisfied Claims” has the meaning ascribed to it in Section 7.6(c).
     “Unvested Substituted Parent Option” means, as of any applicable measurement date, the portion, if any, of the Company Options that have been assumed by Parent under this Agreement and substituted with Substituted Parent Options and that have not vested or been canceled as of such date. For the avoidance of doubt, the aggregate Pro Rata Portion attributable to all Unvested Substituted Parent Options at any time shall equal the aggregate Pro Rata Portion attributable to all unvested portions of Company Options for which such Unvested Substituted Parent Options were substituted.
     10.2 Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company and its Subsidiaries, taken as a whole, (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (vii) the term “or” is not exclusive and shall mean “and/or,” and (viii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement. For purposes of this Agreement, “commercially reasonable efforts” will not be deemed to require a Person to undertake extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms “party” or “parties” refer to Parent, Merger Sub, the Company, and, with respect to Article VII, Article IX and Article X only, the Stockholder Agent, and the terms “third party” or “third parties” refer to Persons other than Parent, Merger Sub, the Company, or, with respect to Article VII, Article IX and Article X only, the Stockholder Agent.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, Merger Sub, and the Company, and with respect to Article VII, Article IX and Article X only, the Stockholder Agent, have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

EMULEX CORPORATION
By:	/s/ James M. McCluney
Name:	James M. McCluney
Title:	President and Chief Executive Officer

TORTUGA ELECTRONICS LLC
By:	/s/ James M. McCluney
Name:	James M. McCluney
Title:	President and Chief Executive Officer

SERVERENGINES CORPORATION
By:	/s/ Raju Vegesna
Name:	Raju Vegesna
Title:	President and Chief Executive Officer

STOCKHOLDER AGENT
By:	/s/ Raju Vegesna
Name:	Raju Vegesna

[Signature Page to Agreement and Plan of Merger]